   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997.

                                                      REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          BUCYRUS INTERNATIONAL, INC.
                        BOONVILLE MINING SERVICES, INC.
                                 MINSERCO, INC.
                              VON'S WELDING, INC.
     (Exact names of Registrants as specified in their respective charters)

              DELAWARE                                 3531                                39-0188050
              DELAWARE                                 3531                                36-3705811
              DELAWARE                                 3531                                39-1604081
               WYOMING                                 3531                                83-0251403
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)          Classification Code Numbers)               Identification Nos.)

                                  P.O. BOX 500
                             1100 MILWAUKEE AVENUE
                         SOUTH MILWAUKEE, WI 53172-0500
                                 (414) 768-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                             WILLARD R. HILDEBRAND
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          BUCYRUS INTERNATIONAL, INC.
                                  P.O. BOX 500
                             1100 MILWAUKEE AVENUE
                         SOUTH MILWAUKEE, WI 53172-0500
                                 (414) 768-4000
  (Address, including zip code, and telephone number, including area code, of agent for service of process)
                            ------------------------

                Please address a copy of all communications to:

                           ANDREW J. GUZIKOWSKI, ESQ.
                          WHYTE HIRSCHBOECK DUDEK S.C.
                           111 EAST WISCONSIN AVENUE
                                   SUITE 2100
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 273-2100
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                          PROPOSED            PROPOSED
                                                                           MAXIMUM             MAXIMUM            AMOUNT OF
          TITLE OF EACH CLASS OF                  AMOUNT TO BE         OFFERING PRICE         AGGREGATE         REGISTRATION
        SECURITIES TO BE REGISTERED                REGISTERED             PER UNIT         OFFERING PRICE            FEE
--------------------------------------------------------------------------------------------------------------------------------
9 3/4% Senior Notes Due 2007...............     $150,000,000.00              Par                 Par             $45,455.00
================================================================================================================================

(1) To be offered to the public in exchange for the Registrant's existing 9 3/4% Senior Notes due 2007.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of calculating the registration fee.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          BUCYRUS INTERNATIONAL, INC.
                        BOONVILLE MINING SERVICES, INC.
                                 MINSERCO, INC.
                              VON'S WELDING, INC.

  CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-4

            S-4 ITEM NO. AND DESCRIPTION                   LOCATED UNDER CAPTION IN PROSPECTUS
----------------------------------------------------    ------------------------------------------
A.        INFORMATION ABOUT THE TRANSACTION:
          ------------------------------------------
          Forepart of Registration Statement and
1.        Outside Front Cover Page of Prospectus....    Outside front cover page
          Inside Front and Outside Back Cover Pages
2.        of Prospectus.............................    Inside front cover page; "Available
                                                        Information;" "Incorporation of Certain
                                                        Information by Reference;" "Table of
                                                        Contents"
          Risk Factors, Ratio of Earnings to Fixed
3.        Charges and Other Information.............    "Summary;" "Risk Factors"
          Terms of the Transaction..................    "The Exchange Offer;" "Description of the
4.                                                      Notes"
          Pro Forma Financial Information...........    "Unaudited Pro Forma Combined Condensed
5.                                                      Financial Statements"
          Material Contacts with Company Being
6.        Acquired..................................    NOT APPLICABLE
          Additional Information Required for Re-
7.        offering by Persons and Parties Deemed to
          be Underwriters...........................    NOT APPLICABLE
          Interests of Named Experts and Counsel....    NOT APPLICABLE
8.
          Disclosure of Commission Position on
9.        Indemnification for Securities Act
          Liabilities...............................    "Certain Relationships and Related
                                                        Transactions"
B.        INFORMATION ABOUT THE REGISTRANT:
          ------------------------------------------
          Information with Respect to S-3
10.       Registrants...............................    NOT APPLICABLE
          Incorporation of Certain Information by
11.       Reference.................................    NOT APPLICABLE
          Information with Respect to S-2 or S-3
12.       Registrants...............................    NOT APPLICABLE
          Incorporation of Certain Information by
13.       Reference.................................    NOT APPLICABLE

14.        Information with Respect to Registrants Other Than
           S-2 or S-3 Registrants..............................  "Acquisition of the Company by AIP;"
                                                                 "Capitalization;" "Selected Consolidated Financial
                                                                 Data;" "Management's Discussion and Analysis of
                                                                 Financial Condition and Results of Operations;"
                                                                 "Business;" "Management;" "Certain Relationships and
                                                                 Related Transactions;" "Principal Shareholders;"
                                                                 "Revolving Credit Facility;" "Index to Financial
                                                                 Statements"
C.         INFORMATION ABOUT THE COMPANY BEING ACQUIRED:
           ----------------------------------------------------------------------------------------------------------
           Information with Respect to S-3
15.        Companies...........................................  NOT APPLICABLE
           Information with Respect to S-2 or S-3 Companies....  NOT APPLICABLE
16.
           Information with Respect to Companies Other Than S-2
17.        or S-3 Companies....................................  NOT APPLICABLE
D.         VOTING AND MANAGEMENT INFORMATION:
           ----------------------------------------------------
           Information if Proxies, Consents, or Authorizations
18.        Are to be Solicited.................................  NOT APPLICABLE
           Information if Proxies, Consents, or Authorizations
19.        Are Not to be Solicited in an Exchange Offer........  "Management;" "Principal Shareholders"

PROSPECTUS

BUCYRUS INTERNATIONAL, INC.                                       [BUCYRUS LOGO]

 OFFER TO EXCHANGE 9 3/4% SENIOR NOTES DUE 2007 FOR ANY AND ALL EXISTING NOTES (AS DEFINED) AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE
      OFFER ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER  ,
                             1997, UNLESS EXTENDED.

Bucyrus International, Inc., a Delaware corporation ("Bucyrus" and, together with its subsidiaries, the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange up to $150,000,000 aggregate principal amount of its 9 3/4% Senior Notes Due 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for a like principal amount of its outstanding 9 3/4% Senior Notes Due 2007 (the "Existing Notes" and, together with the Exchange Notes, the "Notes"). The Existing Notes were originally issued in a transaction that was exempt from registration under the Securities Act (the "Private Offering") and since such issuance have been resold to (i) qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A") and (ii) non-U.S. persons outside the United States of America in accordance with Regulation S under the Securities Act ("Regulation S"). The terms of the Exchange Notes are identical in all material respects to the terms of the Existing Notes that are to be exchanged therefor except that the Exchange Notes have been registered under the Securities Act and will not bear legends restricting the transferability thereof, certain registration rights relating to the Existing Notes will terminate upon completion of the Exchange Offer, and, if the Exchange Offer is not consummated by March 23, 1998, Liquidated Damages (as defined) will accrue until but not including the date the Exchange Offer is consummated. See "Description of the Notes" and "Exchange Offer; Registration Rights." For federal income tax purposes, an exchange made pursuant to the Exchange Offer should not constitute a taxable exchange. See "Exchange Offer; Registration Rights -- Certain Federal Tax Consequences."

Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission" or "SEC"), as set forth in no-action letters issued to third parties, Bucyrus believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of Bucyrus within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders are not engaged in and do not intend to engage in, a distribution of such Exchange Notes and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and therefore there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

SEE "RISK FACTORS" ON PAGE 13 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November  , 1997.

Each holder of Existing Notes that desires to participate in the Exchange Offer, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. As described more fully herein, for a period of one year after the Expiration Date (as defined), Bucyrus will make this Prospectus available to any Participating Broker-Dealer (as defined) for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

EXCEPT AS DESCRIBED IN THE PRECEDING PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, A RESALE OR ANY OTHER RETRANSFER OF EXCHANGE NOTES.

The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered. The Exchange Offer will expire at 5:00 p.m., New York City time,
on December   , 1997, unless extended (the "Expiration Date"). Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by Bucyrus and the right of holders of Existing Notes to withdraw tenders prior to the acceptance thereof, Existing Notes validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. Exchange Notes to be issued in exchange for properly tendered Existing Notes will be mailed by the Exchange Agent (as defined herein) promptly after the acceptance thereof. In the event Bucyrus terminates the Exchange Offer and does not accept for exchange any Existing Notes, Bucyrus will promptly return the Existing Notes to the holders thereof. See "The Exchange Offer."

The Notes will mature on September 15, 2007. Interest on the Notes will be payable semiannually on March 15 and September 15 of each year, commencing March 15, 1998. The Existing Notes are, and the Exchange Notes will be, redeemable at the option of Bucyrus, in whole or in part, at any time on or after September 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time or from time to time on or prior to September 15, 2000, Bucyrus may redeem Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least 66% of the principal amount of the Notes originally issued remains outstanding after each such redemption. Upon a Change of Control (as defined), each holder of Notes will have the right to require Bucyrus to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Optional Redemption" and "-- Change of Control."

The Existing Notes are, and the Exchange Notes will be, general unsecured obligations of Bucyrus and rank senior in right of payment to all future Indebtedness (as defined) of Bucyrus that is expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of Bucyrus that are not so subordinated. The Existing Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed (collectively, the "Guarantees") by each domestic Restricted Subsidiary (as defined) (collectively, the "Guarantors"). Each Guarantee is a general unsecured obligation of the Guarantor thereof and ranks senior in right of payment to all future Indebtedness of such Guarantor that is expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated. The Existing Notes and the Guarantees are, and the Exchange Notes will be, effectively subordinated to secured obligations of Bucyrus and the Guarantors, respectively, to the extent of the assets securing such obligations. The Existing Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities, including Indebtedness, of Bucyrus' foreign subsidiaries.

As of June 30, 1997, on a pro forma basis after giving effect to the consummation of the Private Offering, the Bridge Loan (as defined), the Revolving Credit Facility (as defined), the repayment of the Secured Notes (as defined) and the payment of fees and expenses in connection with the foregoing (collectively referred to herein as the "Transactions"), the Company would have had approximately $36.0 million aggregate principal amount of secured indebtedness, $6.1 million of outstanding letters of credit, and $47.0 million of undrawn borrowings under the Company's $75.0 million credit facility entered into with Bank One, Wisconsin, as of September 24, 1997 (the "Revolving Credit Facility").

There has not previously been any public market for the Existing Notes or the Exchange Notes. Bucyrus does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market for the Notes." Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Notes could be adversely affected.

Bucyrus will not receive any proceeds from the Exchange Offer, but will bear certain offering expenses pursuant to the Registration Agreement, dated September 24, 1997 (the "Registration Agreement"), among Bucyrus and the Initial Purchasers (as defined) of the Existing Notes. The Exchange Offer is intended to satisfy certain of Bucyrus' obligations under the Registration Agreement, including the obligation to register the exchanged Existing Notes under the Securities Act. Upon the completion of the Exchange Offer, certain special rights under the Registration Agreement will terminate with respect to Existing Notes, and holders of Exchange Notes will not be entitled to such rights. See "The Exchange Offer -- Termination of Certain Rights." No dealer manager is being utilized in connection with the Exchange Offer.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" as used in this Prospectus means Bucyrus International, Inc. and its subsidiaries, before the Marion Acquisition described below. The pro forma information contained herein and elsewhere in this Prospectus gives effect to the Marion Acquisition and the AIP Merger (described below) as if both had occurred on January 1, 1996, or June 30, 1997, as indicated. See "Unaudited Pro Forma Combined Condensed Financial Statements." The principal executive offices of the Company are located at 1100 Milwaukee Avenue, P.O. Box 500, South Milwaukee, WI 53172-0500, and its telephone number is (414) 768-4000.

     The industry size and growth, market share, and competitive position data contained in this Prospectus are based on internal, industry, and other sources that are believed to be reliable. Such data are inherently imprecise, but the Company believes that such data are generally indicative of industry size and growth and the Company's relative market share and competitive position.

                               BUSINESS OVERVIEW

     The Company is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining and other earth moving operations, including rotary blast hole drills, electric mining shovels, and draglines. Bucyrus machines are used throughout the world by customers who mine coal, iron ore, copper, gold, phosphate, bauxite, oil sands, and other minerals, as well as for land reclamation activities. In addition to original equipment manufacturing ("OEM"), an important part of the Company's business consists of aftermarket sales, such as supplying parts, providing maintenance and repair services, and providing technical advice, as well as refurbishing and relocating older, installed machines. After giving pro forma effect to the Marion Acquisition, the Company's net sales for fiscal 1996 would have been $373.4 million, comprised of $143.8 million (39%) of new equipment sales and $229.6 million (61%) of aftermarket sales, fiscal 1996 EBITDA (as defined herein) would have been $34.0 million, and consolidated backlog would have been $243.5 million at June 30, 1997.

     The Company manufactures the world's top selling rotary blast hole drills, having produced a majority of the estimated 69 drills sold in the industry during 1995 and 1996. The Company's electric mining shovels hold a significant market position, particularly in developing areas of the world such as China and Chile, where the Company had an estimated 83% and 65% market share, respectively, over the last seven years. The Company also manufactures draglines, which are the industry's largest and most expensive type of equipment. While sales are sporadic, each dragline represents a significant sales opportunity, and in September 1997, the Company signed an agreement with an Australian mining company to build the world's fourth largest dragline, which is scheduled for completion by December 31, 1999. This is expected to generate net sales of approximately $57.5 million over the next two and a half years.

     The Company's aftermarket parts and service business caters primarily to its large installed equipment base. Aftermarket support is critical in enhancing machine longevity and productivity in the field, and its importance is a function of the size, expense, complexity, and long service life of this type of equipment. Over the life of a machine, net sales generated from aftermarket parts and services can exceed the original purchase price. As a result of the Marion Acquisition, management estimates that the Company has an installed equipment base of nearly 1,200 machines, consisting of approximately 380 operating draglines (approximately 90% of the world's installed base), approximately 310 operating rotary blast hole drills (approximately 65% of the world's installed base), and approximately 485 operating electric mining shovels (approximately 30% of the world's installed base). Management estimates that the replacement value of the Company's installed equipment base is in excess of $9 billion based upon current purchase prices for the same or similar machines.

     During the past three years, approximately 70% of the Company's new machine and aftermarket net sales have been in international markets. Among the more significant foreign markets for the Company's products and services are Australia and South Africa, as well as developing areas such as Chile and China. The Company has an established network of foreign subsidiaries and offices that directly market the Company's products and provide ongoing aftermarket services overseas. The Company believes that this approach offers better customer service and support by providing international customers with direct access to the Company's technological and engineering expertise.

                             THE MARION ACQUISITION

     On August 26, 1997, the Company consummated the acquisition (the "Marion Acquisition") of certain assets and liabilities of The Marion Power Shovel Company, a subsidiary of Global Industrial Technologies, Inc. ("Global"), and of certain subsidiaries and divisions of Global that represent Global's surface mining equipment business in Australia, Canada, and South Africa (collectively referred to herein as "Marion"). The purchase price for Marion was $40.1 million, subject to post-closing adjustments which would have reduced the purchase price by approximately $3.7 million if the Marion Acquisition had taken place on June 30, 1997.

     The Company financed the Marion Acquisition and related fees and expenses utilizing a $45.0 million unsecured bridge loan (the "Bridge Loan") provided by a former affiliate of the Company which has been repaid in full with a portion of the proceeds of the Private Offering.

     Marion manufactured large-scale surface mining excavation equipment, primarily draglines and electric mining shovels, and had a significant aftermarket parts and services business. For the fiscal year ended October 31, 1996, Marion had total net sales of $109.6 million, consisting of $36.4 million (33%) in new equipment sales and $73.2 million (67%) in aftermarket parts and service sales. See "Business -- The Marion Acquisition."

     The Marion Acquisition provides a number of benefits to the Company, including a substantial increase in the Company's worldwide installed equipment base, expansion of the Company's presence in several important markets, and the opportunity to achieve significant cost savings.

          INCREASED INSTALLED EQUIPMENT BASE. The Marion Acquisition increased the Company's installed equipment base from approximately 900 machines to nearly 1,200 machines worldwide, providing the Company with significantly greater opportunities to market its aftermarket parts and services.

          EXPANDED PRESENCE IN POTENTIALLY HIGH GROWTH MARKETS. The Marion Acquisition provides the Company with an increased strategic presence in markets that are anticipated to experience substantial growth over the next several years, such as India and Russia, through Marion's established relationships with local mining interests and governmental authorities.

          SIGNIFICANT COST SAVINGS. The Marion Acquisition results in pro forma cost savings of $12.5 million for fiscal 1996 as described below, and $5.9 million for the six months ended June 30, 1997, through the consolidation of manufacturing operations and the rationalization of engineering and administrative functions. In addition, the Company has identified an estimated $3.0 million in potential annual cost savings that are not reflected in the pro forma financial results. The cost savings reflected in the pro forma results and summarized below, and other anticipated cost savings, are based on assumptions and expectations that the Company believes to be reasonable, but are dependent on a variety of important factors. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion" and "Unaudited Pro Forma Combined Condensed Financial Statements."

          The Company is consolidating all of Marion's manufacturing operations into the Company's existing facilities as Marion's manufacturing facility was not acquired as part of the Marion

     Acquisition. This consolidation results in pro forma manufacturing cost savings of $5.0 million for fiscal 1996, including reductions in direct facility costs, fixed manufacturing administrative costs, and nonpayroll manufacturing costs. The Marion Acquisition also results in pro forma general and administrative cost savings for fiscal 1996 of $5.3 million through the consolidation of duplicative engineering, accounting, and other administrative staff, because only selected Marion employees were hired by the Company. In addition, the elimination of allocated corporate overhead charges results in pro forma cost savings of $2.2 million for fiscal 1996.

          The Company expects to generate the $3.0 million in additional cost savings not reflected in the pro forma financial results by reducing direct labor costs, consolidating engineering functions, eliminating marketing personnel, and closing certain duplicative parts and service locations resulting from the Marion Acquisition.

                       ACQUISITION OF THE COMPANY BY AIP

     On August 21, 1997, Bucyrus entered into an Agreement and Plan of Merger (the "AIP Agreement") with American Industrial Partners Acquisition Company, LLC ("AIPAC"), which is wholly owned by American Industrial Partners Capital Fund II, L.P. ("AIP"), and Bucyrus Acquisition Corp. ("BAC"), a wholly owned subsidiary of AIPAC. Pursuant to the AIP Agreement, on August 26, 1997, BAC commenced an offer to purchase for cash 100% of the common stock of Bucyrus (the "Common Stock") at a price of $18.00 per share (the "AIP Tender Offer"). Consummation of the AIP Tender Offer occurred on September 24, 1997, and BAC was merged with and into Bucyrus on September 26, 1997 (the "AIP Merger"). Bucyrus is the surviving entity in the AIP Merger and is currently wholly-owned by AIPAC.

     AIP is a private investment fund headquartered in San Francisco and New York with committed capital of approximately $574 million. AIP seeks to invest in companies with either a protected competitive position or proprietary capability, ideally combined with a leading market share. The firm does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired. See "Acquisition of the Company by AIP."

     Following consummation of the AIP Merger, Robert L. Purdum, an operating partner of AIP and former Chairman, President and Chief Executive Officer of Armco Inc., is expected to become the Company's Non-Executive Chairman of the Board. Although no specific arrangements are in place AIP intends to offer the Company's executive officers the opportunity to own up to 10% of the Company's equity through a combination of direct investments and option programs.

                               BUSINESS STRATEGY

     Following an in-depth, strategic review of management and operations in 1995, the Board of Directors refocused the Company's business strategy and hired a new management team, including Willard R. Hildebrand, President and Chief Executive Officer, and Daniel J. Smoke, Vice President and Chief Financial Officer. In addition, the Board increased the responsibilities of four other senior officers who had been with the Company for an average of 23 years. AIP intends to continue the Company's existing business strategy, which includes the following key elements:

          GROW THE AFTERMARKET BUSINESS. The Company has increased its focus on the important aftermarket business because of its attractive profit margins and its greater stability and predictability compared to the market for new equipment. In addition, providing aftermarket support, which is critical to maintain machine longevity and productivity in the field, enhances the Company's ability to secure new machine orders in the future. The Company's focus on its aftermarket business is reflected in a number of recently implemented strategic initiatives that include: (i) working with suppliers to increase stock levels of replacement parts to shorten response times to customer inquiries; (ii) installation of a new computerized parts quoting system to improve responsiveness to customer inquiries; (iii) forming a dedicated engineering team to focus on reducing manufacturing costs for replacement parts; (iv) enhancing relationships with key suppliers in order to reduce raw material and purchased part costs; (v) expanding the Company's facilities in important foreign markets, such as Chile and South Africa; (vi) investing additional capital in the Company's domestic repair and service subsidiaries, Boonville Mining Services, Inc. and Minserco, Inc.; and (vii) purchasing Von's Welding, Inc., an aftermarket supplier of mining machinery parts and services, located in Gillette, Wyoming, in North America's most important coal mining region.

          INCREASE OEM QUALITY AND PROFITABILITY. The Company is committed to increasing the profitability of OEM sales by improving the design and engineering of its existing line of machines, as well as developing new products. During 1996, the Company's engineering and service functions were significantly restructured in response to feedback from a customer focus group formed to provide direction to the Company's engineering development activities. A continuation of this close relationship with customers is fundamental to the Company's objective to become more market driven. Specific goals included reducing lead times, improving product quality and reliability, and improving profit margins on OEM sales. To further these goals, the Company has increased its investment in work-in-process inventory to reduce delivery times for new equipment orders. The Company's commitment to quality has been formally recognized by its receipt of ISO 9001 Certification from Det Norske Veritas, one of the world's leading standards organizations.

          MODERNIZE PLANT AND EQUIPMENT. During 1996, the Company began a number of initiatives to modernize its manufacturing facilities in order to reduce lead times and inventory levels, provide quicker turn around, and reduce overall costs of manufacturing both new machines and replacement parts. The most significant initiative is a three-year, $20 million modernization program at the Company's South Milwaukee facility. The program includes replacing approximately 47 older, less efficient machines with 14 technologically advanced machines, and upgrading 10 existing machine tools. As of June 30, 1997, approximately $5.5 million had been committed to this project and seven of the 14 machines had been installed, with the remainder scheduled for installation by early 1999. Following the completion of the modernization program, the Company expects to realize significant annual cost savings not reflected in the pro forma financial results through the reduction of labor, overhead, and raw materials costs.

          FOCUS ON STRATEGIC MARKETS. Although 76% of the Company's net sales of new machines have come from foreign markets during the past five years, management believes that North America (primarily the western United States, western Canada, and Mexico) continues to be one of the world's most important markets for surface mining equipment. Therefore, the Company's focus includes the strategic placement of its new, quality-engineered electric mining shovels in high-profile North American installations. The Company sold the first of these shovels in Canada in 1995, and in the United States and Mexico in 1996. The Company believes that these installations will create opportunities for increased new machine sales in North America. Management has been encouraged by repeat orders in 1997 for two additional shovels from one of these customers and the receipt of a shovel order from a new North American customer that has historically purchased all its equipment from the Company's primary competitor.

          EXPAND MARC PROGRAM. The Company is aggressively promoting its Maintenance and Repair Contracts ("MARCs"), under which mine operators outsource to the Company all regular maintenance services, repair functions and, in some cases, operation of the equipment serviced. MARCs offer the Company a generally predictable, high-margin revenue stream. The Company currently operates eight MARCs and is seeking to expand the MARC program, primarily in new mines.

     While a number of these initiatives have not been fully implemented and the anticipated benefits have not yet been fully realized, from 1995 to 1996 the Company's net sales increased 14%, from $231.9 million to $263.8 million, and EBITDA (as defined herein) improved from $12.7 million (5.5% of net sales) to $19.2 million (7.3% of net sales). For the first six months of 1997, as compared to the first six months of 1996, net sales increased 10%, from $130.8 million to $143.8 million, and EBITDA (as defined herein) improved from $9.3 million (7.1% of net sales) to $12.9 million (9.0% of net sales). The Company's consolidated backlog at June 30, 1997 increased 36% to $215.8 million from $158.7 million at December 31, 1996. The Marion Acquisition provides the Company with increased opportunities to implement these initiatives, particularly with respect to Marion's aftermarket business.

                                  RISK FACTORS

     Before exchanging Existing Notes for the Exchange Notes offered hereby, holders of Existing Notes should consider carefully the factors described in "Risk Factors" and all other information set forth in this Prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

Registration Agreement........   The Existing Notes were sold by Bucyrus on
                                 September 24, 1997 (the "Issue Date") to
                                 Salomon Brothers Inc, Jefferies & Company,
                                 Inc., and Donaldson, Lufkin & Jenrette
                                 Securities Corporation (the "Initial
                                 Purchasers"), which resold the Existing Notes to certain institutional investors in reliance on Rule 144A under the Securities Act. In connection therewith, Bucyrus executed and delivered, for the benefit of the holders of the Existing Notes, the Registration Agreement providing for, among other things, the Exchange
                                 Offer. See "The Exchange Offer -- General,"
                                 "Exchange Offer; Registration Rights" and "Plan of Distribution."

The Exchange Offer............   Bucyrus is offering to exchange up to
                                 $150,000,000 aggregate principal amount of the Exchange Notes for a like principal amount of Existing Notes. Bucyrus will issue the Exchange
                                 Notes on the earliest practicable date
                                 following the Expiration Date.

                                 Based on interpretations by the staff of the Commission, as set forth in several no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Bucyrus within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. The Commission, however, has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

                                 Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes pursuant to the Exchange Offer must acknowledge that such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for a period of one year after the Expiration Date in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Bucyrus has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any broker-dealer (which may include the Initial Purchasers) that elects to exchange Existing Notes, acquired for its own account as a result of market-making activities or other trading activities, for Exchange Notes (collectively, "Participating Broker-Dealers") for use in connection with any such resale. See "Plan of Distribution."

                                 Each holder of Existing Notes that desires to participate in the Exchange Offer, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. See "The Exchange Offer" and "Plan of Distribution."

Expiration Date...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on December   , 1997,
                                 unless the Exchange Offer is extended by Bucyrus in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
Exchange Notes and Existing
  Notes.......................   Holders of Existing Notes that are accepted for
                                 exchange will not receive any accrued interest thereon. However, each Exchange Note will bear interest from the most recent date on which interest has been paid on the corresponding
                                 Existing Note, or, if no interest has been paid, from September 24, 1997.

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by Bucyrus. See "The Exchange Offer --
                                 Conditions." The Exchange Offer is not
                                 conditioned upon any minimum aggregate
                                 principal amount of Existing Notes being tendered for exchange.

Withdrawal Rights.............   Subject to the conditions set forth herein,
                                 tenders of Existing Notes may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer --
                                 Withdrawal Rights."

Acceptance of Existing Notes
and Delivery of Exchange
  Notes.......................   Subject to the terms and conditions of the
                                 Exchange Offer, including the reservation of certain rights by Bucyrus, Bucyrus will accept for exchange any and all Existing Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. Subject to such terms and conditions, the Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. Any Existing
                                 Notes not accepted for exchange for any reason will be returned without cost to the tendering holder thereof promptly after the Expiration
                                 Date. See "The Exchange Offer -- Acceptance of
                                 Tenders."

Certain Federal Income Tax
  Consequences................   For federal income tax purposes, the exchange
                                 of an Existing Note for a Exchange Note should not constitute a taxable exchange by its holder. Accordingly, the holders should not recognize any taxable gain or loss upon such exchange. See "Exchange Offer; Registration
                                 Rights -- Certain Federal Tax Consequences."

Untendered Existing Notes.....   Holders of Existing Notes who do not tender
                                 their Existing Notes in the Exchange Offer or whose Existing Notes are not accepted for exchange will continue to hold such Existing
                                 Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture (as defined), except for any such rights, preferences or limitations which, by their terms, terminate or cease to be effective as a result of this Exchange Offer. All untendered and tendered but unaccepted Existing
                                 Notes will continue to be subject to certain restrictions on transfer provided therein. See
                                 "Risk Factors -- Restrictions on Transfer." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "Risk Factors -- Absence of a
                                 Public Market for the Notes" and "The Exchange
                                 Offer -- Certain Effects of the Exchange
                                 Offer."

Broker-Dealers................   Each broker-dealer that receives Exchange Notes
                                 for its own account in exchange for Existing
                                 Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Exchange Agent/Trustee........   Harris Trust and Savings Bank is serving as
                                 Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer and as Trustee ("Trustee") under the Indenture (as defined).

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The terms of the Exchange Notes and the Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes and except that, if the Exchange Offer is not consummated by March 23, 1998, Liquidated Damages (as defined in the Registration Agreement) will accrue until but excluding the date of consummation of the Exchange Offer.

Indenture.....................   The Existing Notes were, and the Exchange Notes
                                 will be, issued pursuant to an indenture dated as of September 24, 1997 among Bucyrus, the Guarantors, and the Trustee (the "Indenture").

Exchange Notes................   $150,000,000 in aggregate principal amount of
                                 9 3/4% Senior Notes Due 2007 of Bucyrus
                                 International, Inc. which have been registered under the Securities Act.

Maturity Date.................   September 15, 2007.

Interest Payment Dates........   Each March 15 and September 15, commencing
                                 March 15, 1998.

Ranking; Guarantees...........   The Existing Notes are, and the Exchange Notes
                                 will be, general unsecured obligations of Bucyrus and rank senior in right of payment to all future Indebtedness of Bucyrus that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of Bucyrus that are not so subordinated. The Existing Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by each domestic
                                 Restricted Subsidiary. Each Guarantee is a general unsecured obligation of the Guarantor thereof and ranks senior in right of payment to all future Indebtedness of such

                                 Guarantor that is, by its terms, expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated. The Existing Notes and the Guarantees are, and the Exchange Notes will be, effectively subordinated to secured obligations of Bucyrus and the Guarantors, respectively, to the extent of the assets securing such obligations. The Existing Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities, including Indebtedness, of Bucyrus' foreign subsidiaries.

Sinking Fund..................   None.

Optional Redemption...........   The Existing Notes are, and the Exchange Notes
                                 will be, redeemable, at the option of Bucyrus, in whole or in part, at any time on or after September 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time or from time to time on or prior to September 15, 2000, Bucyrus may redeem Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price in cash equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least
                                 66% of the principal amount of the Notes originally issued shall be outstanding after each such redemption. See "Description of the Notes -- Optional Redemption."

Change of Control.............   Upon the occurrence of a Change of Control,
                                 each holder of Notes will have the right to require Bucyrus to purchase all or a portion of such holder's Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In the event of a Change of Control, there can be no assurance that Bucyrus will have the financial resources or be permitted under the terms of its other indebtedness to purchase the Notes. See
                                 "Description of the Notes -- Change of
                                 Control."

Certain Covenants.............   The Indenture contains certain covenants that,
                                 among other things, limit the ability of Bucyrus and the Restricted Subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make other distributions with respect to capital stock; (iii) make certain investments; (iv) sell certain assets; (v) enter into certain transactions with affiliates; (vi) create liens; (vii) enter into certain sale and leaseback transactions; and
                                 (viii) enter into certain mergers and
                                 consolidations. Such covenants are subject to important qualifications and limitations. See
                                 "Description of the Notes -- Certain
                                 Covenants."

Registration Rights...........   The Company has filed a registration statement
                                 on Form S-4 (together with any amendments thereto, the "Registration Statement") with respect to the Exchange Offer made hereby, and has agreed to use its best efforts to cause the

                                 Registration Statement to become effective on or prior to February 21, 1998. In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit Bucyrus to effect the Exchange Offer made hereby, if the Registration Statement is not declared effective on or prior to February 21, 1998, if the Exchange Offer is not consummated on or prior to March 23, 1998 for any reason attributable to actions or inactions of Bucyrus, or under certain other circumstances, Bucyrus will, as promptly as practicable, file with the Commission a shelf registration statement with respect to the resale of the Existing Notes (the "Shelf Registration Statement"), use its best efforts to cause such Shelf Registration Statement to become effective generally within 30 days after the date on which Bucyrus is required to file the Shelf Registration Statement, and to keep the Shelf Registration Statement effective until three years after the effective date thereof (or until one year after such effective date if the Shelf Registration Statement is filed at the request of an Initial Purchaser). Upon consummation of the Exchange Offer, Bucyrus generally will have no further obligation to register the Existing Notes. See "Exchange Offer; Registration Rights."

Termination of Certain
Rights........................   Holders of Exchange Notes will not be entitled
                                 to certain rights under the Registration
                                 Agreement, including the right to require
                                 Bucyrus to file a registration statement with respect to the Exchange Notes, and to file a Shelf Registration Statement, except in certain limited circumstances. See "The Exchange Offer
                                 -- Termination of Certain Rights."

Absence of a Public Market for
the Exchange Notes............   The Exchange Notes will be new securities for
                                 which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice.
                                 Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq National Market.

Use of Proceeds...............   Bucyrus will not receive any proceeds from the
                                 Exchange Offer. The net proceeds to Bucyrus from the sale of the Existing Notes were used to purchase or redeem 100% of the Company's
                                 10.5% Secured Notes due December 14, 1999 (the
                                 "Secured Notes") and to refinance indebtedness incurred in connection with the Marion
                                 Acquisition and the AIP Merger and to pay fees and expenses related thereto.

     For further information regarding the Exchange Notes, see "Description of the Notes."

                  SUMMARY FINANCIAL INFORMATION AND OTHER DATA

     The following table presents selected historical financial data derived from the consolidated financial statements of the Company and summary pro forma combined data of the Company and Marion as of the dates and for each of the periods indicated. The pro forma data were prepared to illustrate the estimated effect of the Transactions as if the Transactions had occurred, in the case of statement of operations data and other data, as of January 1, 1996, and in the case of balance sheet data, as of June 30, 1997. In addition, the pro forma data for the year ended December 31, 1996, have been prepared using Marion's results for the fiscal year ended October 31, 1996. The results of Marion's operations for the twelve month period ending October 31, 1996, are not necessarily indicative of the results of Marion's operations for the twelve month period ending December 31, 1996. The pro forma data do not purport to be indicative of the results of operations or financial position of the Company and Marion that actually would have been obtained if the Transactions had been completed as of such dates or to project the results of operations or financial position of the Company for any future date or period. The information should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of the Company and of Marion and related notes thereto, included elsewhere in this Prospectus.

                                                                                                             PRO FORMA(2)
                                PREDECESSOR                                                             ----------------------
                                COMPANY(1)
                                -----------                  FISCAL YEAR ENDED     SIX MONTHS ENDED                     SIX
                                                               DECEMBER 31,            JUNE 30,         FISCAL YEAR    MONTHS
                                 1/1/94 TO    12/14/94 TO   -------------------   -------------------      ENDED       ENDED
                                 12/13/94      12/31/94       1995       1996       1996       1997      12/31/96     6/30/97
                                 ---------    -----------     ----       ----       ----       ----     -----------   -------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 New equipment sales...........   $ 47,362     $  2,072     $ 76,487   $107,396   $ 49,023   $ 55,148    $143,848     $ 59,087
 Aftermarket sales.............    138,812        5,738      155,434    156,390     81,797     88,614     229,563      114,814
 Total net sales...............    186,174        7,810      231,921    263,786    130,820    143,762     373,411      173,901
 Gross profit..................     28,993          877       26,369     48,660     23,797     27,501      60,584       33,284
 Operating earnings
   (loss)(3)...................    (10,503)        (222)     (11,299)    12,190      5,943      9,156       6,471        6,705
 Other income..................      2,976           79        1,295      1,003        464        615       1,558          665
 Earnings (loss) before
   interest expense,
   income taxes, and
   extraordinary gain..........     (7,527)        (143)     (10,004)    13,193      6,407      9,771       8,029        7,370
 Interest expense..............     13,911          284        6,254      8,557      4,173      3,956      18,454        9,342
 Income taxes..................      1,395          125        2,514      1,758      1,324      2,392       1,362        2,203
 Earnings (loss) before
   extraordinary gain..........    (22,833)        (552)     (18,772)     2,878        910      3,423     (11,787)      (4,175)
 Net earnings (loss)...........   $119,647     $   (552)    $(18,772)  $  2,878   $    910   $  3,423    $(11,787)    $ (4,175)
BALANCE SHEET DATA (END OF
 PERIOD):
 Cash and cash equivalents.....                $ 16,209     $ 11,150   $ 15,763   $  8,486   $ 11,350                 $  7,042
 Receivables...................                  26,220       35,603     32,085     43,453     54,271                   63,950
 Inventories...................                  82,393       73,566     70,889     70,458     74,587                  122,850
 Total assets..................                 179,873      174,038    172,895    173,322    198,513                  420,635
 Total debt....................                  60,293       65,252     70,241     68,317     80,193                  187,285
 Total common shareholders'
   investment..................                $ 53,617     $ 34,680   $ 37,461   $ 35,162   $ 41,067                 $143,000(4)
OTHER DATA:
 EBITDA (as defined
   herein)(5)..................   $ 12,883     $    392     $ 12,672   $ 19,247   $  9,333   $ 12,900    $ 34,020     $ 14,829
 Capital expenditures..........      2,616          190        3,006      4,996      1,305      2,433       6,757        3,116
 Backlog (end of period)(6)....                  72,346      118,024    158,727    184,117    215,767     179,213      243,471
 Gross margin percentage.......      15.6%        11.2%        11.4%      18.4%      18.2%      19.1%       16.2%        19.1%
 EBITDA as a percentage of net
   sales.......................       6.9%         5.0%         5.5%       7.3%       7.1%       9.0%        9.1%         8.5%

(1) The "Predecessor Company" is B-E Holdings, Inc., the former parent of the Company which was merged with and into the Company on December 14, 1994.
(2) Reflects the effects of the Transactions including certain estimated cost savings resulting from the Marion Acquisition. See "Unaudited Pro Forma Combined Condensed Financial Statements." In addition to the cost savings reflected in the pro forma financial statements, the Company has identified an estimated $3,000 in potential cost savings which depend upon the Company's ability to successfully integrate the Marion operations into those of the Company. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion." The following table illustrates the calculation of Supplemental EBITDA and the ratio of Supplemental EBITDA to interest expense, which reflects such additional cost savings:

                                                                     PRO FORMA
                                                              ------------------------
                                                              FISCAL YEAR   SIX MONTHS
                                                                 ENDED        ENDED
                                                               12/31/96      6/30/97
                                                              -----------   ----------
EBITDA (as defined herein)..................................    $34,020      $14,829
Supplemental Adjustments:
  Direct labor reductions...................................      1,319          660
  Engineering and marketing salary and benefits
    reductions..............................................      1,292          646
  Elimination of duplicative parts and service locations....        389          194
                                                                -------      -------
Supplemental EBITDA.........................................    $37,020      $16,329
                                                                =======      =======
Ratio of Supplemental EBITDA to interest expense............        2.0x         1.7x

    The decrease in the ratio of Supplemental EBITDA to interest expense reflects the deteriorated operating results of Marion for the six months ended June 30, 1997. The Company believes that the factors that contributed to such deterioration include (i) diversion of Global management's attention to prepare Marion for its sale, (ii) decreased productivity among Marion employees, many of whom were not hired by the Company, and (iii) decreased customer orders due to the uncertainty created by pendency of the sale during such period. Marion's net current assets and combined equity decreased after June 30, 1997, and net sales decreased and the net loss increased subsequent to June 30, 1997 as compared to the corresponding period in the preceding year.
(3) Includes restructuring and reorganization charges of $9,338 and $3,496 for the period January 1, 1994, through December 13, 1994, and the year ended December 31, 1995, respectively.
(4) Following the Private Offering, the Company wrote off an estimated $3,463 of borrowing costs incurred in connection with the Bridge Loan. Such write-off was reflected in the results of operations for the three months ended September 30, 1997 as a charge to earnings.
(5) For purposes of this Prospectus (other than "Description of the Notes"), "EBITDA" is defined as earnings (loss) before (i) income taxes; (ii) interest expense; (iii) extraordinary gain; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation; (vii) loss (gain) on sale of fixed assets; (viii) restructuring expenses; (ix) reorganization items; (x) inventory fair-value adjustment charged to cost of products sold; (xi) the AIP Management Fee (as defined), which is subordinated to the Notes and which the Company did not incur until the AIP Merger was consummated; and
    (xii) in 1995 only, a non-cash charge related to the scrapping and disposal of excess inventory related to certain older and discontinued machine models. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- EBITDA." Since cash flow from operations is very important to the Company's future, the EBITDA calculation provides a summary review of cash flow performance. EBITDA (as defined herein) should not be considered an alternative to operating income determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.
(6) Backlog includes the dollar value of orders placed for new equipment as well as parts and services, including estimates of net sales expected to be generated from MARCs, minus dollars billed through manufacturing contracts, which are billed on a percentage of completion basis. MARC sales estimates are based on payments expected for parts, maintenance, and operational services over the life of each contract, some of which have terms through 2002. Backlog at June 30, 1997 includes $60,200 in net sales that were expected to be generated by the sale of a dragline for which a letter of intent had been received. The Company currently expects that this dragline will generate net sales of $57,500 over the next two and a half years.

                                  RISK FACTORS

     HOLDERS OF EXISTING NOTES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS BEFORE TENDERING THEIR EXISTING NOTES IN THE EXCHANGE OFFER, ALTHOUGH THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE EXISTING NOTES AS WELL AS THE EXCHANGE NOTES.

     This Prospectus contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward looking statements may be found under the captions "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as elsewhere within the Prospectus. Forward looking statements include statements regarding the intent, belief or current expectations of the Company, primarily with respect to the future operating performance of the Company or related industry developments. When used in this Prospectus, terms such as "anticipate," "believe," "estimate," "expect," "indicate," "may be," "objective," "plan," "predict," and "will be" are intended to identify such statements. Investors in the Notes are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ from those described in the forward looking statements as a result of various factors, many of which are beyond the control of the Company. Forward looking statements are based upon management's expectations at the time they are made. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors set forth below and the matters set forth in the Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Notes who do not exchange them for Exchange Notes pursuant to the Exchange Offer will continue to be subject to certain restrictions on transfer of such Existing Notes. In general, the Existing Notes may not be reoffered or resold by their holders except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration, and the Existing Notes are legended to so restrict their transfer. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that each holder (other than any holder who is an "affiliate" of Bucyrus within the meaning of Rule 405 under the Securities Act) who duly exchanges Existing Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. By tendering Existing Notes and executing the Letter of Transmittal, the holder thereof shall represent and agree that (i) it is neither an affiliate of Bucyrus nor a broker-dealer tendering Existing Notes acquired directly from Bucyrus for its own account, (ii) it acquired the Exchange Notes in the ordinary course of its business and (iii) it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and it has no arrangement or understanding to participate in a distribution of Exchange Notes. The SEC, however, has not considered the Exchange Offer in the context of a no-action letter, and therefore there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Existing Notes who participate in such Exchange Offer should be aware, however, that, except in the case of certain broker-dealers as described below, if they accept Exchange Notes in the Exchange Offer for the purpose of engaging in secondary resales, such Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. The same registration and prospectus delivery requirements would apply to any holder who is an "affiliate" of Bucyrus within the meaning of Rule 405 under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer," "Description of the Notes -- Registration Covenant; Exchange Offer" and "Plan of Distribution."

     The Existing Notes may be sold pursuant to the restrictions set forth in Rule 144A, Regulation D under the Securities Act or Regulation S without registration under the Securities Act.

SUBSTANTIAL LEVERAGE; RESTRICTIVE LOAN COVENANTS

     As a result of the Private Offering, the Company has substantial indebtedness and significant debt service obligations. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had total long-term indebtedness, including current maturities, of $176.2 million, as well as undrawn borrowings under the Revolving Credit Facility of $47.0 million. The Indenture permits the Company to incur additional indebtedness, including secured indebtedness, subject to certain limitations. See "Capitalization," and "Description of the Notes -- Certain Covenants."

     The Company's high degree of leverage could have important consequences to the holders of Existing Notes and the holders of Exchange Notes, including, without limitation: (i) a substantial portion of the Company's cash from operations is committed to the payment of debt service and is not available to the Company for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital expenditures or acquisitions may be limited; (iii) a substantial decrease in net operating cash flows or an increase in expenses could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; (v) certain indebtedness under the Revolving Credit Facility is at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; and (vi) all of the indebtedness outstanding under the Revolving Credit Facility is secured by substantially all the assets of the Company and will become due prior to the time the principal on the Notes will become due. Any inability of the Company to service its indebtedness or obtain additional financing as needed would have a material adverse effect on the Company. See "Revolving Credit Facility" and "Description of the Notes."

     The Company believes that based upon anticipated levels of operations (assuming the timely integration of Marion's business into that of the Company) it will be able to meet its debt service obligations, including interest payments in respect of the Notes. If, however, the Company cannot generate sufficient cash flow from operations to meet its obligations, the Company may be required to refinance its debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on satisfactory terms or would be permitted by the terms of the Revolving Credit Facility or the Indenture. See "-- Realization of Benefits of the Marion Acquisition; Integration of Marion."

     The Revolving Credit Facility and the Indenture contain numerous covenants that limit the discretion of management with respect to certain business matters and place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments or investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. See "Revolving Credit Facility" and "Description of the Notes -- Certain Covenants." The Revolving Credit Facility also contains a number of financial covenants that require the Company to maintain certain financial ratios (including a consolidated fixed charge coverage ratio, a consolidated interest coverage ratio, and a consolidated leverage ratio) and tests (including maintenance of the Company's net worth at a specified level). A failure to comply with the obligations contained in the Revolving Credit Facility or the Indenture could result in an event of default under the Revolving Credit Facility or an Event of

Default (as defined herein) under the Indenture that, if not cured or waived, would permit acceleration of the relevant debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Other indebtedness of the Company and its subsidiaries could contain amortization and other prepayment provisions, or financial or other covenants, more restrictive than those applicable to the Notes.

REALIZATION OF BENEFITS OF THE MARION ACQUISITION; INTEGRATION OF MARION

     Management estimates that significant cost savings can be achieved as a result of the integration of Marion into the Company; however, the estimates of potential cost savings are forward looking statements that are inherently uncertain, and the actual cost savings, if any, could differ materially from those projected. All of these forward looking statements are based on estimates and assumptions made by management of the Company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such estimates.

     Full realization of the potential benefits and savings of the Marion Acquisition depends upon a variety of factors, including (i) retention of a substantial portion of Marion's net sales, particularly aftermarket sales; (ii) achievement of significant reductions in operating costs through the consolidation of operations and the restructuring of engineering, manufacturing, selling, and administrative functions; and (iii) expansion of the Company's presence in several markets where Marion has established relationships with local mining interests and government authorities. Any material delays or unexpected costs incurred in connection with the integration of Marion into the Company could have a material adverse effect on the Company and its results of operations, liquidity, and financial condition.

     The integration of Marion will require substantial attention from the Company's management team. The diversion of management's attention, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate the operations of the Company and Marion successfully or the extent to which the Company will be able to realize the potential benefits of the Marion Acquisition or the timing of any such benefits. Failure to achieve a substantial portion of these benefits within the time frame expected by the Company could have a material adverse effect on the Company, including its ability to make payments on the Notes. See "Unaudited Pro Forma Combined Condensed Financial Statements" and "Business -- Integration Strategies."

CYCLICAL NATURE OF INDUSTRY; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     The Company's business is cyclical in nature and sensitive to changes in general economic conditions, including fluctuations in market prices for coal and energy alternatives to coal, copper, iron ore, and phosphate. These businesses are in turn influenced by a variety of factors beyond the Company's control, including interest rates and general economic conditions throughout the world. As a result of this cyclicality, the Company has experienced, and in the future could experience, reduced net sales and margins, which may affect the Company's ability to satisfy its debt service obligations, including payments on the Notes, on a timely basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's net sales and operating results may fluctuate significantly from period to period. Given the large sales price of the Company's machinery, one or a limited number of machines may account for a substantial portion of net sales in any particular period. As a result, in any given period, a single customer may account for a large percentage of net sales. Losing the business of any of its top customers could have an adverse effect upon the results of operations and financial condition of the Company. Although the Company recognizes net sales on a percentage-of-completion basis for new machines, the timing of one or a small number of contracts in any particular period may nevertheless affect operating results. In addition, net sales and gross profit may fluctuate depending upon the size and the requirements of the particular contracts entered into in that period. As a result of these and other factors, the Company may experience significant fluctuations in net sales and operating results in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EFFECTIVE SUBORDINATION

     The Existing Notes and the Guarantees are not, and the Exchange Notes will not be, secured and are, or will be, effectively subordinated to secured obligations of Bucyrus and the Guarantors, respectively, to the extent of the assets securing such obligations. The obligations of Bucyrus under the Revolving Credit Facility are secured by a pledge of the capital stock of certain of Bucyrus' subsidiaries, by a security interest in substantially all of the property of Bucyrus and certain of its subsidiaries, including inventory, equipment, receivables, and intangible assets such as licenses, trademarks, and customer lists. If Bucyrus becomes insolvent or is liquidated, or if payment under the Revolving Credit Facility is accelerated, the lenders under the Revolving Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the Revolving Credit Facility. Accordingly, such lenders will have a prior claim on such assets of the Company and such subsidiaries over the Noteholders.

     The Existing Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities, including Indebtedness, of Bucyrus' foreign subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of Bucyrus and the holders of Bucyrus' Indebtedness, including the Notes.

FOREIGN OPERATIONS

     Both the Company and Marion have significant operations in foreign countries and derive a substantial portion of their net sales from foreign markets. During 1996, $279.6 million, or approximately 75%, of the Company's pro forma net sales were generated outside the United States.

     The value of the Company's foreign sales and earnings may vary with currency exchange rate fluctuations. To the extent that the Company does not take steps to mitigate the effects of changes in relative values, changes in currency exchange rates could have an adverse effect upon the Company's results of operations, which in turn could adversely affect the Company's ability to meet its debt service obligations, including payments on the Notes. Furthermore, international manufacturing, sales and service operations are subject to other inherent risks, including labor unrest, political instability, restrictions on transfer of funds (including by dividend), export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, and potentially adverse tax consequences. There can be no assurance that these factors will not have a material adverse effect on the Company or its international operations or sales. See "Business -- Foreign Operations."

COMPETITION

     The Company operates in a highly competitive environment. It competes directly and indirectly with other manufacturers of draglines, mining shovels (both electric and hydraulic), and rotary blast hole drills, as well as with manufacturers of parts and components for all of the foregoing. Some of the Company's competitors are larger, have greater financial resources, and may be less leveraged than the Company. See "Business -- Competition."

PRINCIPAL SHAREHOLDER

     As a result of the AIP Merger, AIPAC, which is controlled by AIP, is the sole shareholder of Bucyrus and has the ability to designate all of the Directors of Bucyrus. Currently all of the directors of Bucyrus are designees of AIPAC. See "Principal Shareholders," "Management," and "Acquisition of the Company by AIP." AIPAC, and indirectly AIP, are in a position to direct the management and affairs of the Company and may cause the Company to enter into transactions that in their judgment could ultimately enhance shareholder value but involve risks to the holders of the Notes.

ENVIRONMENTAL AND RELATED MATTERS

     The Company's operations and properties are subject to a broad range of federal, state, local and foreign laws and regulations relating to environmental matters, including laws and regulations governing discharges into the air and water, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. These laws are complex, change frequently and have tended to become more stringent over time.

     Based upon the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances (or liability for known environmental claims) will not have a material adverse effect on the Company's business, financial condition and results of operations. Nevertheless, future events, such as compliance with more stringent laws or regulations, or more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws could require additional expenditures by the Company which may be material. Certain laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") provide for strict joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. The Company is currently a Potentially Responsible Party ("PRP") under CERCLA at several sites. While no assurance can be given, the Company believes that expenditures for compliance and remediation will not have a material effect on its capital expenditures, earnings or competitive position. See "Business -- Environmental Matters."

LABOR RELATIONS

     As of July 31, 1997, 418 of the 797 employees at the Company's South Milwaukee facility were represented by the United Steelworkers of America Union. In May 1997, the union ratified a new four-year agreement with the Company that expires on April 30, 2001. Although the Company believes that its relations with its employees are satisfactory, a dispute between the Company and its employees could have a material adverse effect on the Company. See "Business -- Employees."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or void the Notes (and payments of principal and/or interest in respect thereof could be voided and recovered) or the Guarantees in favor of other existing or future creditors of the Company or the Guarantors.

     Proceeds of the Private Offering were used, in part, to pay the consideration for the Common Stock, options to purchase Common Stock and stock appreciation rights with respect to the Common Stock in the AIP Tender Offer and/or the AIP Merger. If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or Bucyrus, or any Guarantor, as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that Bucyrus or any Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Notes or its Guarantee, as the case may be, and that, at the time of such incurrence, Bucyrus or such Guarantor (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant;
(iii) was engaged or about to engage in a business or transaction for which the assets remaining with Bucyrus or such Guarantor, as the case may be, constituted unreasonably small capital; or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they become due, then such court, subject to applicable statutes of limitation, could void the Notes or such Guarantor's obligations under its Guarantee, as the case may be, subordinate the Notes or such Guarantee to other indebtedness of Bucyrus or such Guarantor, as the case may be, or take other action detrimental to the holders of Notes.

     The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Notes and the Guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the Notes and the Guarantees, to the claims of all existing and future creditors on similar grounds.

     There can be no assurance as to what standard a court would apply in order to determine whether Bucyrus or a Guarantor was "insolvent" upon consummation of the sale of the Notes or whether one or more Guarantors were "insolvent" upon the incurrence of the Guarantees or that, regardless of the method of valuation, a court would not determine that Bucyrus or one or more Guarantors was insolvent as a result of the foregoing.

     Based upon financial and other information currently available to it, management of the Company believes that the indebtedness represented by the Notes has been incurred for proper purposes and in good faith. Certain courts have held, however, that a company's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for incurring indebtedness. By extension, the retirement of options to purchase, or stock appreciation rights in respect thereof, capital stock of a company may also be viewed as not constituting reasonably equivalent value or fair consideration to the company. The Company believes that it (i) is solvent and will continue to be solvent after issuing the Exchange Notes, (ii) will have sufficient capital for carrying on the business it intends to conduct after such issuance, and (iii) will be able to pay its debts as they become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that a court would concur with such beliefs and positions.

PURCHASE OF NOTES ON CHANGE OF CONTROL

     Upon a Change of Control, Bucyrus is required, subject to certain conditions, to offer to purchase all outstanding Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. The source of funds for any such purchase would be Bucyrus' available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. A Change of Control likely would constitute an event of default under the Revolving Credit Facility that would permit the lenders to accelerate the debt under the Revolving Credit Facility. In such event, Bucyrus likely would attempt to refinance the indebtedness outstanding under the Revolving Credit Facility and the Notes. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases of Notes tendered and to repay indebtedness under the Revolving Credit Facility. See "Revolving Credit Facility" and "Description of the Notes -- Change of Control."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Exchange Notes are being offered to the holders of Existing Notes. The Existing Notes were originally issued on the Issue Date to the Initial Purchasers pursuant to Section 4(2) of the Securities Act. The Company has been advised that the Existing Notes subsequently have been resold to (i) qualified institutional buyers as defined in Rule 144A ("Qualified Institutional Buyers" or "QIBs") in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A, and (ii) certain non-U.S. persons outside the United States of America in accordance with Regulation S. The Existing Notes beneficially owned by Qualified Institutional Buyers are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") Market, which is the National Association of Securities Dealers' screen-based automated market for trading of securities eligible for resale under Rule 144A.

     To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. The Exchange Notes will constitute a new issue of securities, have no established trading market and may not be widely distributed. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue market making at any time without notice. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in The Nasdaq National Market. Accordingly, there can be no assurance as to the development or liquidity of any market for either Exchange Notes or the Existing Notes. If a market does develop, the Notes may trade at a discount from their principal amount, and the price of the Notes may fluctuate depending on many factors including, but not limited to, prevailing interest rates, the Company's operating results and the market for similar securities, and liquidity may therefore be limited. If a market for the Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

                               THE EXCHANGE OFFER

PURPOSE

     In connection with the initial sale of the Existing Notes, Bucyrus agreed, subject to certain conditions, to use its best efforts to conduct the Exchange Offer. Bucyrus' purpose in making the Exchange Offer is to comply with such agreement and to avoid the payment of Liquidated Damages (as defined) which would occur if the Exchange Offer were not duly and timely consummated. See "Exchange Offer; Registration Rights." The full terms of Bucyrus' obligations with respect to the Exchange Offer are set forth in the Registration Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer should provide holders of Existing Notes, which are subject to trading restrictions, with the ability to effect, for federal income tax purposes, a tax-free exchange of such Existing Notes for Exchange Notes that should not be subject to such restrictions.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that the Exchange Offer will provide holders of Existing Notes with Exchange Notes that will generally be freely transferable by holders thereof (other than any holder who is an "affiliate" of Bucyrus within the meaning of Rule 405 under the Securities Act), who may offer for resale, resell or otherwise transfer such Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of each such holder's business and such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes and have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes. Bucyrus has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer. By tendering Existing Notes and executing the Letter of Transmittal, the holder thereof shall represent and agree that (i) it is neither an affiliate of Bucyrus nor a broker-dealer tendering Existing Notes acquired directly from Bucyrus for its own account,
(ii) it acquired the Exchange Notes in the ordinary course of its business and
(iii) it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and it has no arrangement or understanding to participate in a distribution of Exchange Notes. Holders of Existing Notes who participate in the Exchange Offer should be aware that, except in the case of certain broker-dealers as described below, if they accept the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, they cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE OFFER

     Bucyrus hereby offers, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to exchange Exchange Notes for a like principal amount of outstanding Existing Notes. An aggregate of $150 million principal amount of Existing Notes are outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
December   , 1997 unless extended. The term "Expiration Date" means 5:00 p.m.,
New York City time, on December   , 1997, unless Bucyrus, in its sole
discretion, notifies the Exchange Agent that the period of the Exchange Offer has been extended, in which case the term "Expiration Date" means the latest time and date on which the Exchange Offer is so extended will expire. See
"-- Expiration and Extension."

     In addition, Bucyrus reserves the right to waive any condition or otherwise amend the Exchange Offer prior to the acceptance of tendered Existing Notes. If any amendment by Bucyrus of the Exchange Offer or waiver by Bucyrus of any condition thereto constitutes a material change in the information previously disclosed to the holders of Existing Notes, Bucyrus will, in accordance with the applicable rules of the Commission, promptly disseminate disclosure of such change in a manner reasonably calculated to inform such holders of such change. If it is necessary to permit an adequate dissemination of information regarding such material change, Bucyrus will extend the Exchange Offer to permit an adequate time for holders of Existing Notes to consider the additional information.

CERTAIN EFFECTS OF THE EXCHANGE OFFER

     Because the Exchange Offer is for any and all Existing Notes, the number of Existing Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Existing Notes outstanding. As a result, the liquidity of any remaining Existing Notes may be substantially reduced. The Existing Notes beneficially owned by QIBs are currently eligible for sale pursuant to Rule 144A through the PORTAL System. Because Bucyrus anticipates that most holders of Existing Notes will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, Bucyrus anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

     The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities under the Securities Act. Accordingly, such Existing Notes may be resold only (i) to Bucyrus, (ii) pursuant to a registration statement that has been declared effective under the Securities Act, (iii) for so long as the Existing Notes are eligible for resale pursuant to

Rule 144A, to a person it reasonably believes is a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S, (v) to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and referred to in this Prospectus as an "Institutional Accredited Investor") that is acquiring the security for its own account or for the account of such an Institutional Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases (a) to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and (b) to compliance with any applicable state or other securities laws. After the Exchange Offer is completed, holders of Existing Notes will not have certain registration rights under the Registration Agreement. See "--Termination of Certain Rights."

EXPIRATION AND EXTENSION

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
December   , 1997, unless extended by Bucyrus. The Exchange Offer may be extended by oral or written notice from Bucyrus to the Exchange Agent at any time or from time to time, on or prior to the date then fixed for the expiration of the Exchange Offer. Notwithstanding any extension of the Exchange Offer, if the Exchange Offer is not consummated by March 23, 1998, Liquidated Damages (as defined) will accrue. See "Exchange Offer; Registration Rights." Public announcement of any extension of the Exchange Offer will be timely made by Bucyrus, but, unless otherwise required by law or regulation, Bucyrus will not have any obligation to communicate such public announcement other than by making a release to the Dow Jones News Service.

ACCRUED INTEREST

     Holders of Existing Notes that are accepted for exchange will not receive any accrued interest thereon. However, each Exchange Note will bear interest from the most recent date on which interest has been paid on the corresponding Existing Note, or, if no interest has been paid, from September 24, 1997.

CONDITIONS

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to cause the issuance of Exchange Notes in respect of any validly tendered Existing Notes not accepted and, prior to the acceptance of tendered Existing Notes, may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, subject to compliance with the applicable rules of the Commission, delay the acceptance of the tendered Existing Notes, if any material change occurs which is likely to affect the Exchange Offer, including, but not limited to, the following:

          (i) there shall occur (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (b) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (d) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

          (ii) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken or proposed to be taken by any governmental authority which, in the sole judgment of the Company, would or might prohibit, restrict or delay completion of the Exchange Offer;

          (iii) there shall be instituted or threatened any action or proceeding before any court or governmental agency challenging the Exchange Offer or otherwise directly or indirectly relating to the Exchange Offer;

          (iv) there shall occur any development in any pending action or proceeding which, in the sole judgment of the Company, would or might prohibit, restrict or delay consummation of the Exchange Offer;

          (v) there exists, in the sole judgment of the Company, any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which the Company is a party or by which it is bound) to the completion of the Exchange Offer; or

          (vi) prior to the completion of the Exchange Offer, the Company determines there has been a change in law or applicable interpretation thereof by the staff of the Commission such that the Exchange Notes that would be received by holders in the Exchange Offer in exchange for Existing Notes would not be transferable, upon receipt, by each such holder (other than a holder that is an affiliate of the Company, a holder who acquires the Exchange Notes outside the ordinary course of such holder's business, a holder who is engaged in or intends to engage in a distribution of such Exchange Notes or a holder who has arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes) without restriction under the Securities Act.

     Subject to the obligations under the Registration Agreement to use its best efforts to complete the Exchange Offer, the Company expressly reserves the right, at any time prior to the acceptance of tendered Existing Notes, to terminate the Exchange Offer and not accept for exchange any Existing Notes upon the occurrence of any of the foregoing conditions. In addition, the Company may amend the Exchange Offer at any time prior to the acceptance of tendered Existing Notes if any of the conditions set forth above occur. Moreover, regardless of whether any of the foregoing conditions has occurred, the Company reserves the right, in its reasonable discretion, to amend the Exchange Offer in any manner prior to the acceptance of tendered Existing Notes, although it has no current intention to do so.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties to the Exchange Offer.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     If the event referred to in clause (vi), above, shall occur, the Company shall be under no continuing obligation under the Registration Agreement to complete the Exchange Offer, but in lieu thereof will be obligated to file and use its best efforts to secure and maintain the effectiveness under the Securities Act of a "shelf" registration statement providing for the resale of Existing Notes. See "Exchange Offer; Registration Rights."

HOW TO TENDER

     A holder of Existing Notes may tender Existing Notes by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof), having their signatures guaranteed if required, and delivering the same, together with the Existing Notes being tendered (or a confirmation of an appropriate book-entry transfer), to the Exchange Agent on or prior to the Expiration Date, or (ii) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such holder prior to the Expiration Date.

     Exchange Notes will not be issued in the name of a person other than that of a registered holder of the Existing Notes appearing on the Note register.

     The Exchange Agent will establish an account with respect to the Existing Notes at The Depository Trust Company (the "Depository") for purposes of the Exchange Offer promptly after the date of this Prospectus, and any financial institution which is a participant in the Depository may make book-entry delivery of the Existing Notes by causing the Depository to transfer such Existing Notes into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at the address set forth below under "--Exchange Agent," or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent. See "-- Exchanging Book-Entry Notes."

     THE METHOD OF DELIVERY OF EXISTING NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED.

     If a holder desires to tender Existing Notes pursuant to the Exchange Offer and such holder's Existing Notes are not immediately available or time will not permit all of the above documents to reach the Exchange Agent prior to the Expiration Date, or such holder cannot complete the procedure of book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

          (i) such tenders are made by or through an eligible guarantor institution which is a member of one of the following Signature Guarantee
     Programs: The Securities Transfer Agents Medallion Program (STAMP); The New York Stock Exchanges Medallion Signature Program (MSP) and The Stock Exchanges Medallion Program (SEMP) (each, an "Eligible Institution");

          (ii) a properly completed and duly executed notice of guaranteed delivery ("Notice of Guaranteed Delivery"), in substantially the form provided by the Company, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

          (iii) the Existing Notes, in proper form for transfer (or confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Depository as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Existing Notes (or a timely confirmation received of a book-entry transfer of Existing Notes into the Exchange Agent's account at the Depository) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes (or a timely confirmation received of a book-entry transfer of Existing Notes into the Exchange Agent's account at the Depository) to the Exchange Agent or confirmation of the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures set forth below. See " -- Exchanging Book-Entry Notes."

     Partial tenders of Existing Notes may be made only if (i) the principal amount tendered is equal to $1,000 or an integral multiple thereof and (ii) the remaining untendered portion of such Existing Notes is in a principal amount of $250,000, or any integral multiple of $1,000 in excess of such amount. Holders tendering less than the entire principal amount of any Existing Note they hold in accordance with the foregoing restrictions must appropriately indicate such fact on the Letter of Transmittal accompanying the tendered Existing Note.

     With respect to tenders of Existing Notes, Bucyrus reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and any other questions as to the validity, form, eligibility or acceptability of any tender. Bucyrus reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance of exchange of which, in the opinion of Bucyrus's counsel, may be unlawful or to waive any irregularities or conditions, and Bucyrus's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final. Bucyrus shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. The Exchange Agent may, but shall not be obligated to, give notice of any irregularities or defects in tenders, and shall not incur any liability for any failure to give any such notice. Existing Notes shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Existing Notes, as well as Existing Notes in excess of the principal amount tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering holder (or, in the case of Existing Notes delivered by book-entry transfer within the Depository, will be credited to the account maintained within the Depository by the participant in the Depository which delivered such shares), promptly after the Expiration Date.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Existing Notes.

     If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

EXCHANGING BOOK-ENTRY NOTES

     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository may utilize ATOP to tender Existing Notes.

     Any Depository participant may make book-entry delivery of Existing Notes by causing the Depository to transfer such Existing Notes into the Exchange Agent's account in accordance with the Depository's ATOP procedures for transfer. However, the exchange for the Existing Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Depository and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that the Depository has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

     Each holder who tenders Existing Notes (other than certain broker-dealers) and executes the Letter of Transmittal will be required to represent and agree that such tendering holder is neither an affiliate of Bucyrus nor a broker-dealer tendering Existing Notes acquired directly from Bucyrus for its own account, has acquired the Exchange Notes in the ordinary course of its business, is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge, among other things, that it will deliver a Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Existing Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at the Depository) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by 5:00 p.m., New
York City time, on or prior to December   , 1997, unless extended, or within the
time periods set forth above in " -- How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the Existing Notes for exchange (the "Tendering Holder") shall be deemed to have sold, assigned and transferred the Existing Notes to the Exchange Agent, as agent of Bucyrus, and irrevocably constituted and appointed the Exchange Agent as the Tendering Holder's agent and attorney-in-fact to cause the Existing Notes to be transferred and exchanged. The Tendering Holder shall also warrant that it has full power and authority to tender, exchange, sell, assign, and transfer the Existing Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Existing Notes, that the Exchange Agent, as agent of Bucyrus, will acquire good and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Existing Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of Bucyrus. The Tendering Holder shall also warrant that it will, upon request, execute and deliver any additional documents deemed by Bucyrus or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Existing Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Tendering

Holder will survive the death or incapacity of the Tendering Holder and any obligation of the Tendering Holder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of such Tendering Holder.

     Signature(s) on the Letter of Transmittal will be required to be guaranteed as set forth above in " -- How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by Bucyrus, in its sole discretion, and such determination will be final and binding. Unless waived by Bucyrus, irregularities and defects must be cured by the Expiration Date.

WITHDRAWAL RIGHTS

     All tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at the address set forth below under " -- Exchange Agent." Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the Existing Notes to be withdrawn. If the Existing Notes have been physically delivered to the Exchange Agent, the Tendering Holder must also submit the serial number shown on the particular Existing Notes to be withdrawn. If the Existing Notes have been delivered pursuant to the book-entry procedures set forth above under " -- How to Tender," any notice of withdrawal must specify the name and number of the participant's account at the Depository to be credited with the withdrawn Existing Notes. The Exchange Agent will return the properly withdrawn Existing Notes as soon as practicable following receipt of the notice of withdrawal. All questions as to the validity, including time of receipt, of notices and withdrawals will be determined by Bucyrus, and such determination will be final and binding on all parties.

ACCEPTANCE OF TENDERS

     Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by Bucyrus, Existing Notes tendered (either physically or through book-entry delivery as described in " -- How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted on or promptly after the Expiration Date. At the option of the holder of an Exchange Note, such Exchange Note may be held in the form of either (i) a certificated Exchange Note or (ii) a beneficial interest in one or more of the Global Notes (as defined). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Subject to the terms and conditions of the Exchange Offer, certificated Exchange Notes to be issued in exchange for properly tendered Existing Notes will be mailed by the Exchange Agent promptly after the acceptance of such tendered Existing Notes and the Exchange Notes to be issued in the form of Global Notes will be deposited with the Depository promptly after acceptance of the related tendered Existing Notes. Acceptance of tendered Existing Notes will be effected by the delivery of a notice to that effect by Bucyrus to the Exchange Agent. Subject to the applicable rules of the Commission, Bucyrus, however, reserves the right, prior to the acceptance of tendered Existing Notes, to delay acceptance of tendered Existing Notes upon the occurrence of any of the conditions set forth above under the caption "-- Conditions." Bucyrus confirms that its reservation of the right to delay acceptance of tendered Existing Notes is subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Although Bucyrus does not currently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all holders of Existing Notes, whether or not their Existing Notes have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange

Offer will be extended to permit holders of Existing Notes adequate time to consider such modification.

     The tender of Existing Notes pursuant to any one of the procedures set forth in "-- How to Tender" will constitute an agreement between the Tendering Holder and Bucyrus upon the terms and subject to the conditions of the Exchange Offer.

EXCHANGE AGENT

     Harris Trust and Savings Bank has agreed to provide certain services as Exchange Agent for the Exchange Offer. Tendering Holders who require assistance should contact the Exchange Agent. Letters of Transmittal and any inquiries with respect to the Exchange Offer must be addressed to the Exchange Agent as follows:

     Delivery to other than the above address will not constitute valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     Except as described above under "-- Exchange Agent," Bucyrus has not retained any agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Exchange Offer. Bucyrus, will, however, reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. Bucyrus will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for their customers.

TRANSFER TAXES

     Bucyrus will pay all transfer taxes, if any, applicable to the transfer of Existing Notes to it or its order pursuant to the Exchange Offer. If, however, Exchange Notes and/or substitute Existing Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Notes tendered, or if tendered
Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Existing Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the Tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such Tendering Holder.

ACCOUNTING TREATMENT

     The carrying value of the Existing Notes is expected to become the carrying value of the Exchange Notes at the time of the Exchange Offer. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                       27

TERMINATION OF CERTAIN RIGHTS

     Holders of the Exchange Notes will not be entitled to certain special rights under the Registration Agreement, which rights will terminate when the Exchange Offer is completed. Pursuant to the Registration Agreement, the Exchange Offer shall be deemed to be "completed" upon the occurrence of (i) the filing and effectiveness under the Securities Act of a registration statement relating to the Exchange Notes to be issued in the Exchange Offer, (ii) the maintenance of such registration statement continuously effective for a period of not less than 30 days after notice has been sent to holders of Existing Notes and (iii) the delivery by Bucyrus in exchange for all Existing Notes that have been duly tendered and not validly withdrawn on or prior to the Expiration Date of Exchange Notes transferable by each holder thereof (other than a holder that is an affiliate of Bucyrus within the meaning of Rule 405 under the Securities Act, a broker-dealer tendering Existing Notes acquired directly from Bucyrus for its own account, a holder who acquires the Exchange Notes outside the ordinary course of such holder's business or a holder who is engaged in or who intends to engage in a distribution of the Exchange Notes or who has arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes) without restrictions under the Securities Act. The rights that will terminate include the right to require the Company (i) to file with the Commission, and use its best efforts to cause to become effective under the Securities Act, a registration statement with respect to the Exchange Notes and (ii) other than in certain limited circumstances, to file with the Commission, use its best efforts to cause to become effective under the Securities Act and keep continuously effective for a period of up to three years a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, Existing Notes.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of Bucyrus's obligations under the Registration Agreement. Bucyrus will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, Bucyrus will receive in exchange Existing Notes in like principal amount, the form and terms of which are identical in all material respects to the form and terms of the Exchange Notes, except as otherwise described herein. The Existing Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of Bucyrus.

     The proceeds to Bucyrus for the sale of the Existing Notes were approximately $145.5 million, net of Initial Purchasers' discount. The net proceeds to Bucyrus from the sale of the Existing Notes were used to purchase or redeem 100% of the Company's 10.5% Secured Notes due December 14, 1999 (the "Secured Notes") and to refinance indebtedness incurred in connection with the Marion Acquisition and the AIP Merger and fees and expenses related thereto.

                       ACQUISITION OF THE COMPANY BY AIP

     On August 21, 1997, Bucyrus entered into the AIP Agreement with AIPAC, which is wholly owned by AIP, and BAC, a wholly-owned subsidiary of AIPAC. Pursuant to the AIP Agreement, on August 26, 1997, BAC commenced an offer to purchase for cash 100% of the Common Stock at a price of $18.00 per share (the "AIP Tender Offer").

     Following consummation of the AIP Tender Offer, and the satisfaction of certain conditions set forth in the AIP Agreement, on September 26, 1997, BAC merged with and into Bucyrus, and each shareholder of Bucyrus received $18.00 in cash for each share of Common Stock (the "AIP Merger"). Bucyrus is the surviving entity following the AIP Merger and AIPAC is its sole shareholder. The AIP Merger was accomplished without submission to a shareholder vote, as permitted under Delaware law.

     The consideration in the AIP Tender Offer and the AIP Merger was funded by
(i) a $143.0 million cash common equity contribution from AIP (the "AIP Equity Contribution"); and (ii) a loan to BAC from, or arranged by, AIP (the "AIP Bridge Loan"). Upon consummation of the AIP Merger, the AIP Bridge Loan was repaid, and the consideration in the AIP Merger was paid, with a portion of the proceeds from the Private Offering.

     All issued and outstanding restricted stock was purchased in the AIP Tender Offer. In addition, all issued and outstanding stock options and SARs were cancelled, and regardless of whether such stock options or SARs had then vested or were exercisable, each holder of stock options or SARs received cash per share equal to $18.00 less the "strike price" of such stock options or SARs.

     Following consummation of the AIP Merger, Robert L. Purdum, an operating partner of AIP and former Chairman, President and Chief Executive Officer of Armco Inc., is expected to become the Company's Non-Executive Chairman of the Board. Although no specific arrangements are in place, AIP presently intends to offer the Company's executive officers the opportunity to own up to 10% of the Company's equity through a combination of direct investments and option programs.

                                 CAPITALIZATION

     The following table sets forth the actual and pro forma consolidated capitalization of the Company as of June 30, 1997, after giving effect to the Transactions. The table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements" and the financial statements of the Company and of Marion, and related notes thereto, included elsewhere in this Prospectus.

                                                                      JUNE 30, 1997
                                                       --------------------------------------------
                                                                    PRO FORMA       PRO FORMA AIP
                                                                      MARION          MERGER AND
                                                        ACTUAL    ACQUISITION(1)   PRIVATE OFFERING
                                                        ------    --------------   ----------------
                                                                       (UNAUDITED;
                                                                  DOLLARS IN THOUSANDS)
Short-term debt:
  Short-term obligations.............................  $ 11,438      $ 11,438          $ 11,057
  Current maturities of long-term debt...............       416           416               416
  Bridge Loan........................................        --        45,000                --
                                                       --------      --------          --------
Total short-term debt................................    11,854        56,854            11,473
                                                       --------      --------          --------
Long-term debt, less current maturities:
  10.5% Secured Notes due December 14, 1999..........    65,785        65,785                --
  9 3/4% Senior Notes due 2007.......................        --            --           150,000
  Revolving Credit Facility (2)......................        --            --            23,258
  Other..............................................     2,554         2,554             2,554
                                                       --------      --------          --------
Total long-term debt, less current maturities........    68,339        68,339           175,812
                                                       --------      --------          --------
Common shareholders' investment:
  Common stock -- par value $.01 per share,
     authorized 20,000,000 shares, issued and
     outstanding 10,534,574 shares, actual and pro
     forma for the Marion Acquisition; authorized,
     issued and outstanding 1,000 shares, pro forma
     for the AIP Merger..............................       105           105                --
  Additional paid-in capital.........................    57,739        57,739           143,000
  Unearned stock compensation........................    (2,395)       (2,395)               --
  Accumulated deficit................................   (13,023)      (13,023)               --
  Cumulative translation adjustment..................    (1,359)       (1,359)               --
                                                       --------      --------          --------
Total common shareholders' investment................    41,067        41,067           143,000
                                                       --------      --------          --------
Total capitalization (including short-term debt).....  $121,260      $166,260          $330,285
                                                       ========      ========          ========

-------------------------
(1) Reflects an assumed net purchase price for Marion of $36,451. For the purposes of calculating the amount of the assumed post-closing adjustment to the purchase price, the Company has used Marion's June 30, 1997 balance sheet.

(2) The Revolving Credit Facility provides for up to $75,000 of borrowing availability, subject to a borrowing base limitation. See "Revolving Credit Facility."

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

     The Unaudited Pro Forma Combined Condensed Statements of Operations of the Company for the year ended December 31, 1996, and the six months ended June 30, 1997 (the "Pro Forma Statements of Operations"), and the Unaudited Pro Forma Combined Condensed Balance Sheet of the Company as of June 30, 1997 (the "Pro Forma Balance Sheet" and together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"), have been prepared to illustrate the estimated effect of the Transactions. The Pro Forma Financial Statements are based on certain estimates and assumptions made by the management of the Company as to the combined operations of the Company and Marion which the Company believes to be reasonable. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company and Marion that actually would have been obtained had the Transactions been completed as of the assumed dates, or to project the results of operations or financial position of the Company for any future date or period.

     The Pro Forma Balance Sheet gives pro forma effect to the Transactions as if they had occurred on June 30, 1997. The Pro Forma Statements of Operations give pro forma effect to the Transactions as if they had occurred on January 1, 1996. For purposes of the Pro Forma Statements of Operations for the year ended December 31, 1996, Marion's historical Statement of Operations for the fiscal year ended October 31, 1996, was combined with the Company's historical Statement of Operations for the year ended December 31, 1996. For purposes of the Pro Forma Statement of Operations for the six months ended June 30, 1997, Marion's historical Statement of Operations for the six months ended June 30, 1997, was combined with the Company's historical Statement of Operations for the six months ended June 30, 1997. Marion's results for the months of November and December 1996 are not included in these Pro Forma Statements of Operations. Marion's net sales and net loss for these two months were $9.5 million and $1.6 million, respectively. The Pro Forma Statements of Operations have been prepared assuming retention of all of the Company's and Marion's net sales. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion."

     The Marion Acquisition and the AIP Merger will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities assumed based upon their respective fair values as of the closing of the Marion Acquisition and the AIP Merger, respectively, based on valuations and studies which are not yet available. A preliminary allocation of each purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of the purchase prices and resulting effects on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that management believes to be reasonable. A balance sheet will be prepared with respect to Marion's balance sheet as of the date of such closing, on which the post-closing purchase price adjustment will be based. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position and/or results of operations.

     The Pro Forma Financial Statements should be read in conjunction with the financial statements of the Company and of Marion, and the related notes thereto, included elsewhere in this Prospectus. See also "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     For purposes of the Pro Forma Financial Statements, the "Marion Acquisition" includes the Company's acquisition of Marion and the financing effected to consummate that acquisition, and the "AIP Merger" includes the acquisition of the Company by AIP and the Private Offering.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                          JUNE 30, 1997
                                      -------------------------------------------------------------------------------------
                                          HISTORICAL                     PRO FORMA ADJUSTMENTS
                                      -------------------   ------------------------------------------------
                                                                                 SUBTOTAL
                                                                 MARION          COMBINED           AIP           COMBINED
                                      BUCYRUS     MARION    ACQUISITION(1)(2)    PRO FORMA      MERGER(8)(9)      PRO FORMA
                                      --------    -------   -----------------    ---------      ------------      ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........  $ 11,350    $   240       $    452(3)      $ 12,042         $ (5,000)       $  7,042
  Receivables.......................    54,271      9,679                          63,950                           63,950
  Inventories.......................    74,587     37,427                         112,014           10,836(10)     122,850
  Prepaid expenses and other current
    assets..........................     5,091         91         (1,892)(4)        3,290             (225)(11)      3,065
                                      --------    -------       --------         --------         --------        --------
  Total Current Assets..............   145,299     47,437         (1,440)         191,296            5,611         196,907
OTHER ASSETS:
  Restricted funds on deposit.......     1,079         --                           1,079                            1,079
  Goodwill..........................        --         --                                          110,306(10)     110,306
  Intangible assets -- net..........     8,101      1,372            662(5)        10,135           16,515(10)      26,650
  Other assets......................     6,395        361          3,200(6)         9,956            3,287(12)      13,243
                                      --------    -------       --------         --------         --------        --------
                                        15,575      1,733          3,862           21,170          130,108         151,278
PROPERTY, PLANT AND EQUIPMENT --
  NET:..............................    37,639      9,146         (7,925)(5)       38,860           33,590(10)      72,450
                                      --------    -------       --------         --------         --------        --------
                                      $198,513    $58,316       $ (5,503)        $251,326         $169,309        $420,635
                                      ========    =======       ========         ========         ========        ========
LIABILITIES AND COMMON SHAREHOLDERS'
  INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued
    expenses........................  $ 41,712    $ 9,401       $ (5,599)(7)     $ 45,514                         $ 45,514
  Payable to affiliated entity......        --        839           (839)(7)           --                               --
  Liabilities to customers on
    uncompleted contracts and
    warranties......................     7,170      4,011                          11,181                           11,181
  Income taxes......................     2,042         --                           2,042                            2,042
  Short-term obligations............    11,438         --         45,000           56,438         $(45,000)         11,057
                                                                                                      (381)(13)
  Current maturities of long-term
    debt............................       416         --                             416                              416
                                      --------    -------       --------         --------         --------        --------
  Total Current Liabilities.........    62,778     14,251         38,562          115,591          (45,381)         70,210
LONG-TERM LIABILITIES:
  Deferred income taxes.............       138         --                             138                              138
  Liabilities to customers on
    uncompleted contracts and
    warranties......................     3,239         --                           3,239                            3,239
  Postretirement benefits...........    10,800      6,725         (6,725)(7)       10,800            2,569(14)      13,369
  Deferred expenses and other.......    12,152      4,344         (4,344)(7)       12,152            2,715(15)      14,867
                                      --------    -------       --------         --------         --------        --------
                                        26,329     11,069        (11,069)          26,329            5,284          31,613
LONG-TERM DEBT, less current
  maturities........................    68,339         --                          68,339          (42,908)(16)    175,812
                                                                                                   150,000
                                                                                                       381(13)
COMMON SHAREHOLDERS' INVESTMENT:
  Common stock......................       105         --                             105             (105)(17)         --
  Additional paid-in capital........    57,739         --                          57,739           85,261(17)     143,000
  Unearned stock compensation.......    (2,395)        --                          (2,395)           2,395(17)          --
  Accumulated deficit...............   (13,023)        --                         (13,023)          13,023(17)          --
  Cumulative translation
    adjustment......................    (1,359)        --                          (1,359)           1,359(17)          --
  Combined equity...................        --     32,996        (32,996)              --                               --
                                      --------    -------       --------         --------         --------        --------
                                        41,067     32,996        (32,996)          41,067          101,933         143,000
                                      --------    -------       --------         --------         --------        --------
                                      $198,513    $58,316       $ (5,503)        $251,326         $169,309        $420,635
                                      ========    =======       ========         ========         ========        ========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) A summary of sources and uses of proceeds for the Marion Acquisition was as follows:

SOURCES OF FUNDS:
  Gross proceeds from the Bridge Loan.......................  $45,000
                                                              -------
Total Sources of Funds......................................  $45,000
                                                              =======
USES OF FUNDS:
  Estimated purchase price for Marion*......................  $36,451
  Bridge Loan borrowing costs of $3,463 less $1,338 paid by
     the Company as of June 30, 1997........................    2,125
  Transaction costs of $6,195 (primarily relocation costs),
     less $463 paid by the Company as of June 30, 1997......    5,732
  Increase to on-hand cash balances.........................      692
                                                              -------
Total Uses of Funds.........................................  $45,000
                                                              =======

-------------------------
* The purchase price of Marion was approximately $40,120 plus or minus the change in Marion's net assets from January 31, 1997, to the closing date. At June 30, 1997, the change in the net assets is a decrease of $3,669 which would reduce the estimated purchase price to $36,451.

(2) The Marion Acquisition included trade receivables, inventory, selected current assets, selected other long-term assets, machinery and equipment, trade payables and selected current liabilities. The estimated allocation of the purchase price of Marion was as follows:

PURCHASE PRICE:
  Cash......................................................  $36,451
  Liabilities assumed.......................................    7,813
  Transaction costs (primarily relocation costs)............    6,195
                                                              -------
                                                              $50,459
                                                              =======
ALLOCATION OF PURCHASE PRICE:
  Receivables...............................................  $ 9,679
  Inventories...............................................   37,427
  Intangible assets (primarily engineering drawings)........    2,034
  Other assets..............................................       98
  Machinery and equipment...................................    1,221
                                                              -------
                                                              $50,459
                                                              =======

(3) Reflects the net increase in cash related to the purchase of Marion:

Gross proceeds from the Bridge Loan.........................  $ 45,000
Purchase of Marion..........................................   (36,451)
Payment of transaction costs................................    (5,732)
Payment of borrowing costs incurred in connection with the
  Bridge Loan...............................................    (2,125)
Elimination of Marion cash not acquired by the Company......      (240)
                                                              --------
                                                              $    452
                                                              ========

(4) The reduction in prepaid expenses reflects the following:

Reclassification of Bridge Loan borrowing costs and
  transaction costs that have been paid by the Company as of
  June 30, 1997.............................................  $(1,801)
Elimination of Marion assets not acquired by the Company....      (91)
                                                              -------
                                                              $(1,892)
                                                              =======

(5) Reflects the allocation of the purchase price to intangible assets and machinery and equipment.

(6) Reflects the following:

Capitalization of borrowing costs incurred by the Company in connection with the Bridge Loan...........................  $3,463
Elimination of Marion assets not acquired by the Company....    (263)
                                                              ------
                                                              $3,200
                                                              ======

     Following the Private Offering, the Company wrote off its entire borrowing costs incurred in connection with the Bridge Loan. Such write-off was reflected in the results of operations for the three months ended September 30, 1997 as a charge to earnings.

(7) These adjustments represent the elimination of liabilities not assumed by the Company.

(8) A summary of sources and uses of proceeds from the Private Offering and the AIP Merger is as follows:

SOURCES OF FUNDS:
  Gross proceeds from the Private Offering..................  $150,000
  Cash equity contribution by AIP...........................   143,000
  Borrowings under Revolving Credit Facility................    23,258
  Cash......................................................     5,000
                                                              --------
Total Sources of Funds......................................  $321,258
                                                              ========
USES OF FUNDS:
  Purchase of outstanding shares of Common Stock, stock
     options and SARs.......................................  $196,567
  Repayment of Secured Notes................................    65,785
  Repayment of Bridge Loan..................................    45,000
  Repayment of existing credit facility.....................       381
  Transaction costs.........................................     7,200
  Debt issuance costs of $6,550 less $225 paid by the
     Company as of June 30, 1997............................     6,325
                                                              --------
Total Uses of Funds.........................................  $321,258
                                                              ========

(9) The estimated allocation of the purchase of the Common Stock of the Company is as follows:

PURCHASE PRICE:
  Cash equity contribution by AIP...........................  $143,000
  Liabilities assumed.......................................   270,435
  Transaction costs.........................................     7,200
                                                              --------
                                                              $420,635
                                                              ========
ALLOCATION OF PURCHASE PRICE:
  Current assets............................................  $196,907
  Intangible assets (including goodwill of $110,306)........   136,956
  Other long-term assets....................................    14,322
  Property, plant and equipment.............................    72,450
                                                              --------
                                                              $420,635
                                                              ========

(10) The adjustments reflect the write-up to fair market value.

      - Inventory has been adjusted to its fair value as required by Accounting Principles Board Opinion No. 16. This adjustment primarily relates to finished parts which are being valued at their selling price, less cost to sell, less a selling profit. As such inventory is sold, this adjustment to fair value will be charged to cost of products sold. The Company expects the inventory to be sold over a one year period.

      - Goodwill is expected to be amortized over 30 years.

      - Intangible assets consist of engineering drawings and bill of material listings and are expected to be amortized over 20 years.

      - Plant and equipment will be amortized over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes. Estimated useful lives are expected to be 20 years for buildings and improvements and 10 years for machinery and equipment.

      - The Company intends to review its property, plant and equipment and intangible assets and obtain appraisals of these assets in order to determine what revisions, if any, should be made to individual accounts. The Company does not expect the appraised values to be materially different than the values assigned in these pro forma financial statements.

(11) Reflects the reclassification of debt issuance costs that have been paid by the Company as of June 30, 1997.

(12) Reflects the following:

Capitalization of debt issuance costs incurred by the
  Company in connection with the Notes which will be
  amortized over the life of the Notes......................  $ 6,550
Elimination of capitalized borrowing costs incurred by the
  Company in connection with the Bridge Loan................   (3,463)
Adjustment of pension assets to the amount of the fair value of the assets in excess of the projected benefit
  obligation................................................      200
                                                              -------
                                                              $ 3,287
                                                              =======

(13) Reflects the repayment of the existing credit facility.

(14) Reflects the adjustment of the reserve for postretirement life and medical benefits to the amount of the accumulated postretirement benefit obligation.

(15) Reflects the adjustment of the pension accrual to the excess of the projected benefit obligation over plan assets.

(16) Reflects the following:

Repayment of Secured Notes..................................  $(65,785)
Borrowings under the Revolving Credit Facility, excluding
  item (13) above...........................................    22,877
                                                              --------
                                                              $(42,908)
                                                              ========

(17) Reflects the elimination of the old equity of the Company and the AIP Equity Contribution.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          HISTORICAL
                                  --------------------------            PRO FORMA ADJUSTMENTS
                                    BUCYRUS        MARION      ----------------------------------------
                                   YEAR ENDED    YEAR ENDED                        SUBTOTAL
                                  DECEMBER 31,   OCTOBER 31,     MARION            COMBINED      AIP          COMBINED
                                      1996          1996       ACQUISITION         PRO FORMA    MERGER        PRO FORMA
                                  ------------   -----------   -----------         ---------    ------        ---------
  Net sales.....................    $263,786       $109,625                        $373,411                   $373,411
  Cost of products sold.........     215,126         93,026      $(7,404)(2)(4)     300,748    $ 12,079(5)     312,827
                                    --------       --------      -------           --------    --------       --------
  Gross profit..................      48,660         16,599        7,404             72,663     (12,079)        60,584
  Product development, selling,
    administrative, and
    miscellaneous expenses......      36,470         16,514       (6,539)(3)(4)      46,445       7,668(6)      54,113
  Allocation of parent
    corporation administrative
    and overhead expenses.......                      2,200       (2,200)(3)             --                         --
                                    --------       --------      -------           --------    --------       --------
  Operating earnings............      12,190         (2,115)      16,143             26,218     (19,747)         6,471
  Other income..................       1,003            555                           1,558                      1,558
                                    --------       --------      -------           --------    --------       --------
  Earnings before interest
    expense and income taxes....      13,193         (1,560)      16,143             27,776     (19,747)         8,029
  Interest expense..............       8,557            228             (7)           8,785       9,669(7)      18,454
                                    --------       --------      -------           --------    --------       --------
  Earnings (loss) before income
    taxes.......................       4,636         (1,788)      16,143             18,991     (29,416)       (10,425)
  Income taxes..................       1,758           (662)       5,551(8)           6,647      (5,285)(8)      1,362
                                    --------       --------      -------           --------    --------       --------
  Net earnings (loss)...........    $  2,878       $ (1,126)     $10,592           $ 12,344    $(24,131)      $(11,787)
                                    ========       ========      =======           ========    ========       ========
  Net loss per share of Common Stock...................................................................             --(9)
OTHER DATA:
  EBITDA (as defined
    herein)(10).................    $ 19,247       $    434      $14,339           $ 34,020                   $ 34,020
  Capital expenditures..........    $  4,996       $  1,761                        $  6,757                   $  6,757

  See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements
                                 of Operations.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL FOR THE              PRO FORMA ADJUSTMENTS
                                    SIX MONTHS ENDED      ----------------------------------------
                                      JUNE 30, 1997                           SUBTOTAL
                                   -------------------      MARION            COMBINED       AIP           COMBINED
                                   BUCYRUS     MARION     ACQUISITION         PRO FORMA    MERGER          PRO FORMA
                                   --------    -------    -----------         ---------    -------         ---------
  Net sales......................  $143,762    $31,549      $(1,410)(1)       $173,901                     $173,901
  Cost of products sold..........   116,261     27,824       (3,943)(2)(4)     140,142     $   475(5)       140,617
                                   --------    -------      -------           --------     -------         --------
  Gross profit...................    27,501      3,725        2,533             33,759        (475)          33,284
  Product development, selling,
    administrative, and
    miscellaneous expenses.......    18,345      7,254       (2,731)(3)(4)      22,868       3,711(6)        26,579
  Allocation of parent
    corporation administrative
    and overhead expenses........        --      1,246       (1,246)(3)             --                           --
                                   --------    -------      -------           --------     -------         --------
  Operating earnings.............     9,156     (4,775)       6,510             10,891      (4,186)           6,705
  Other income...................       615         50                             665                          665
                                   --------    -------      -------           --------     -------         --------
  Earnings before interest
    expense and income taxes.....     9,771     (4,725)       6,510             11,556      (4,186)           7,370
  Interest expense...............     3,956        780                           4,736       4,606(7)         9,342
                                   --------    -------      -------           --------     -------         --------
  Earnings (loss) before income
    taxes........................     5,815     (5,505)       6,510              6,820      (8,792)          (1,972)
  Income taxes...................     2,392     (2,125)       2,120(8)           2,387        (184)(8)        2,203
                                   --------    -------      -------           --------     -------         --------
  Net earnings (loss)............  $  3,423    $(3,380)     $ 4,390           $  4,433     $(8,608)        $ (4,175)
                                   ========    =======      =======           ========     =======         ========
  Net loss per share of Common Stock..............................................................               --(9)
OTHER DATA:
  EBITDA (as defined
    herein)(10)..................  $ 12,900    $(3,718)     $ 5,647           $ 14,829                     $ 14,829
  Capital expenditures...........  $  2,433    $   683                        $  3,116                     $  3,116

  See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements
                                 of Operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) Represents the adjustment to net sales to conform Marion's revenue recognition policy for shovels (shipment method) to the Company's percentage of completion method. The adjustment for 1996 is immaterial and is not included in the 1996 Pro Forma Combined Condensed Statement of Operations.

(2) Reflects the following:

                                                                      YEAR ENDED     SIX MONTHS ENDED
                                                                     DECEMBER 31,        JUNE 30,
                                                                         1996              1997
                                                                     ------------    ----------------
         Elimination of depreciation on buildings which are not
           being purchased by the Company........................      $   (91)          $   (46)
         Elimination of the LIFO provision.......................         (484)               --
         Reversal of provision for warranties on planetary
           gearing on certain draglines not assumed by the
           Company pursuant to the purchase contract.............       (1,400)               --
         Adjustment to cost of sales to conform Marion's revenue
           recognition policy for shovels (shipment method) to
           the Company's percentage of completion method.........           --            (1,182)
         Adjustment to depreciation expense based on the assigned
           fair value of machinery and equipment.................         (443)             (222)
         Elimination of manufacturing costs related to
           non-acquired assets and non-assumed employees (see
           below)................................................       (4,986)           (2,493)
                                                                       -------           -------
                                                                       $(7,404)          $(3,943)
                                                                       =======           =======

     As part of the purchase contract, the Company did not acquire the manufacturing facility of Marion. The elimination of direct costs related to this facility, including maintenance, security, taxes, insurance, etc. results in reductions of approximately $2,239 and $1,120 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. This does not include depreciation savings reflected in the table above.

     Also as part of the purchase contract, the Company hired only specifically identified Marion employees which reflected a department-by-department evaluation of personnel required to handle the workload. Various subsidiaries of Global have retained all liabilities related to employees not permanently hired by the Company. The elimination of salaries and benefits from administrative personnel in the fixed manufacturing departments (plant management, purchasing, industrial relations, quality assurance, etc.) who have not been hired results in savings of $1,773 and $886 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. An additional $974 and $487 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, of duplicative nonpayroll costs related to manufacturing (corporate allocations, travel costs, outside consultants, and other manufacturing items) have been identified.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(3) As part of the purchase contract, the Company hired only specifically identified Marion employees. In addition, the Company has identified redundant functions and costs at Marion. These include:

                                                                      YEAR ENDED     SIX MONTHS ENDED
                                                                     DECEMBER 31,        JUNE 30,
                                                                         1996              1997
                                                                     ------------    ----------------
         Salaries and benefits from the elimination of specific
           administrative departments (executive, treasury, human
           resources, and finance)...............................      $(2,982)          $(1,492)
         Additional non-payroll related costs related to the
           administrative functions of Marion....................       (1,287)             (644)
         Corporate overhead charges allocated from the parent of
           Marion................................................       (2,200)           (1,246)
         Salaries and related costs from Marion's permanent
           elimination of various engineering positions in
           December 1996.........................................       (1,000)               --
                                                                       -------           -------
                                                                       $(7,469)          $(3,382)
                                                                       =======           =======

     In addition, the adjustments to reflect the impact of purchase accounting are as follows:

                                                                      YEAR ENDED     SIX MONTHS ENDED
                                                                     DECEMBER 31,        JUNE 30,
                                                                         1996              1997
                                                                     ------------    ----------------
         Adjustment to amortization of intangible assets based on
           the assigned fair value of such assets................      $  (728)           $(324)
         Adjustment to depreciation expense based on the assigned
           fair value of machinery and equipment.................         (542)            (271)
                                                                       -------         --------
                                                                       $(1,270)           $(595)
                                                                       =======         ========

(4) In addition to the above pro forma adjustments, the Company expects to realize significant additional annual cost savings related to headcount reductions and related expenses at Marion which have not been included in the Pro Forma Combined Condensed Statements of Operations. The primary cost savings are related to reduced direct labor costs, engineering and marketing headcount reductions, and future closing of parts and service locations as summarized below:

                                                                      YEAR ENDED     SIX MONTHS ENDED
                                                                     DECEMBER 31,        JUNE 30,
                                                                         1996              1997
                                                                     ------------    ----------------
         Direct labor reductions.................................      $(1,319)          $  (660)
         Engineering and marketing salary and benefit
           reductions............................................       (1,292)             (646)
         Elimination of duplicative parts and service
           locations.............................................         (389)             (194)
                                                                       -------           -------
                                                                       $(3,000)          $(1,500)
                                                                       =======           =======

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

 (5) Reflects the impacts of purchase accounting as follows:

                                                                      YEAR ENDED     SIX MONTHS ENDED
                                                                     DECEMBER 31,        JUNE 30,
                                                                         1996              1997
                                                                     ------------    ----------------
         Inventory write-up charged to cost of products sold as
           the inventory is sold..................................     $10,836             $ --
         Adjustment to depreciation expense based on the assigned
           fair value of property, plant and equipment............       1,243              475
                                                                       -------           ------
                                                                       $12,079             $475
                                                                       =======           ======

      Inventory has been adjusted to its fair value as required by Accounting Principles Board Opinion No. 16. This adjustment primarily relates to finished parts which are being valued at their selling price, less cost to sell, less a selling profit. As such inventory is sold, this adjustment to fair value will be charged to cost of products sold.

 (6) Reflects the impacts of purchase accounting, the amortization of the fees, and the AIP Management Fee incurred by the Company in connection with the Private Offering as follows:

                                                                      YEAR ENDED     SIX MONTHS ENDED
                                                                     DECEMBER 31,        JUNE 30,
                                                                         1996              1997
                                                                     ------------    ----------------
         Purchase Accounting:
           Amortization of goodwill...............................      $3,679            $1,840
           Adjustment to depreciation expense based on the
              assigned fair value of property, plant and
              equipment...........................................       1,058               405
           Adjustment to amortization of intangible assets based
              on the assigned fair value of such assets...........         826               413
         AIP Management Fee.......................................       1,450               725
         Amortization of fees.....................................         655               328
                                                                        ------          --------
                                                                        $7,668            $3,711
                                                                        ======          ========

 (7) Reflects the following:

                                                                      YEAR ENDED     SIX MONTHS ENDED
                                                                     DECEMBER 31,        JUNE 30,
                                                                         1996              1997
                                                                     ------------    ----------------
         Interest on the Notes at an assumed interest rate of
           10.5%..................................................     $15,750           $ 7,875
         Reversal of interest on the Secured Notes being
           retired................................................      (7,783)           (3,454)
         Reversal of Marion's historical interest expense.........        (228)             (780)
         Interest on borrowings under the Revolving Credit
           Facility at an assumed interest rate of 8.4375%........       1,930               965
                                                                       -------           -------
                                                                       $ 9,669           $ 4,606
                                                                       =======           =======

      There is no pro forma interest expense adjustment reflected for the Bridge Loan as it was repaid from the sale of the Existing Notes.

      The impact of a 1/8 of 1% change in the interest rate on the Notes approximates $188 per annum. Assuming an interest rate of 9 3/4%, interest expense would have been $14,625 for the fiscal year ended December 31, 1996, and $7,313 for the six months ended June 30, 1997.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

 (8) Pro forma income taxes have been provided at local statutory rates by tax jurisdiction. For the Marion Acquisition, income taxes provided on U.S. operations are offset by pre-bankruptcy net operating loss carryforwards. The benefit of such net operating loss carryforwards would be reflected as a reduction of intangibles rather than the tax provision. As a result of the AIP Merger, the tax benefit on U.S. operating losses has been completely offset by valuation allowances due to uncertainty as to their realization and the previous pro forma provision for the Marion Acquisition is eliminated. This results in an overall net income tax provision for pro forma purposes which primarily relates to taxes on foreign income.

 (9) As a result of the AIP Merger, there are 1,000 outstanding shares of Common Stock, all of which are owned by AIPAC; therefore, net loss per share of Common Stock is not meaningful.

(10) For purposes of this Prospectus (other than "Description of the Notes"), "EBITDA" is defined as earnings (loss) before (i) income taxes; (ii) interest expense; (iii) extraordinary gain; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation; (vii) loss (gain) on sale of fixed assets; (viii) restructuring expenses; (ix) reorganization items;
     (x) inventory fair-value adjustment charged to cost of products sold; (xi) the AIP Management Fee, which is subordinated to the Notes and was not incurred by the Company until after the AIP Merger was consummated; and
     (xii) in 1995 only, a non-cash charge related to the scrapping and disposal of excess inventory related to certain older and discontinued machine models. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- EBITDA." Since cash flow from operations is very important to the Company's future, the EBITDA calculation provides a summary review of cash flow performance. EBITDA (as defined herein) should not be considered an alternative to operating income determined in accordance with GAAP as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

(11) On September 24, 1997, all issued and outstanding stock options and SARs were cancelled, and regardless of whether such stock options or SARs had then vested or were exercisable, each holder of stock options or SARs received cash per share equal to $18.00 less the "strike price" of such stock options or SARs. As a result, the Company incurred a one-time non-recurring pretax charge of approximately $7,000 in the three months ended September 30, 1997. Such amount was funded by a portion of the proceeds from the AIP Equity Contribution and is included in the sources and uses of funds.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth historical financial information of the Company as of and for the years or periods ended December 31, 1996, 1995, and 1994, and as of and for the six months ended June 30, 1997 and 1996, and for the Predecessor Company as of and for the years or periods ended December 13, 1994, December 31, 1993, and December 31, 1992. The Statement of Operations and Balance Sheet information as of and for the years or periods ended December 31, 1996, 1995, and 1994, December 13, 1994, and December 31, 1993 and 1992, have been derived from the audited consolidated financial statements of the Company. The Statement of Operations and Balance Sheet information as of and for the six months ended June 30, 1997 and 1996, were derived from the unaudited consolidated financial statements of the Company, which include all adjustments that management considers necessary to present fairly the financial results for these interim periods, all of which were of a normal recurring nature. The results of operations for the six month periods are not necessarily indicative of results to be expected for the full year. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, and related notes thereto, and other financial information included elsewhere in this Prospectus.

                                      PREDECESSOR COMPANY(1)
                                -----------------------------------
                                     YEAR ENDED                                             YEAR ENDED         SIX MONTHS ENDED
                                    DECEMBER 31,       JANUARY 1 -     DECEMBER 14 -       DECEMBER 31,            JUNE 30,
                                --------------------   DECEMBER 13,     DECEMBER 31,    -------------------   -------------------
                                  1992       1993          1994             1994          1995       1996       1996       1997
                                  ----       ----      ------------    -------------      ----       ----       ----       ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
 Net sales....................  $242,468   $ 198,464     $186,174         $  7,810      $231,921   $263,786   $130,820   $143,762
 Cost of products sold........   200,424     166,774      157,181            6,933       205,552    215,126    107,023    116,261
                                --------   ---------     --------         --------      --------   --------   --------   --------
 Gross profit.................    42,044      31,690       28,993              877        26,369     48,660     23,797     27,501
 Product development, selling,
   administrative, and
   miscellaneous expenses.....    34,054      33,749       30,158            1,099        34,172     36,470     17,854     18,345
 Restructuring and
   reorganization charges.....        --       4,387        9,338               --         3,496         --         --         --
                                --------   ---------     --------         --------      --------   --------   --------   --------
 Operating earnings (loss)....     7,990      (6,446)     (10,503)            (222)      (11,299)    12,190      5,943      9,156
 Other income.................     4,349       1,735        2,976               79         1,295      1,003        464        615
                                --------   ---------     --------         --------      --------   --------   --------   --------
 Earnings (loss) before
   interest expense, income
   taxes, extraordinary gain,
   and cumulative effects of
   changes in accounting
   principles.................    12,339      (4,711)      (7,527)            (143)      (10,004)    13,193      6,407      9,771
 Interest expense.............    28,146      35,065       13,911              284         6,254      8,557      4,173      3,956
                                --------   ---------     --------         --------      --------   --------   --------   --------
 Earnings (loss) before income
   taxes, extraordinary gain,
   and cumulative effects of
   changes in accounting
   principles.................   (15,807)    (39,776)     (21,438)            (427)      (16,258)     4,636      2,234      5,815
 Income taxes.................       940         916        1,395              125         2,514      1,758      1,324      2,392
                                --------   ---------     --------         --------      --------   --------   --------   --------
 Earnings (loss) before
   extraordinary gain and
   cumulative effects of
   changes in accounting
   principles.................   (16,747)    (40,692)     (22,833)            (552)      (18,772)     2,878        910      3,423
 Extraordinary gain...........        --          --      142,480               --            --         --         --         --
 Cumulative effects of changes
   in accounting principles...        --     (11,298)          --               --            --         --         --         --
                                --------   ---------     --------         --------      --------   --------   --------   --------
 Net earnings (loss)..........   (16,747)    (51,990)     119,647             (552)      (18,772)     2,878        910      3,423
 Redeemable preferred stock
   dividends..................    (1,869)         50          (40)              --            --         --         --         --
 Preferred stock accretion....      (522)       (689)        (106)              --            --         --         --         --
 Reorganization item --
   preferred stock............        --          --      (40,555)              --            --         --         --         --
                                --------   ---------     --------         --------      --------   --------   --------   --------
 Net earnings (loss)
   attributable to common
   shareholders...............  $(19,138)  $ (52,629)    $ 78,946         $   (552)     $(18,772)  $  2,878   $    910   $  3,423
                                ========   =========     ========         ========      ========   ========   ========   ========
 Weighted average number of
   shares outstanding (in
   thousands).................     6,355       8,933        9,269           10,170        10,203     10,259     10,235     10,345
                                ========   =========     ========         ========      ========   ========   ========   ========
 Earnings (loss) per share of
   Common Stock...............  $  (3.01)  $   (5.89)    $   8.52         $  (0.05)     $  (1.84)  $   0.28   $   0.09   $   0.33
                                ========   =========     ========         ========      ========   ========   ========   ========

                                      PREDECESSOR COMPANY(1)
                                -----------------------------------
                                     YEAR ENDED                                             YEAR ENDED         SIX MONTHS ENDED
                                    DECEMBER 31,       JANUARY 1 -     DECEMBER 14 -       DECEMBER 31,            JUNE 30,
                                --------------------   DECEMBER 13,     DECEMBER 31,    -------------------   -------------------
                                  1992       1993          1994             1994          1995       1996       1996       1997
                                  ----       ----      ------------    -------------      ----       ----       ----       ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
(END OF PERIOD):
 Cash and cash equivalents....  $ 16,020   $  13,696                      $ 16,209      $ 11,150   $ 15,763   $  8,486   $ 11,350
 Receivables..................    27,125      25,731                        26,220        35,603     32,085     43,453     54,271
 Inventories..................    67,009      63,671                        82,393        73,566     70,889     70,458     74,587
 Total assets.................   206,805     188,811                       179,873       174,038    172,895    173,322    198,513
 Total debt...................   198,652     207,702                        60,293        65,252     70,241     68,317     80,193
 Total common shareholders'
   investment (deficiency in
   assets)....................  $(89,002)  $(143,110)                     $ 53,617      $ 34,680   $ 37,461   $ 35,162   $ 41,067
OTHER DATA:
 EBITDA (as defined
   herein)(2).................  $ 25,347   $  11,694     $12,883          $    392      $ 12,672   $ 19,247   $  9,333   $ 12,900
 Capital expenditures.........     3,750       2,990       2,616               190         3,006      4,996      1,305      2,433
 Gross margin percentage......      17.3%       16.0%       15.6%             11.2%         11.4%      18.4%      18.2%      19.1%
 EBITDA as a percentage of net
   sales......................      10.5%        5.9%        6.9%              5.0%          5.5%       7.3%       7.1%       9.0%
 Ratio of earnings to fixed
   charges(3).................        --          --          --                --            --        1.5x       1.5x       2.3x

-------------------------
(1) The "Predecessor Company" is B-E Holdings, Inc., the former parent of the Company, which was merged with and into the Company on December 14, 1994.

(2) For purposes of this Prospectus (other than "Description of the Notes"), "EBITDA" is defined as earnings (loss) before (i) income taxes; (ii) interest expense; (iii) extraordinary gain; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation; (vii) loss (gain) on sale of fixed assets; (viii) restructuring expenses; (ix) reorganization items; (x) inventory fair-value adjustment charged to cost of products sold; (xi) the AIP Management Fee, which is subordinated to the Notes and was not incurred by the Company until after the AIP Merger was consummated; and (xii) in 1995 only, a non-cash charge related to the scrapping and disposal of excess inventory related to certain older and discontinued machine models. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- EBITDA." Since cash flow from operations is very important to the Company's future, the EBITDA calculation provides a summary review of cash flow performance. EBITDA (as defined herein) should not be considered an alternative to operating income as determined in accordance with GAAP as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. For 1993, EBITDA (as defined herein) also excluded the cumulative effect of changes in accounting principles.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt fees. Earnings were inadequate to cover fixed charges in certain years. The deficiency amounted to approximately $15,807 for 1992, $39,776 for 1993, $21,438 for the period January 1 to December 13, 1994, $427 for the period December 14 to December 31, 1994, and $16,258 for 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The reorganization of the Company under Chapter 11 of the Bankruptcy Code was effective December 14, 1994. The reorganization was accounted for using the principles of fresh start reporting as required by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under the principles of fresh start reporting, total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible and intangible assets on the basis of their estimated fair value, and liabilities were adjusted to the present values of amounts to be paid where appropriate. The consolidated financial statements for periods subsequent to December 14, 1994, include the related amortization charges associated with the fair value adjustments.

     As a result of the implementation of fresh start reporting, the consolidated financial statements of the Company are not comparable to the consolidated financial statements of periods prior to December 14, 1994. The consolidated financial statements presented for prior periods are not the Company's, but instead are those of B-E Holdings, Inc. (the "Predecessor Company"), the former parent of the Company, which was merged with and into the Company on December 14, 1994.

RESULTS OF OPERATIONS

  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996

     NET SALES. Net sales for the first six months of 1997 were $143.8 million compared with $130.8 million for the first six months of 1996. Net sales of repair parts and services were $88.6 million, which is an increase of 8% from the first six months of 1996. The increase in repair parts and service net sales occurred primarily at foreign locations. Net machine sales were $55.1 million, which is an increase of 13% from the first six months of 1996. Net sales of electric mining shovels increased 39% from the first six months of 1996. The increase in electric mining shovel volume was primarily in copper markets. Net sales of blast hole drills decreased 28% from the first six months of 1996. There has been an overall decline in worldwide blast hole drill sales activity in 1997.

     OTHER INCOME. Other income, which consists primarily of interest income, was $0.6 million and $0.5 million for the six months ended June 30, 1997 and 1996, respectively.

     COST OF PRODUCTS SOLD. Cost of products sold for the first six months of 1997 was $116.3 million, or 81% of net sales, compared with $107.0 million, or 82% of net sales, for the first six months of 1996. The increase in gross margin percentage was primarily due to improved machine margins.

     PRODUCT DEVELOPMENT, SELLING, ADMINISTRATIVE AND MISCELLANEOUS EXPENSES. Product development, selling, administrative and miscellaneous expenses for the first six months of 1997 were $18.3 million, or 13% of net sales, compared with $17.9 million, or 14% of net sales, for the first six months of 1996.

     INTEREST EXPENSE. Interest expense for the first six months of 1997 was $4.0 million compared with $4.2 million for the first six months of 1996. The Company had the option of paying interest on the Secured Notes in cash at 10.5% or in kind (issuance of additional Secured Notes) at 13%. For the first six months of 1997, interest was accrued at 10.5% since the Company paid this interest in cash. For the first six months of 1996, interest was accrued at 13% since the Company paid this interest in kind. Interest was accrued on a higher principal balance in 1997 since all interest was paid in kind through December 31, 1996.

     INCOME TAXES. For the six months ended June 30, 1997, income tax expense consists primarily of foreign taxes at applicable statutory rates and a non-cash income tax provision on United States taxable income at applicable statutory rates. For the component of the United States tax provision relating to tax benefits realized from reductions in the valuation allowance established as of

December 14, 1994 (the date the Company reorganized under chapter 11 of the Bankruptcy Code), a corresponding $0.5 million reduction of intangible assets was recorded in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." For the component of the United States tax provision relating to reductions in the valuation allowance established after December 14, 1994, an income tax benefit was recorded.

     For the six months ended June 30, 1996, income tax expense consists primarily of foreign taxes at applicable statutory rates. For United States tax purposes there was a loss for which there was no income tax benefit.

     NET EARNINGS. Net earnings for the first six months of 1997 were $3.4 million compared with $0.9 million for the first six months of 1996. The increase in net earnings was primarily due to increased sales volume and improved gross margin percentage.

     INVENTORY, BACKLOG AND NEW ORDERS. The Company maintains a substantial inventory of partially manufactured machines and components, as well as finished goods inventory, primarily consisting of replacement parts, in order to reduce lead times and respond quickly to customers' delivery requirements. Inventories at June 30, 1997 were $74.6 million (27% of net sales for the twelve months ended June 30, 1997), compared with $70.5 million (28% of net sales for the twelve months ended June 30, 1996) at June 30, 1996. At June 30, 1997 and 1996, $48.1 million and $43.4 million, respectively, were held as finished goods inventory.

     The Company's consolidated backlog at June 30, 1997, was $215.8 million compared with $158.7 million at December 31, 1996, and $184.1 million at June 30, 1996. Machine backlog at June 30, 1997, was $103.8 million, which is an increase of 112% from December 31, 1996, and an increase of 12% from June 30, 1996. The Company received a letter of intent from BHP Coal Pty. Ltd., an Australian mining company, to purchase a 257OWS walking dragline which is scheduled for completion by December 31, 1999. This was expected to generate net sales of approximately $60.2 million and is included in machine backlog at June 30, 1997. The Company currently expects that this dragline will generate net sales of $57.5 million over the next two and one half years. Machine backlog for electric mining shovels and blast hole drills has decreased 53% from June 30, 1996. Repair parts and service backlog at June 30, 1997 was $112.0 million, which is an increase of 2% from December 31, 1996, and an increase of 23% from June 30, 1996. The increase in repair parts and service backlog from June 30, 1996, was at both United States and foreign locations. Backlog includes the dollar value of orders placed for new equipment as well as parts and services, including estimates of revenues expected to be generated from MARCs, minus dollars billed through manufacturing contracts, which are billed on a percentage of completion basis. MARC revenue estimates are based on payments expected for parts and for maintenance and operational services over the life of each contract, some of which have terms through 2002.

     New orders for the first six months of 1997 were $200.8 million, which is an increase of 2% from the first six months of 1996. New machine orders were $109.9 million, which is an increase of 44% from the first six months of 1996. Included in new machine orders for the first six months of 1997 was approximately $60.2 million for the aforementioned 257OWS dragline for BHP Coal Pty. Ltd. of Australia. New machine orders for electric mining shovels for the first six months of 1997 were even with last year while new machine orders for blast hole drills have decreased. There has been an overall decline in worldwide blast hole drill orders in 1997, which was anticipated as a result of a temporary lower demand for copper. During the first six months of 1996, a multiple machine order was received from one South American customer in the copper market resulting in new machine orders substantially higher than historical levels in that six months. As a result of a decline in copper prices in 1996 from historically high levels, demand from this market segment has remained low. However, due to a resurgence in copper prices in late 1996, which the Company expects to continue through 1997, there should be continued demand from this market segment for electric mining shovels and blast hole drills. There also was an increase in iron ore production in late 1994 that was sustained through 1995 and 1996. The Company anticipates that some iron ore producers will continue to replace aged electric mining shovel and blast hole drill fleets with new machines in an effort to reduce iron ore production costs. Also, price increases for hard coking coal in 1995 and 1996 have brought new demand for machines in western Canada and Australia in recent months. New repair parts and service orders were $90.9 million for the first six months of 1997, which is a decrease of 25% from the first six months of 1996. Included in new repair parts and service orders for the first six months of 1996 were large maintenance and repair contract orders at foreign locations.

  COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

     NET SALES. Net sales for 1996 were $263.8 million compared with $231.9 million for 1995. Net sales of repair parts and services for 1996 were $156.4 million, which is an increase of 1% from 1995. This increase consists of an increase in net sales at Minserco, Inc., a mining service subsidiary of the Company, offset by a decrease in net sales of repair parts, primarily at foreign locations. Net machine sales for 1996 were $107.4 million, which is an increase of 40% from 1995. The increase in net machine sales was primarily due to increased electric mining shovel shipments, primarily in copper markets.

     Net sales for 1995 were $231.9 million compared with $194.0 million for 1994. Net sales of repair parts and services for 1995 were $155.4 million, which is an increase of 8% from 1994. The increase in repair parts and service net sales was primarily due to increased repair parts net sales at foreign locations as a result of higher demand for replacement parts. Net machine sales for 1995 were $76.5 million, which is an increase of 55% from 1994. The increase was due to increased blast hole drill and electric mining shovel shipments, primarily in copper, coal, and iron ore markets.

     OTHER INCOME. Other income, which consists primarily of interest income, was $1.0 million, $1.3 million, and $3.1 million for 1996, 1995, and 1994, respectively. Included in the amount for 1994 was a favorable insurance settlement of $1.4 million.

     COST OF PRODUCTS SOLD. Cost of products sold for 1996 was $215.1 million, or 82% of net sales, compared with $205.6 million, or 89% of net sales, for 1995, and $164.1 million, or 85% of net sales, for 1994. Included in cost of products sold for 1995 and 1994 were charges of $10.1 million and $0.4 million, respectively, as a result of the fair value adjustment to inventory. This adjustment was made in accordance with the principles of fresh start reporting adopted in 1994 and was charged to cost of products sold as the inventory was sold. Also included in cost of products sold for 1995 was a charge of $4.4 million for the scrapping and disposal of excess inventory which related to certain older and discontinued machine models. Excluding the effects of the inventory fair value adjustment and excess inventory charge, cost of products sold as a percentage of net sales for 1995 was 82%.

     PRODUCT DEVELOPMENT, SELLING, ADMINISTRATIVE, AND MISCELLANEOUS
EXPENSES. Product development, selling, administrative, and miscellaneous expenses for 1996 were $36.5 million, or 14% of net sales, compared with $34.2 million, or 15% of net sales, in 1995, and $31.3 million, or 16% of net sales, in 1994. The dollar increase for 1996 was primarily due to higher product development and service costs to provide increased support to customers.

     INTEREST EXPENSE. Interest expense for 1996 was $8.6 million compared with $6.3 million for 1995. The increase for 1996 was primarily due to an increase in the interest rate on the Secured Notes from 10.5% to 13% effective December 14, 1995, for interest paid in kind by adding the interest to the principal balance. Also, interest on the Secured Notes was accrued on a higher principal balance in 1996 since all interest was paid in kind through December 31, 1996. The Company had the option of paying interest on the Secured Notes in cash at 10.5% or in kind at 13%.

     Interest expense for 1995 was $6.3 million compared with $14.2 million for 1994. The decrease was primarily due to the exchange of unsecured debt securities of B-E Holdings, Inc. and the Company for shares of the Company's common stock in connection with the Company's reorganization.

     RESTRUCTURING EXPENSES. Restructuring expenses of $2.6 million in 1995 consist of employee severance expenses recorded to reflect the cost of reduced employment and the severance costs related to the resignation of three officers of the Company. See Note B to the Company's audited financial statements appearing elsewhere herein.

     REORGANIZATION ITEMS. Reorganization items represent the expenses incurred as a result of the Company's efforts to reorganize under Chapter 11 of the Bankruptcy Code. In 1995, reorganization items consist entirely of legal and professional fees. Reorganization items in 1994 consist of $8.0 million of legal and professional fees, $41.1 million to adjust debt and redeemable preferred stock to the amount of the allowed claims in the Amended Plan, and a $1.1 million write-off of capitalized financing costs. These expenses were partially offset by $0.4 million of interest income earned from the Petition Date through December 13, 1994, on accumulated cash balances of B-E Holdings, Inc. and the Company.

     INCOME TAXES. Income tax expense consists primarily of foreign taxes at applicable statutory rates.

     NET EARNINGS (LOSS). Net earnings for 1996 were $2.9 million compared with a net loss of $18.8 million for 1995. During 1995, the Company undertook a restructuring of its corporate headquarters and foreign subsidiaries and completed an evaluation of its inventories and other items. The Company, in evaluating its inventory, determined that excess levels existed for certain older and discontinued machine models. Accordingly, a charge of $4.4 million was made in 1995 for the eventual scrapping and disposal of this inventory. Severance costs of $2.6 million were also recorded to reflect the cost of reduced employment at the corporate headquarters and foreign subsidiaries, and the resignation of three former officers. In addition, a $1.0 million charge resulting from the reestimation of certain customer warranty reserves was recorded in 1995, and a $0.9 million charge was made for reorganization items related to issues continuing from the bankruptcy proceedings. Net loss for 1995 also included $8.6 million (net of income taxes) of the inventory fair value adjustment related to fresh start reporting.

     Net loss for 1995 was $18.8 million compared with net earnings of $119.1 million for 1994. Included in net earnings for 1994 was an extraordinary gain on debt discharge of $142.5 million which was partially offset by reorganization items of $9.3 million.

     INVENTORY, BACKLOG, AND NEW ORDERS. Inventories at December 31, 1996, were $70.9 million (27% of net sales) compared with $73.6 million (32% of net sales) at December 31, 1995, and $82.4 million (42% of net sales) at December 31, 1994. At December 31, 1996, 1995, and 1994, $44.1 million, $44.5 million, and $51.9 million, respectively, were held as finished goods inventory.

     The Company's consolidated backlog on December 31, 1996 was $158.7 million compared with $118.0 million at December 31, 1995 and $72.3 million at December 31, 1994. Machine backlog at December 31, 1996 was $49.0 million, which is a decrease of 26% from December 31, 1995. The decrease in machine backlog from December 31, 1995 was primarily in electric mining shovel volume. Repair parts and service backlog at December 31, 1996 was $109.7 million, which is an increase of 110% from December 31, 1995. The increase in repair parts and service backlog from December 31, 1995, was primarily at foreign locations and reflect new orders related to long-term maintenance and repair contracts which will be completed in the next three to five years.

     New orders for 1996 were $304.5 million, which is an increase of 10% from 1995. New machine orders for 1996 were $90.6 million, which is a decrease of 22% from 1995. The decrease in new machine orders for 1996 was primarily in electric mining shovel volume and represented low machine net sales activity during the second half of 1996, primarily related to copper markets. New repair parts and service orders for 1996 were $213.9 million, which is an increase of 33% from 1995. The increase in repair parts and service orders for 1996 was primarily due to large maintenance and repair contract orders at foreign locations in the first three months of 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital and current ratio are two financial measurements which provide an indication of the Company's ability to meet its short-term obligations. These measurements at December 31, 1994, 1995, and 1996, and June 30, 1997, were as follows:

                                                               DECEMBER 31,
                                                    -----------------------------------     JUNE 30,
                                                      1994         1995         1996          1997
                                                      ----         ----         ----        --------
                                                                  (DOLLARS IN THOUSANDS)
Working capital.................................    $  78,208    $  65,330    $  78,814     $  82,521
Current ratio (ratio of current assets to
  current liabilities)..........................     2.6 to 1     2.2 to 1     2.9 to 1      2.3 to 1

     The decrease in the current ratio from December 31, 1996 to June 30, 1997, was primarily due to increased liabilities in order to support increased production of machines. The increase in working capital and the current ratio for the year ended December 31, 1996, was primarily due to a decrease in current liabilities to customers on uncompleted contracts and warranties and a decrease in outstanding project financing borrowings. The decrease in working capital and the current ratio for the year ended December 31, 1995, was primarily due to the inventory fair value adjustment of $10.1 million being charged to cost of products sold as the inventory was sold and an inventory obsolescence provision of $4.4 million. See "Results of Operations -- Comparison of Fiscal Years Ended December 31, 1996, 1995, and 1994 -- Cost of Products Sold."

     Equipment Assurance Limited, a subsidiary of Bucyrus, has pledged $1.1 million of its cash to secure its reimbursement obligations for outstanding letters of credit at June 30, 1997. This collateral amount is classified as Restricted Funds on Deposit in the Company's Consolidated Condensed Balance Sheets.

     The Company believes that current levels of cash and liquidity, together with funds generated by operations, funds available from the Revolving Credit Facility, and other project financing arrangements will be sufficient to permit the Company to satisfy its debt service requirements and fund operating activities through at least 1998. The Company is subject to significant business, economic, and competitive uncertainties that are beyond its control. Accordingly, there can be no assurance that the Company's financial resources will be sufficient for the Company to satisfy its debt service obligations and fund operating activities under all circumstances. See "Revolving Credit Facility."

     The Company had outstanding letters of credit and guarantees of $6.1 million at June 30, 1997. Of this amount, $4.7 million is related to the Company's existing credit agreement with Bank One, Wisconsin, with the remainder provided by various banks and insurance companies.

     At June 30, 1997, the Company had approximately $2.3 million of approved but unspent capital appropriations. Included in this amount is the remaining $1.2 million to be spent for a new service shop facility in Chile which is being financed primarily with a local bank in Chile.

     In addition, at June 30, 1997, the Company had committed approximately $5.5 million of a planned $20.0 million machine shop tool modernization project. The initial machine tools have been financed with operating leases and the remaining machine tools are expected to be financed using internally generated cash, borrowings under the Revolving Credit Facility, or operating leases.

EBITDA

     For purposes of this Prospectus (other than "Description of the Notes"), "EBITDA" is defined as earnings (loss) before (i) income taxes; (ii) interest expense; (iii) extraordinary gain; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation; (vii) loss (gain) on sale of fixed assets; (viii) restructuring expenses; (ix) reorganization items; (x) inventory fair-value adjustment charged to cost of products sold; (xi) the AIP Management Fee, which is subordinated to the Notes and was not incurred by the Company until after the AIP Merger was consummated; and (xii) in 1995 only, a non-cash charge related to the scrapping and disposal of excess inventory related to certain older and discontinued machine models. Since cash flow from operations is very important to the Company's future, the EBITDA calculation provides a summary review of cash flow performance. In addition, the Revolving Credit Facility requires the calculation of EBITDA for certain ratios and covenants. EBITDA (as defined herein) should not be considered an alternative to operating income determined in accordance with GAAP as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. The following table reconciles the Company's historical earnings
(loss) before income taxes and extraordinary gain to EBITDA (as defined herein).

                                    PREDECESSOR
                                      COMPANY
                                    ------------                     YEARS ENDED       SIX MONTHS ENDED
                                     JANUARY 1-    DECEMBER 14-      DECEMBER 31,          JUNE 30,
                                    DECEMBER 13,   DECEMBER 31,   ------------------   -----------------
                                        1994           1994         1995      1996      1996      1997
                                    ------------   ------------     ----      ----      ----      ----
                                                           (DOLLARS IN THOUSANDS)
Earnings (loss) before income
  taxes and extraordinary gain....    $(21,438)       $(427)      $(16,258)  $ 4,636   $ 2,234   $ 5,815
Restructuring expenses............          --           --          2,577        --        --        --
Reorganization items..............       9,338           --            919        --        --        --
Inventory fair value adjustment
  charged to cost of products
  sold............................          --          362         10,065        --        --        --
Non-cash expenses:
  Depreciation....................       7,356          145          3,671     3,882     1,980     2,179
  Amortization....................       3,679           23          1,194     1,142       584       534
  Stock compensation..............          --           --             --       668       116       420
  (Gain) loss on sale of fixed
    assets........................          37            5           (166)      362       246        (4)
  Payment in kind interest on the
    Secured Notes and deferred
    rent (interest) on sale and
    leaseback financing
    arrangement (Predecessor
    Company)......................       7,287          258          5,691     7,783     3,767        --
  Amortization of debt discount...          71           --             --        --        --        --
Cash interest expense(1)..........       6,553           26            563       774       406     3,956
                                      --------        -----       --------   -------   -------   -------
Adjusted EBITDA(2)(3).............      12,883          392          8,256    19,247     9,333    12,900
Excess inventory charge(3)........          --           --          4,416        --        --        --
                                      --------        -----       --------   -------   -------   -------
EBITDA (as defined herein)(3).....    $ 12,883        $ 392       $ 12,672   $19,247   $ 9,333   $12,900
                                      ========        =====       ========   =======   =======   =======

-------------------------
(1) Cash interest expense for the Predecessor Company includes all accrued but unpaid interest prior to February 18, 1994, the date the Predecessor Company commenced voluntary petitions under Chapter 11 of the Bankruptcy Code (the "Petition Date"). Contractual interest of $20.3 million on the unsecured debt of the Predecessor Company did not accrue subsequent to the Petition Date. Excludes interest on the Secured Notes that has been paid in kind, amortization of debt discount, and deferred rent (interest) on the sale and leaseback financing arrangement.

(2) The Company has historically reported "Adjusted EBITDA" in its financial disclosures to highlight the effects that fresh start accounting, restructuring expenses, and reorganization items have on reported net earnings.

(3) For the year ended December 31, 1995, the Company recognized a charge of $4.4 million to cost of products sold for the scrapping and disposal of excess inventory which related to certain older and discontinued machine models. See Note E to the Company's audited financial statements appearing elsewhere herein. The Company is presenting an alternative calculation of EBITDA (as defined herein) as compared to Adjusted EBITDA, to reflect the non-cash impact of this charge for comparison purposes.

                                    BUSINESS

GENERAL

     The Company (formerly known as Bucyrus-Erie Company) was incorporated in Delaware in 1927 as the successor to a business that has been in continuous operation since 1880. The Company is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining and other earth moving operations, including rotary blast hole drills, electric mining shovels, and draglines. Bucyrus machines are used throughout the world by customers who mine coal, iron ore, copper, gold, phosphate, bauxite, oil sands, and other minerals, as well as for land reclamation activities.

     An important part of the Company's business consists of aftermarket sales, such as supplying parts, providing maintenance and repair services, providing technical advice, as well as refurbishing and relocating older, installed machines. The importance of aftermarket products and services in this industry is a function of the equipment's size, expense, complexity, and long life. Through domestic and foreign subsidiaries and overseas offices, the Company offers a global network of comprehensive direct marketing services and aftermarket support, which is critical to enhance machine longevity and productivity in the field. This network caters primarily to the Company's own installed equipment base; however, it also provides repair parts and maintenance services for other manufacturers' equipment on a limited basis.

     For the fiscal year ended December 31, 1996, the Company had total net sales of $263.8 million, comprised of $107.4 million (41%) in new equipment sales and $156.4 million (59%) in aftermarket parts and service sales, and had EBITDA (as defined herein) of $19.2 million. See the Company's consolidated financial statements appearing elsewhere herein.

THE MARION ACQUISITION

     On August 26, 1997, the Company consummated the Marion Acquisition. The purchase price for Marion was $40.1 million, subject to post-closing adjustments which would have reduced the purchase price by approximately $3.7 million if the Marion Acquisition had taken place on June 30, 1997. For the fiscal year ended October 31, 1996, Marion had total net sales of $109.6 million, comprised of $36.4 million (33%) in new equipment sales and $73.2 million (67%) in aftermarket parts and service sales.

     The Company financed the Marion Acquisition and related fees and expenses utilizing a $45.0 million unsecured bridge loan (the "Bridge Loan") provided by a former affiliate of the Company which has been repaid in full with a portion of the proceeds of the Private Offering.

     Like the Company, Marion manufactured large surface mining excavation equipment, primarily draglines and electric mining shovels, and had a significant aftermarket parts and services business supporting its installed base of over 300 machines throughout the world. The aftermarket business provides Marion-engineered components and replacement parts, as well as ongoing electrical and mechanical service assistance on an as-required basis. Marion's principal customers for both new machines and aftermarket parts and services were operators of surface coal mines worldwide. Coal producers accounted for approximately 70% of Marion's total net sales in recent years, with copper, iron ore, phosphate rock and oil sands mining primarily accounting for the balance. Australia, Canada, India, South Africa, and the United States were Marion's largest geographical markets, although sales volume by country varied substantially from year to year. In recent years, approximately 70% of Marion's total net sales were in markets outside the United States.

     As described below, the Marion Acquisition provides a number of benefits to the Company, including a substantial increase in the Company's worldwide installed equipment base, expansion of the Company's presence in several important markets, and the opportunity to achieve significant cost savings. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion."

          INCREASED INSTALLED EQUIPMENT BASE. The Marion Acquisition increased the Company's installed equipment base from approximately 900 machines to nearly 1,200 machines worldwide, providing the Company with significantly greater opportunities to market its aftermarket parts and services.

          EXPANDED PRESENCE IN POTENTIALLY HIGH GROWTH MARKETS. The Marion Acquisition provides the Company with an increased strategic presence in markets that are anticipated to experience substantial growth over the next several years, such as India and Russia, through Marion's established relationships with local mining interests and governmental authorities.

          SIGNIFICANT COST SAVINGS. The Marion Acquisition results in pro forma cost savings of $12.5 million for fiscal 1996 as described below, and $5.9 million for the six months ended June 30, 1997, through the consolidation of manufacturing operations and the rationalization of engineering and administrative functions. In addition, the Company has identified an estimated $3.0 million in potential annual cost savings that are not reflected in the pro forma financial results. The cost savings reflected in the pro forma results and summarized below, and other anticipated cost savings, are based on assumptions and expectations that the Company believes to be reasonable, but are dependent on a variety of important factors. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion" and "Unaudited Pro Forma Combined Condensed Financial Statements."

          The Company is consolidating all of Marion's manufacturing operations into the Company's existing facilities as Marion's manufacturing facility was not acquired as part of the Marion Acquisition. This results in pro forma manufacturing cost savings of $5.0 million for fiscal 1996, and $2.5 million for the six months ended June 30, 1997, including reductions in direct facility costs, fixed manufacturing administrative costs, and nonpayroll manufacturing costs. Cost savings of $2.2 million (excluding depreciation) for fiscal 1996, and $1.1 million for the six months ended June 30, 1997, are attributed to the elimination of direct costs related to the operation of Marion's primary facility in Marion, Ohio. The Company hired only certain of Marion's manufacturing employees, resulting in pro forma cost savings of $1.8 million for fiscal 1996, and $0.9 million for the six months ended June 30, 1997. The elimination of overhead expenses relating to manufacturing, including corporate allocations, travel costs, and consulting expenses, results in pro forma cost savings of $1.0 million for fiscal 1996, and $0.5 million for the six months ended June 30, 1997. Management believes that the Company has adequate capacity to integrate Marion's manufacturing operations.

          The Marion Acquisition also results in pro forma cost savings of $7.5 million for fiscal 1996, and $3.4 million for the six months ended June 30, 1997, through the consolidation of duplicative product development, general, and administrative functions. The Company hired only certain of Marion's administrative employees, with the associated elimination of salaries and related expenses resulting in pro forma cost savings of $4.3 million for fiscal 1996, and $2.1 million for the six months ended June 30, 1997. The elimination of general and administrative overhead expenses, primarily relating to allocated corporate expenses, results in pro forma cost savings of $2.2 million for fiscal 1996, and $1.2 million for the six months ended June 30, 1997. In late 1996, Marion eliminated various full-time engineering positions, resulting in pro forma cost savings of $1.0 million for fiscal 1996. Based on a department-by-department analysis, management believes that the Company's current operations, which have been supplemented by employees hired from Marion, will be adequately staffed for the foreseeable future; however, there can be no assurance that this will be the case.

          The Company expects to generate the $3.0 million in additional cost savings not reflected in the pro forma financial results by reducing direct labor costs, consolidating engineering functions, eliminating marketing personnel, and closing certain parts and service locations. The

     Company hired only certain of Marion's engineering and marketing staff which is expected to result in incremental annual cost saving of approximately $1.3 million. The Company's current engineering staff, along with selected individuals from Marion's engineering staff, is expected to be adequate to handle the engineering function. Application of the Company's direct labor operating efficiencies to the former Marion operations is expected to result in annual cost savings of approximately $1.3 million. Since Marion operates administrative and sales offices, parts warehouses and repair facilities in the same geographical areas as the Company, the consolidation of these functions is expected to result in annual cost savings of approximately $0.4 million.

     After giving pro forma effect to the Marion Acquisition, the Company's net sales for fiscal 1996 would have been $373.4 million, comprised of $143.8 million (39%) of new equipment sales and $229.6 million (61%) of aftermarket sales, and in fiscal 1996 EBITDA (as defined herein) would have been $34.0 million. See "Unaudited Pro Forma Combined Condensed Financial Statements."

BUSINESS STRATEGY

     Following an in-depth, strategic review of management and operations in 1995, the Board of Directors refocused the Company's business strategy and hired a new management team, including Willard R. Hildebrand, President and Chief Executive Officer, and Daniel J. Smoke, Vice President and Chief Financial Officer. In addition, the Board increased the responsibilities of four other senior officers who had been with the Company for an average of 23 years. AIP intends to continue the Company's existing business strategy, which includes the following key elements:

          GROW THE AFTERMARKET BUSINESS. The Company has increased its focus on the important aftermarket business because of its attractive profit margins and its greater stability and predictability compared to the market for new equipment. In addition, providing aftermarket support, which is critical to maintain machine longevity and productivity in the field, enhances the Company's ability to secure new machine orders in the future. The Company's focus on its aftermarket business is reflected in a number of recently implemented strategic initiatives that include: (i) working with suppliers to increase stock levels of replacement parts to shorten response times to customer inquiries; (ii) installation of a new computerized parts quoting system to improve responsiveness to customer inquiries; (iii) forming a dedicated engineering team to focus on reducing manufacturing costs for replacement parts; (iv) enhancing relationships with key suppliers in order to reduce raw material and purchased part costs; (v) expanding the Company's facilities in important foreign markets, such as Chile and South Africa; (vi) investing additional capital in the Company's domestic repair and service subsidiaries, Boonville Mining Services, Inc. and Minserco, Inc.; and (vii) purchasing Von's Welding, Inc., an aftermarket supplier of mining machinery parts and services, located in Gillette, Wyoming, in North America's most important coal mining region.

          The Company has formed relationships with key suppliers of Bucyrus products to reduce costs, advance product technology, and improve customer support. In addition, the Company is working with suppliers to increase their average stock levels of parts in an effort to improve response time to customer inquiries. Since 1995, average stock levels have increased from approximately $1.0 million to approximately $5.5 million.

          Because approximately 64% of the Company's installed equipment base is located in international markets, and 76% of the Company's new machine sales over the past five years have been to international customers, the Company is committed to providing first-rate customer service on a worldwide basis. In 1996 and 1997, the Company invested capital in a new expanded service center and office complex in Antofagasta, Chile, which will primarily service nearby copper mining customers, and an important new warehouse facility located in Middleburg, in the heart of the South African coal fields.

          Domestically, the Company remains committed to strengthening operations at its two wholly-owned subsidiaries, Boonville Mining Services, Inc. ("BMSI") and Minserco, Inc. ("Minserco"). BMSI provides replacement parts and repair and rebuild services for surface mining equipment manufactured both by the Company and by its competitors. Among other things, BMSI competes directly with "will-fitters" who sell non-OEM and knock off replacement parts, and provides additional manufacturing capacity for the Company. Minserco services the mining industry with comprehensive structural and mechanical engineering, non-destructive testing, repairs and rebuilds of machine components, product and component upgrades, contract maintenance, turnkey erections, and machine moves. Minserco's new orders have increased from $13.7 million in 1994 to $28.5 million in 1996. In June 1997, the Company purchased 100% of the stock of Von's Welding, Inc. ("Von's") for approximately $2.0 million, including the assumption of approximately $1.1 million in liabilities. Von's, located in Gillette, Wyoming, is engaged in the business of providing replacement parts and aftermarket services for mining equipment and trucks. Von's business will be consolidated into Minserco, which will maintain Von's operating facility and employees. This acquisition will enhance the Company's presence and ability to provide tooling and repair services and replacement parts in North America's most important coal mining region.

          INCREASE OEM QUALITY AND PROFITABILITY. The Company is committed to increasing the profitability of OEM sales by improving the design and engineering of its existing line of machines, as well as developing new products. During 1996, the Company's engineering and service functions were significantly restructured in response to feedback from a customer focus group formed to provide direction to the Company's engineering development activities. A continuation of this close relationship with customers is fundamental to the Company's objective to become more market driven. Specific goals included reducing lead times, improving product quality and reliability, and improving profit margins and OEM sales. To further these goals, the Company has increased its investment in work-in-process inventory to reduce delivery times for new equipment orders. The Company's commitment to quality has been formally recognized by its receipt of ISO 9001 Certification from Det Norske Veritas, one of the world's leading standards organizations.

          MODERNIZE PLANT AND EQUIPMENT. During 1996, the Company began a number of initiatives to modernize its manufacturing facilities in order to reduce lead times and inventory levels, provide quicker turn around, and reduce overall costs of manufacturing both new machines and replacement parts. The most significant initiative is a three-year, $20 million modernization program at the Company's South Milwaukee facility. The program includes replacing approximately 47 older, less efficient machines with 14 technologically advanced machines, and upgrading 10 existing machine tools. Some older machines will be retained by the Company to replace the manufacturing capacity of certain Marion machines that will not be transferred to the Company's South Milwaukee facility. As of June 30, 1997, approximately $5.5 million had been committed to this project and seven of the 14 machines had been installed, with the remainder scheduled for installation by early 1999. The significant reduction in the number of machines will open floor space, allowing the Company to increase capacity and to complete the fabrication of Marion's current in-progress inventory in South Milwaukee. Following the completion of the modernization program, the Company expects to realize significant annual cost savings not reflected in the pro forma financial results through the reduction of labor, overhead, and raw materials costs.

          FOCUS ON STRATEGIC MARKETS. Although 76% of the Company's net sales of new machines have come from foreign markets during the past five years (primarily Australia, Chile, China, and South Africa), management believes that North America (primarily western Canada, the western United States, and Mexico) continues to be one of the world's most important markets for surface mining equipment. Therefore, the Company's focus includes the strategic placement of its new, quality-engineered electric mining shovels in high-profile North American

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

     installations. The Company sold the first of these shovels in Canada in 1995, and in the United States and Mexico in 1996. The Company believes that these installations will create opportunities for increased new machine sales in North America. Management has been encouraged by repeat orders in 1997 for two additional shovels from one of these customers, and the receipt of a shovel order from a new North American customer that has historically purchased all its equipment from the Company's primary competitor.

          EXPAND MARC PROGRAM. The Company is aggressively promoting its Maintenance and Repair Contracts, under which mine operators outsource to the Company all regular maintenance services, repair functions and, in some cases, operation of the equipment serviced. MARCs offer the Company a generally predictable, high-margin revenue stream. New mines are the primary target for MARCs because it is difficult and expensive for a mining company to establish infrastructures for necessary and ongoing maintenance and repair in undeveloped or remote areas. The Company currently operates eight MARCs and is seeking to expand the MARC program. See "-- Aftermarket Parts and Services."

     While a number of these initiatives have not been fully implemented and the anticipated benefits have not yet been fully realized, from 1995 to 1996 the Company's net sales increased 14%, from $231.9 million to $263.8 million, and EBITDA (as defined herein) improved from $12.7 million (5.5% of net sales) to $19.2 million (7.3% of net sales). For the first six months of 1997, as compared to the first six months of 1996, net sales increased 10%, from $130.8 million to $143.8 million, and EBITDA (as defined herein) improved from $9.3 million (7.1% of net sales) to $12.9 million (9.0% of net sales). The Company's consolidated backlog increased 36% from $158.7 million at December 31, 1996 to $215.8 million at June 30, 1997. The Marion Acquisition provides the Company with increased opportunities to implement these initiatives, particularly with respect to Marion's aftermarket business.

INTEGRATION STRATEGIES

     Following a detailed review of Marion's business, the Company has developed a comprehensive plan to integrate Marion's operations into those of the Company. The Marion Acquisition results in substantial pro forma cost savings, primarily through the consolidation of Marion's manufacturing operations into the Company's existing facilities and the rationalization of engineering and administrative functions. In addition, the Marion Acquisition enhances the Company's product offering and, through application of the Company's established business strategies, creates opportunities to capture additional new machine and aftermarket sales. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion" and "Unaudited Pro Forma Combined Condensed Financial Statements."

          CONSOLIDATION OF OPERATIONS. Management expects to realize significant cost savings through the integration of Marion's manufacturing operations into those of the Company. The Company will relocate some of Marion's production machinery and fabricating equipment from the Marion facility to the Company's manufacturing operations in South Milwaukee, Wisconsin, and Boonville, Indiana. Machinery and tooling that cannot be used in the Company's existing facilities will be sold. The estimated annual cost savings from the consolidation of manufacturing operations included in the pro forma adjustments are approximately $5.0 million. The Company will commence the integration of Marion's manufacturing operations as soon as possible.

          CONSOLIDATION OF SALES, SERVICE, AND ADMINISTRATIVE
     FUNCTIONS. Management expects to realize significant cost savings through the rationalization of Marion's and the Company's sales, service, and administrative functions. The Company has performed a detailed, department-by-department assessment of Marion's existing administrative functions and has identified a number of redundant and duplicative positions and functions, the elimination of which results in pro forma annual cost savings of $6.5 million. The pro forma statements do not include any consolidation of sales functions, although it is anticipated that numerous positions will be eliminated. In addition, because Marion operates administrative and sales offices, parts warehouses, and repair facilities in the same geographical areas as the Company, the consolidation plan includes closing certain of the former Marion facilities, including warehouses and/or repair facilities in Ohio, Wyoming, Alberta, Quebec, and South Africa. These cost savings are not reflected in the pro forma adjustments. In Australia, the Company plans to close its administrative and sales offices and operate out of facilities acquired from Marion. Although numerous duplicative positions will be eliminated, certain key personnel from Marion's offices, warehouses, and repair facilities will be hired and integrated into the Company's administrative, sales, and service staff.

          CONSOLIDATION OF ENGINEERING FUNCTIONS. The Company hired certain of Marion's best-qualified engineers and technicians to assist with the integration process and the continued development and production of high quality machines. As of December 31, 1996, Marion had already eliminated various engineering positions, resulting in the $1.0 million in annual cost savings reflected in the pro forma adjustments. The anticipated elimination of additional engineering positions is expected to generate additional cost savings that are not reflected in the pro forma adjustments. The Company currently employs an engineering staff of 70 and believes that this staff, in conjunction with the hiring of certain Marion engineers, will provide the Company with sufficient engineering support for the foreseeable future; however, there can be no assurance that this will be the case.

          EXPANSION OF AFTERMARKET BUSINESS. The Marion Acquisition significantly increases the Company's aftermarket parts and service business, which generated $73.2 million, or approximately 67% of Marion's total net sales, during fiscal 1996. By converting Marion's aftermarket customers to the Company's service and support programs as soon as practicable, the Company seeks not only to maintain existing levels of aftermarket sales, but to increase its aftermarket penetration of Marion accounts. Although the Company already has relationships with substantially all of Marion's customers, to better serve these customers, the Company has hired a number of Marion's field personnel, who will continue to be responsible for servicing Marion's installed equipment base. The Company also believes that the Marion Acquisition creates additional opportunities to expand BMSI's and Minserco's operations, helping the Company to become more competitive in the aftermarket for parts and services.

          INTEGRATION OF PRODUCTS AND TECHNOLOGY. Three of Marion's five equipment models and its best technology will be integrated into the Company's existing product lines. Marion manufactured two basic models of electric mining shovels. The smaller model, which represented six of Marion's nine electric mining shovels sold during the past two years and has been particularly popular in India, will be incorporated into the Company's product line. The larger model is similar to the Company's most popular electric shovel model and will therefore be discontinued. Two of Marion's smaller special purpose dragline models will be incorporated into the Company's product line to complement the larger models currently offered by the Company.

          COSTS AND EXPENSES ASSOCIATED WITH THE MARION ACQUISITION. The Company expects to incur one-time costs and expenses of approximately $6.2 million in connection with the Marion Acquisition and the integration of Marion's business into the Company's operations. These costs primarily relate to moving certain equipment from Marion, Ohio, to the Company's existing facilities, relocating personnel, and consolidating offices and warehouses. Under the terms of the purchase agreement, Global retained ownership of Marion's manufacturing facility in Marion, Ohio, and is responsible for all severance costs, pension expenses, and postretirement medical and other benefits associated with the closing of Marion's manufacturing operations. The Company's existing facilities and equipment are anticipated to be adequate to fulfill expected sales with little need for additional capital expenditures other than previously planned modernization of specific equipment; however, there can be no assurance that this will be the case.

INDUSTRY OVERVIEW

     The large-scale surface mining equipment manufactured and serviced by the Company is used primarily in coal, copper, and iron ore mines worldwide. Growth in demand for these commodities is a function of population growth and continuing improvements in standards of living in many areas of the world. The market for new surface mining equipment is somewhat cyclical in nature due to market fluctuations for these commodities; however, the aftermarket for parts and services is more stable because these expensive, complex machines are typically kept in continuous operation for 15 to 30 years and require regular maintenance and repair throughout their productive lives.

     Although total industry sales of new equipment have varied substantially from year to year, management estimates that since 1987 total worldwide sales of rotary blast hole drills, electric mining shovels and draglines have averaged approximately $285 million annually. The largest markets for this mining equipment have been in Australia, Canada, China, India, Russia, South Africa, South America, and the United States. Together, these markets typically account for approximately 90% of all new machines sold, although in any given year, markets in other countries may assume greater importance. See "Risk Factors -- Cyclical Nature of Industry; Potential Fluctuations in Operating Results," and "-- Competition."

MARKETS SERVED

     While the Company's products are used in a variety of different types of mining operations, including gold, phosphate, bauxite, and oil sands, as well as for land reclamation, the Company manufactures surface mining equipment primarily for large companies and quasi-governmental entities engaged in the mining of coal, iron ore, and copper throughout the world. Until the late 1980s, coal mining accounted for the largest percentage of industry demand for the Company's machines, and it continues to be one of the largest users of replacement parts and services. In recent years, however, copper and iron ore mining operations have accounted for an increasingly greater share of new machine sales. During the past five years, approximately 55% of the Company's new equipment orders have gone to customers who mine copper, 32% to iron ore mining customers, and 13% to coal mining customers. Nevertheless, while the copper and iron ore mining industries have accounted for the majority of new machine sales in recent years, the increasing worldwide demand for coal is expected to continue and the Company expects that coal mining will account for an increasing percentage of new machine sales over the next several years.

          COPPER. From 1995 to 1996, copper consumption increased by 2.5% in the United States, with European countries such as France, Germany, Italy and Britain experiencing similar growth. This growth in demand is attributable to both general economic growth, as well as increased use of copper in high-tech industrial production. Unusual trading activity led to a sharp decline in copper prices in mid-1996 from historically high levels; since then, copper prices have recovered, and as a result, several new copper projects have been put back on line and existing mines expanded in Argentina, Chile, Indonesia, Mexico, and Sweden. These initiatives have resulted in increased demand for the Company's excavation equipment in these markets. In spite of the fluctuations during 1996, copper prices are expected to remain relatively firm through 1997. According to Metal Bulletin Research, an industry periodical, copper consumption is expected to grow at approximately 2.3% in 1997.

          IRON ORE. Although iron ore demand decreased with the worldwide recession of 1992 and 1993, and Japanese and European iron ore buyers lowered ore contract prices significantly in 1992 and again in 1993, there was an increase in iron ore production in late 1994 that was sustained through 1995 when global consumption increased, creating additional demand for steel. In 1995, iron ore was the most widely traded non-energy commodity in both value and volume, and the iron ore market passed the one billion tons level, setting a new record for the worldwide industry. Prices for iron ore began to recover slightly in 1995 and 1996, climbing back to 1992 levels. AME Mineral Economic analysts predict that iron ore production will rise 10% by the year 2000.

          COAL. The demand for steam coal, which represents approximately 85% of total coal mining activity, is based largely on the demand for electric power and the price and availability of competing sources of energy, such as oil, natural gas, and nuclear power. Initially, the 1973 Arab oil embargo resulted in an unprecedented increase in the demand for coal production, reflecting expectations that oil prices would continue to rise. Eventually the effects of a worldwide recession, escalating interest rates, energy conservation efforts, and an increase in the world's supply of oil resulted in a sharp drop in demand for coal. More recently, coal production in the United States has been impacted by the Clean Air Act, causing higher sulfur coal mines to be closed or to have outputs drastically curtailed. Many machines have been shut down and a few have been relocated to lower sulfur mines in eastern Appalachia and Wyoming's Powder River Basin where excess production capacity and stagnant demand have driven coal prices downward. Nevertheless, the increase in demand for coal in developing countries with rapidly growing populations, such as India and China, has stimulated coal mining production worldwide and is eventually expected to increase both domestic and foreign demand for excavation equipment. The Energy Information Administration is forecasting an increase in world energy demand and an increase in world coal consumption.

     The Company's excavation machines are used for land reclamation as well as for mining, which has a positive effect on the demand for its products and replacement parts and expands the Company's potential customer base. Current federal and state legislation regulating surface mining and reclamation may affect some of the Company's customers, principally with respect to the cost of complying with, and delays resulting from, reclamation and environmental requirements.

OEM PRODUCTS

     The Company's line of original equipment manufactured ("OEM") products includes a full range of rotary blast hole drills, electric mining shovels, and draglines.

          ROTARY BLAST HOLE DRILLS. Most surface mines require breakage or blasting of rock, overburden, or ore by explosives. To accomplish this, it is necessary to bore out a pattern of holes into which the explosives are placed. Rotary blast hole drills are used to drill these holes, and are usually described in terms of the diameter of the hole they bore. The average life of a blast hole drill is 15 to 20 years.

          The Company manufactures the world's top selling rotary blast hole drills, having produced a majority of the estimated 69 drills sold in the industry during 1995 and 1996. The Company offers a line of rotary blast hole drills ranging in hole diameter size from 9.0 inches to 17.5 inches and ranging in price from approximately $1.5 million to $2.8 million per drill, depending on machine size and variable features.

          In an effort to enhance drill sales and expand its market position, during 1996 the Company introduced the Model 39R diesel hydraulic blast hole drill, the Company's third drill model and first diesel hydraulic blast hole drill. This innovative machine breaks new ground in maneuverability and the ability to drill in difficult terrain, as well as offering extraordinary drill productivity and functions unavailable in other manufacturers' models.

          ELECTRIC MINING SHOVELS. Mining shovels are primarily used to load coal, copper ore, iron ore, other mineral-bearing materials, overburden, or rock into trucks. There are two basic types of mining shovels, electric and hydraulic. Electric mining shovels are able to handle larger shovels or "dippers," allowing them to load greater volumes of rock and minerals, while hydraulic shovels are smaller and more maneuverable. The Company manufactures only electric mining shovels. The average life of an electric mining shovel is 15 to 20 years.

          Shovels are characterized in terms of weight and dipper capacity. The Company offers a full line of electric mining shovels, weighing from 400 to 1,000 tons and having dipper capacities from 12 to 80 cubic yards. Prices range from approximately $3 million to approximately $9 million per shovel. The Company's most popular electric mining shovel model is the Model 495B, which is known for its reliability and productivity.

          The Company's electric mining shovels continue to be extremely popular in the surface mining industry. In the developing coal mining market of China and in the rapidly growing Chilean copper mining market, Bucyrus shovels have accounted for the majority of new electric mining shovels purchased since 1988. Among the Company's business strategies is the strategic placement of new electric mining shovels in high-profile North American mining installations.

          DRAGLINES. Draglines are primarily used to remove overburden, which is the earth located over a coal or mineral deposit, by dragging a large bucket through the overburden, carrying it away and depositing it in a remote spoil pile. The Company's draglines weigh from 500 to 7,500 tons, and are typically described in terms of their "bucket size," which can range from nine to 220 cubic yards. The Company currently offers a full line of models ranging in price from $10 million to over $60 million per dragline. The average life of a dragline is 20 to 30 years.

          Draglines are the industry's largest and most expensive type of equipment, and while sales are sporadic, each dragline represents a significant sales opportunity. Management therefore remains committed to maintaining the Company's ability to produce these machines. In September 1997, the Company signed an agreement with an Australian mining company to build the world's fourth largest dragline, which is scheduled for completion by December 31, 1999. This is expected to generate net sales of approximately $57.5 million over the next two and a half years.

AFTERMARKET PARTS AND SERVICES

     The Company has a comprehensive aftermarket business that supplies replacement parts and services for the surface mining industry. Although the vast majority of the Company's sales of aftermarket parts and services has been in support of the large installed equipment base of over 900 Bucyrus machines worldwide, the Company also manufactures parts and provides services for other manufacturers' installed equipment. The Company's aftermarket services include maintenance and repair labor, technical advice, refurbishment, and relocation of older, installed machines, particularly draglines. The Company also provides engineering, manufacturing, and servicing for the consumable rigging products that attach to dragline buckets (such as dragline teeth and adapters, shrouds, dump blocks, and chains) and shovel dippers (such as dipper teeth, adapters, and heel bands).

     During 1996, the Company generated $156.4 million (59% of total net sales) from its aftermarket business. In general, the Company realizes higher margins on sales of parts and services than it does on sales of new machines. Moreover, because the expected life of large, complex mining machines ranges from 15 to 30 years, the Company's aftermarket business is inherently more stable and predictable than the fluctuating market for new products. Over the life of a machine, net sales generated from aftermarket parts and services can exceed the original purchase price.

     Approximately 70% of the Company's aftermarket business relates to providing parts and services to newer mining equipment operating in international markets, while the remaining 30% of the aftermarket business caters to equipment located in the United States, which is generally older. A substantial portion of the Company's international repair and maintenance services are provided through its global network of wholly-owned foreign subsidiaries and overseas offices, operating in Australia, Brazil, Canada, Chile, China, England, India, Mauritius, and South Africa. The Company's two domestic subsidiaries, Minserco and BMSI, provide repair and maintenance services throughout North America. Minserco, which maintains offices in Florida, Texas, West Virginia, and Wyoming, provides comprehensive structural and mechanical engineering, non-destructive testing, repairs and rebuilds of machine components, product and component upgrades, contract maintenance, turnkey erections, and machine moves. Minserco's services are provided almost exclusively to maintenance and repair of Bucyrus machines operating in North America. BMSI, located in Boonville, Indiana, builds replacement parts and provides repair and rebuild services both for Bucyrus machines and other manufacturers' equipment. The majority of BMSI's business is located in North America.

     To comply with the increasing aftermarket demands of larger mining customers, the Company offers comprehensive maintenance and repair contracts. Under these contracts, the Company provides all replacement parts, regular maintenance services, and necessary repairs for the excavation equipment at a particular mine with an on-site support team. In addition, two of these contracts call for Company personnel to operate the equipment serviced. MARCs are highly beneficial to the Company's mining customers because they promote high levels of equipment reliability and performance, allowing the customer to concentrate on mining production. MARCs typically have terms of three to five years with standard termination and renewal provisions, although some contracts allow termination by the customer for any cause. In recent years, the Company has aggressively promoted its MARC program because it provides the Company with a predictable, high margin form of business. New mines in areas such as Chile and Argentina are the primary targets for MARCs because it is difficult and expensive for mining companies to establish the necessary infrastructures for ongoing maintenance and repair in underdeveloped or remote locations. The Company currently operates eight MARCs and has plans to expand this program.

CUSTOMERS

     The Company does not consider itself dependent upon any single customer or group of customers; however, on an annual basis a single customer may account for a large percentage of sales, particularly new machine sales. For example, during fiscal 1996, sales to Compania Minera Dona Ines de Collahuasi, S.A., a Chilean copper mining company, accounted for approximately 14% of the Company's net sales. In fiscal 1994 and 1995, BHP Coal Pty. Ltd., an Australian mining company, accounted for approximately 20% and 22%, respectively, of the Company's net sales, and approximately 26% and 17%, respectively, of Marion's net sales. See "Risk Factors -- Cyclical Nature of Industry; Potential Fluctuations in Operating Results."

MARKETING, DISTRIBUTION AND SALES

     In the United States, new mining machinery is primarily sold directly by Company personnel, and to a lesser extent, through a northern Minnesota distributor who supplies customers in the iron ore mining regions of the Upper Midwest. Outside of the United States, new equipment is sold by Company personnel, through independent distributors and through the Company's subsidiaries and offices located in Australia, Brazil, Canada, Chile, China, England, India, Mauritius, and South Africa. Aftermarket parts and services are primarily sold directly through the Company's foreign subsidiaries and offices and through the Company's domestic subsidiaries, Minserco and BMSI. The Company believes that marketing through its own global network of subsidiaries and offices offers better customer service and support by providing customers with direct access to the Company's technological and engineering expertise.

     With the exception of the MARC business, all the Company's sales are on a project-by-project basis. Typical payment terms for new equipment require a down payment, and invoicing is done on a percent of completion basis, such that a substantial portion of the purchase price is received by the time shipment is made to the customer. Sales contracts for machines are predominantly at fixed prices, with escalation clauses in certain cases. Most sales of replacement parts call for prices in effect at the time of order. During 1996, price increases from inflation had a relatively minor impact on the Company's reported net sales.

FOREIGN OPERATIONS

     A substantial portion of the Company's net sales and operating earnings is attributable to operations located abroad. Over the past five years, 76% of the Company's new machine sales have been in international markets. The Company's foreign sales, consisting of exports from the United States and sales by consolidated foreign subsidiaries, totaled $191.9 million in 1996, $169.1 million in 1995, and $131.8 million in 1994.

     The Company's largest foreign markets are in Australia, Chile, China, and South Africa. The Company also employs direct marketing strategies in developing markets, such as Brazil, India, Indonesia, Jordan, Morocco, and Russia. In recent years, Australia and South Africa have emerged as strong producers of metallurgical coal, while Chile and South Africa have continued to be leading producers of other minerals, primarily copper and gold, respectively. The Company expects that India and Russia will become major coal producing regions in the future. In India, the world's second most populous country, the demand for coal as a major source of energy is expected to increase over the next several decades.

     New machine sales in foreign markets are supported by the Company's established network of foreign subsidiaries and overseas offices that directly market the Company's products and provide ongoing services and replacement parts for equipment installed abroad. The availability and convenience of the services provided through this worldwide network not only promotes high margin aftermarket sales of parts and services, but also gives the Company an advantage in securing new machine orders.

     Bucyrus and its U.S. subsidiaries normally price their products, including direct sales of new equipment to foreign customers, in U.S. dollars. Foreign subsidiaries normally procure and price aftermarket replacement parts and repair services in the local currency. Approximately 70% of the Company's net sales are priced in U.S. dollars. The value, in U.S. dollars, of the Company's investments in its foreign subsidiaries and of dividends paid to the Company by those subsidiaries will be affected by changes in exchange rates. The Company does not normally enter into currency hedges, although it may do so with regard to certain individual contracts. See "Risk Factors -- Foreign Operations."

COMPETITION

     There are a limited number of manufacturers of new surface mining equipment. The Company is one of two manufacturers of electric mining shovels and draglines. The Company's only competitor in electric mining shovels and draglines is Harnischfeger Corporation, although electric mining shovels also compete against hydraulic shovels of which there are at least six other manufacturers. In rotary blast hole drills, the Company competes with at least three other manufacturers, including Harnischfeger Corporation. Methods of competition are diverse and include product design and performance, service, delivery, application engineering, pricing, financing terms, and other commercial factors. See "Risk Factors -- Competition."

     For most owners of the Company's machines, the Company is the primary replacement source for large, heavily engineered, integral components; however, the Company encounters intense competition for sales of smaller, less sophisticated, consumable replacement parts and repair services in certain markets. The Company's competition in parts sales consists primarily of smaller, independent firms called "will-fitters," that produce copies of the parts manufactured by the Company and other original equipment manufacturers. These copies are generally sold at lower prices than genuine parts produced by the manufacturer. Management estimates that there are over 90 will-fitters competing with the Company in the aftermarket business, almost exclusively in North America, and that they accounted for an estimated 75% of North American sales in the aftermarket parts and service business in 1996. Outside North America, customers mainly rely upon the Company's subsidiaries to provide aftermarket parts and services.

     The Company has a variety of programs to attract large volume customers for its replacement parts. Although will-fitters engage in significant price competition in parts sales, the Company possesses clear non-price advantages over will-fitters. The Company's engineering and manufacturing technology and marketing expertise exceed that of its will-fit competitors, who are in many cases unable to duplicate the exact specifications of genuine Bucyrus parts. Moreover, use of parts not manufactured by the Company can void the warranty on a new Bucyrus machine, which generally runs for one year on new equipment, with certain components being warranted for longer periods.

RAW MATERIALS AND SUPPLIES

     The Company purchases from outside vendors the semi- and fully-processed materials (principally structural steel, castings, and forgings) required for its manufacturing operations, and other items, such as electrical equipment, that are incorporated directly into the end product. The Company's foreign subsidiaries purchase components and manufacturing services both from local subcontractors and from Bucyrus. Certain additional components are sometimes purchased from subcontractors, either to expedite delivery schedules in times of high demand or to reduce costs. Moreover, in countries where local content preferences or requirements exist, local subcontractors are used to manufacture a substantial portion of the components required in the Company's foreign manufacturing operations. Although the Company is not dependent upon any single supplier, there can be no assurance that the Company will continue to have an adequate supply of raw materials or components necessary to enable it to meet the demand for its products. Competitors are believed to be subject to similar conditions.

MANUFACTURING

     A substantial portion of the design, engineering, and manufacturing of Bucyrus machines is done at the Company's South Milwaukee plant. The size and weight of these mining machines dictates that the machines be shipped to the job site in sub-assembled units where they are assembled for operation with the assistance of Company technicians. Planning and on-site coordination of machine assembly is a critical component of the Company's service to its customers. Moreover, to reduce lead time and assure that customer delivery requirements are met, the Company maintains an inventory of sub-assembled units for frequently utilized components of various types of equipment.

     The Company manufactures and sells replacement parts and components and provides comprehensive aftermarket service for its entire line of mining machinery. The Company's large installed base of surface mining machinery provides a steady stream of parts sales due to the long useful life of the Company's machines, averaging 20 to 30 years for draglines and 15 to 20 years for electric mining shovels and blast hole drills. Parts sales and aftermarket services comprise a substantial portion of the Company's net sales. The Company also provides aftermarket service for certain equipment of other original equipment manufacturers through BMSI.

     Although a majority of the Company's operating profits are derived from sales of parts and services, the long-term prospects of the Company depend upon maintaining a large installed equipment base worldwide. Therefore, the Company remains committed to improving the design and engineering of its existing line of machines, as well as developing new products. In 1996, a three year machine shop modernization program began in the Company's South Milwaukee manufacturing facility that involves a $20 million investment in the latest technology in the machine tool industry. The program is aimed at reduced lead times, quicker turnaround, reduced in-process inventory, and overall cost reduction. See "-- Business Strategy -- Plant and Equipment Modernization."

PROPERTIES

     The Company's principal manufacturing plant in the United States is located in South Milwaukee, Wisconsin, and is owned by the Company. This plant comprises approximately 1,038,000 square feet of floor space. A portion of this facility houses the Company's corporate offices. The major buildings at this facility are constructed principally of structural steel, concrete, and brick and have sprinkler systems and other devices for protection against fire. The buildings and equipment therein, which include machine tools and equipment for fabrication and assembly of the Company's mining machinery, including draglines, electric mining shovels, and blast hole drills, are well-maintained, in good condition, and in regular use.

     The Company leases a facility in Memphis, Tennessee, which has approximately 110,000 square feet of floor space and is used as a central parts warehouse. The current lease is for five years commencing in July 1996 and contains an option to renew for an additional five years.

     BMSI leases a facility in Boonville, Indiana which has approximately 60,000 square feet of floor space on a 5.84 acre parcel of land. The facility has the manufacturing capability of large machining, gear cutting, heavy fabricating, rebuilding, and stress relieving. The major manufacturing buildings are constructed principally of structural steel with metal siding.

     The Company also has administrative and sales offices and, in some instances, repair facilities and parts warehouses, at certain of its foreign locations, including Australia, Brazil, Canada, Chile, China, India, and South Africa. The Company plans to do business out of Marion's offices in Australia, and close down the Company's existing leased offices there.

EMPLOYEES

     As of July 31, 1997, the Company had approximately 1,413 full-time employees, approximately 892 of whom were working primarily in the United States. In addition, from time to time the Company employs part-time employees to handle peak loads. Of the 797 employees at the Company's South Milwaukee facility, 418 are represented by the United Steelworkers of America. In May 1997, the union ratified a new four year agreement with the Company that expires on April 30, 2001. See "Risk Factors -- Labor Relations."

LEGAL PROCEEDINGS

     JOINT PROSECUTION. The Company and its former affiliate Jackson National Life Insurance Company ("JNL") entered into a joint prosecution agreement (the "Joint Prosecution Agreement") dated as of August 21, 1997 relating to various claims the Company and JNL have or may have resulting from the Company's reorganization in 1994 under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Reorganization") against the law firm of Milbank, Tweed, Hadley & McCloy ("Milbank") for disgorgement of fees (the "Disgorgement Claim") and other claims (collectively, the "Milbank Claims"). All proceeds of the Milbank Claims will be allocated as follows: (i) first, to pay, or to reimburse the prior payment of, all bona fide third-party costs, expenses and liabilities incurred on or after September 1, 1997 in connection with prosecuting the Milbank Claims (the "Joint Prosecution") including, without limitation, the reasonable fees and disbursements of counsel and other professional advisors, which are to be advanced by JNL; (ii) the next $8.675 million of proceeds from the Milbank Claims, if any, will be paid to JNL, provided that the Company will retain 10% of the proceeds of the Disgorgement Claim, if any, and will direct payment to JNL of the balance of such proceeds; and (iii) all additional proceeds of the Milbank Claims will be divided equally between JNL and the Company. Notwithstanding the foregoing, the Company shall also receive the benefit of any reduction of any obligation it may have to pay Milbank's outstanding fees if any. JNL will indemnify the Company in respect of any liability resulting from the Joint Prosecution other than in respect of legal fees and expenses incurred prior to September 1, 1997. The Joint Prosecution may involve lengthy and complex litigation and there can be no assurance whether or when any recovery may be obtained or, if obtained, whether it will be in an amount sufficient to result in the Company receiving any portion thereof under the formula described above.

     Consistent with the Joint Prosecution Agreement, on September 25, 1997, the Company and JNL commenced an action against Milbank (the "Milwaukee Action") in the Milwaukee County Circuit Court. The Company seeks damages against Milbank arising out of Milbank's alleged malpractice, breach of fiduciary duty, common law fraud, breach of contract, unjust enrichment and breach of the obligation of good faith and fair dealing. JNL seeks damages against Milbank arising out of Milbank's alleged tortious interference with contractual relations, abuse of process and common law fraud. The Company and JNL seek to recover actual and punitive damages from Milbank. On October 1, 1997, Milbank removed the Milwaukee Action to the United States District Court for the Eastern District of Wisconsin. On October 7, 1997, the Company and JNL moved to remand the proceeding to the Milwaukee County Circuit Court. Milbank's response to the motion to remand is due by November 4, 1997, and Milbank's response to the complaint in the Milwaukee Action is due by December 1, 1997. The Milwaukee Action may involve lengthy and complex litigation and there can be no assurance whether or when any recovery may be obtained or, if obtained, whether it will be in an amount sufficient to result in the Company receiving any portion thereof under the formula described above.

     On September 23, 1997, Minserco, Inc, one of the Guarantors, was found liable to BR West Enterprises, Inc. d/b/a West Machine and Tool Works ("West") in litigation pending in the United States District Court for the Eastern District of Texas (the "Texas Court"), for damages claimed with regard to an alleged joint venture agreement. On October 29, 1997, a final judgment was entered in the amount of $4.3 million, including attorney's fees and costs. Minserco strongly disputes the Findings of Fact and Conclusions of Law entered by the Texas Court and intends to seek a new trial and, if not successful to vigorously appeal the case to the United States Court of Appeals for the Fifth Circuit. It is the view of management that Minserco's ultimate liability, if any, in this action is not expected to have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

     The Company is normally subject to numerous product liability claims, many of which relate to products no longer manufactured by Bucyrus or its subsidiaries, and other claims arising in the ordinary course of business. The Company has insurance covering most of said claims, subject to varying deductibles ranging from $0.3 million to $3.0 million, and has various limits of liability depending on the insurance policy year in question. It is the view of management that the final resolution of said claims and other similar claims which are likely to arise in the future will not individually or in the aggregate have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

     The Company is involved in various other litigation arising in the normal course of business. It is the view of management that the Company's recovery or liability, if any, under pending litigation is not expected to have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

ENVIRONMENTAL AND RELATED MATTERS

     The Company's operations and properties are subject to a broad range of federal, state, local and foreign laws and regulations relating to environmental matters, including laws and regulations governing discharges into the air and water, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. These laws are complex, change frequently and have tended to become more stringent over time. Future events, such as compliance with more stringent laws or regulations, or more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, could require additional expenditures by the Company, which may be material. See "Risk Factors -- Environmental and Related Matters."

     Certain environmental laws, such as CERCLA, provide for strict, joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located.

     The Company was one of 53 entities named by the U.S. Environmental Protection Agency ("EPA") as potentially responsible parties ("PRPs") with regard to the Millcreek dumpsite, located in Erie County, Pennsylvania, which is on the National Priorities List of sites for cleanup under CERCLA. The Company was named as a result of allegations that it disposed of foundry sand at the site in the 1970's. Both the United States government and the Commonwealth of Pennsylvania initiated actions to recover cleanup costs; the Company has settled with both with respect to its liability for past costs. In addition 37 PRPs, including the Company, have received Administrative Orders issued by the EPA pursuant to Section 106(a) of CERCLA to perform site capping and flood control remediation at the Millcreek site. The Company is one of 18 parties responsible for a share of the estimated $7.0 million in costs, which share is presently proposed as per capita but may be subject to reallocation before the conclusion of the case.

     In December 1990, the Wisconsin Department of Natural Resources ("DNR") conducted a pre-remedial screening site inspection on property owned by the Company located at 1100 Milwaukee Avenue, in South Milwaukee, Wisconsin. Approximately 35 acres of this site were allegedly used as a landfill by the Company until approximately 1983. The Company disposed of certain manufacturing wastes at the site, primarily foundry sand. DNR's Final Site Screening Report, dated April 16, 1993, summarized the results of additional investigation. A DNR Decision Memo, dated July 21, 1991, which was based upon the testing results contained in the Final Site Screening Report, recommended additional groundwater, surface water, sediment and soil sampling. To date, the Company is not aware of any initiative by the DNR to require any further action with respect to this site. Consequently, the Company has not regarded and does not regard, this site as presenting a material contingent liability. There can be no assurance, however, that additional investigation by the DNR will not be conducted with respect to this site at some later date or that this site will not in the future require removal or remedial actions to be performed by the Company, the costs of which could, depending on the circumstances, be material.

     Prior to 1985, a wholly owned indirect subsidiary of Bucyrus provided comprehensive general liability insurance coverage for affiliate corporations. The subsidiary issued such policies for occurrences during the years 1974 to 1984, which policies could involve material liability. Claims have been made under certain of these policies for certain potential CERCLA liabilities of former Bucyrus subsidiaries. It is possible that other claims could be asserted in the future with respect to such policies. While the Company does not believe that liability under such policies will result in material costs, this cannot be guaranteed.

     Along with multiple other parties, the Company or its subsidiaries are currently PRPs under CERCLA and analogous state laws at three additional sites at which Bucyrus and/or its subsidiaries (including the above referenced insurance subsidiary by insurance claim) may incur future costs. While CERCLA imposes joint and several liability on responsible parties, liability for each site is likely to be apportioned among the parties. The Company does not believe that its potential liability in connection with these sites or any other discussed above, either individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition or results of operations. However, the Company cannot guarantee that it will not incur cleanup liability in the future with respect to sites formerly or presently owned or operated by the Company, or with respect to off-site locations, the costs of which could be material.

     The Company has also been named as a defendant in seven pending premises liability asbestos cases, which are proceeding both in the state courts of Indiana and federal court. In all these cases, insurance carriers have accepted the defense of such cases. These cases are in preliminary stages and while the Company does not believe that costs associated with these matters will be material, it cannot guarantee that this will be the case.

     While no assurance can be given, the Company believes that expenditures for compliance and remediation will not have a material effect on its capital expenditures, earnings or competitive position.

PATENTS, LICENSES AND FRANCHISES

     The Company has a number of United States and foreign patents, patent applications and patent licensing agreements. It does not consider its business to be materially dependent upon any patent, patent application, or patent license agreement.

CHAPTER 11 REORGANIZATION

     On February 4, 1988, the Company was acquired in a leveraged buyout by former members of management and a group of investors led by Goldman, Sachs & Co. and Broad Street Investment Fund (the "LBO"). The Company was acquired for approximately $300 million of which only $2.0 million was equity.

     Although the Company's strong aftermarket parts business covered most of its cash flow requirements, it was insufficient to service the LBO debt and simultaneously provide the working capital necessary to build new machines. Moreover, the Company's former management employed a strategy of selling new machines below cost in order to maintain market share and to compensate its customers for the long lead times that resulted from the lack of sufficient working capital to stock the components required to match the lead times of its competitors.

     While the Company experienced increasing net sales from 1988 to 1991, the Company continued to increase its use of leverage. Additionally, in 1990 the Company settled tax disputes for the years 1977 to 1982 that required an additional $22 million of borrowings. Subsequently, in January 1993, in the midst of a cyclical downturn in the mining industry, the Company's interest expense obligations increased dramatically as the interest rates on several issues of the Company's debt obligations reset resulting in the majority of the Company's debt obligations accruing interest at effective rates ranging from 15% to in excess of 20%. The Company subsequently announced its intention not to pay interest on a large majority of its debt obligations, and in February 1994, the Company filed a prepackaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. In December 1994, the Company's plan of reorganization was confirmed.

                                   MANAGEMENT

DIRECTORS

     Directors of Bucyrus are elected annually and hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. The executive officers of Bucyrus serve at the discretion of Bucyrus' Board of Directors (the "Board").

     The following table sets forth, for each of the three directors of Bucyrus, information as of the date of this Prospectus regarding their names, ages, principal occupations, and other directorships in certain companies held by them. Each director currently on the Board is a designee of AIPAC. Except as otherwise noted, each director has engaged in the principal occupation or employment and has held the offices shown for more than the past five years. Unless otherwise indicated, each director listed above is a citizen of the United States and the address of such person is the Company's principal executive offices. There are no family relationships among directors and executive officers of the Company.

                NAME                   AGE          PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                ----                   ---          --------------------------------------
Kim A. Marvin........................   35  Mr. Marvin is a Director, the Secretary and a Vice
                                            President of American Industrial Partners Acquisition
                                            Company, LLC. Mr. Marvin joined the San Francisco
                                            office of American Industrial Partners in 1997 from the
                                            Mergers & Acquisitions Department of Goldman, Sachs &
                                            Co. where he was employed since 1994.
Kenneth A. Pereira...................   36  Mr. Pereira is a Director and a Vice President of
                                            American Industrial Partners Company, LLC. Mr. Pereira
                                            joined the San Francisco office of American Industrial
                                            Partners in 1989 and specializes in the tax and
                                            accounting aspects of acquisitions. He also serves as
                                            the Controller of American Industrial Partners
                                            Corporation.
Lawrence W. Ward, Jr. ...............   44  Mr. Ward is a Director and the President of American
                                            Industrial Partners Acquisition Company, LLC. Mr. Ward
                                            has been an employee of American Industrial Partners
                                            since 1992. From 1989 to 1992, he was Vice President
                                            and Chief Financial Officer of Plantronics, Inc., a
                                            telecommunications equipment company. Mr. Ward is
                                            currently a director of Easco Corporation, Day
                                            International Group, Inc. and RBX Corporation.

EXECUTIVE OFFICERS

     Set forth below are the names, ages and present occupation of all executive officers of the Company. Executive officers named therein (the "named executive officers") are elected annually and serve at the pleasure of the Board. Mr. Hildebrand is employed under a three-year employment agreement, which automatically renews for additional one-year terms subject to the provisions of the agreement. Messrs. Mackus, Onsager, Phillips, Smoke, and Sullivan are each employed under one-year employment agreements which automatically renew for additional one-year terms subject to the provisions thereof. See "-- Employment Agreements; Change in Control" below.

                                                                                          EMPLOYED BY
                                                                                          THE COMPANY
               NAME                            AGE, POSITION, AND BACKGROUND                 SINCE
               ----                            -----------------------------              -----------
Willard R. Hildebrand.............  Mr. Hildebrand, age 58, has served as President and      1996
                                    Chief Executive Officer since he joined the Company
                                    in March 1996. Mr. Hildebrand was President and
                                    Chief Executive Officer of Great Dane Trailers,
                                    Inc. (a privately held manufacturer of a variety of
                                    truck trailers) from 1991 to 1996. Prior to 1991,
                                    Mr. Hildebrand held a variety of sales and
                                    marketing positions with Fiat-Allis North America,
                                    Inc. and was President and Chief Operating Officer
                                    from 1985 to 1991. Mr. Hildebrand was a director of
                                    the Company from March 1996 until September 1997.
Craig R. Mackus...................  Mr. Mackus, age 45, has served as Secretary since        1974
                                    May 1996 and as Controller since February 1988. Mr.
                                    Mackus was Division Controller and Assistant
                                    Corporate Controller from 1985 to 1988, Manager of
                                    Corporate Accounting from 1981 to 1982 and 1984 to
                                    1985, and Assistant Corporate Controller of Western
                                    Gear Corporation from 1982 to 1984.
Michael G. Onsager................  Mr. Onsager, age 43, has served as Vice President        1976
                                    --Engineering since September 1996. He was Chief
                                    Engineer -- Advanced Technology Development from
                                    1995 to September 1996, Assistant Chief Engineer
                                    from 1990 to 1993 and 1994 to 1995, and Parts
                                    Product Manager from 1993 to 1994.
Thomas B. Phillips................  Mr. Phillips, age 51, has served as Vice President       1970
                                    --Materials since March 1996. He was Director of
                                    Materials from 1986 to 1996, Manufacturing Manager
                                    from June 1986 to October 1986, and Materials
                                    Manager from 1983 to 1986.
Daniel J. Smoke...................  Mr. Smoke, age 48, has served as Vice President and      1996
                                    Chief Financial Officer since he joined the Company
                                    in November 1996. Mr. Smoke was Vice President
                                    Finance and Chief Financial Officer of Folger Adam
                                    Company from 1995 to 1996. From 1986 to 1994, Mr.
                                    Smoke held a variety of financial and operating
                                    positions with Eagle Industries, Inc.
Timothy W. Sullivan...............  Mr. Sullivan, age 44, has served as Vice President       1976
                                    --Marketing since April 1995. He was the Director
                                    of Business Development in 1994, Director of Parts
                                    Sales and Subsidiary Operations from 1990 to 1994,
                                    and Product Manager of Electric Mining Shovels and
                                    International Sales from 1986 to 1990.

COMPENSATION OF DIRECTORS

     Directors of Bucyrus, other than full time employees, currently receive
$      each month, regardless of whether meetings are held or the number of meetings held. No fees are paid for attendance at committee meetings. Directors are also reimbursed for out-of-pocket expenses.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to each person who served as Bucyrus' Chief Executive Officer during fiscal 1996 and each of the four most highly compensated executive officers other than the Chief Executive Officer who were in office on December 31, 1996. The persons named in the table are sometimes referred to herein as the "named executive officers."

                                                                 LONG-TERM COMPENSATION
                                                 ANNUAL          -----------------------
                                             COMPENSATION(1)             AWARDS
                                           -------------------   -----------------------
                                                                 RESTRICTED
                                                                   STOCK      SECURITIES    ALL OTHER
        NAME AND PRINCIPAL                                         AWARDS     UNDERLYING   COMPENSATION
             POSITION               YEAR    SALARY     BONUS        (2)       OPTIONS(#)       (3)
        ------------------          ----    ------     -----     ----------   ----------   ------------
WILLARD R. HILDEBRAND.............  1996   $323,816   $200,000   $2,700,000    200,000       $265,931
President and Chief
Executive Officer

FRANK W. MILLER...................  1996     (4)            --           --         --             --
Interim President                   1995     (4)            --           --         --             --
and Chief Executive
Officer

CRAIG R. MACKUS...................  1996   $123,000   $ 26,975           --         --       $  4,090
Secretary and                       1995    114,900     10,000           --         --          3,732
Controller                          1994    105,030         --           --         --          3,447

MICHAEL G. ONSAGER................  1996   $101,672   $ 22,666           --         --       $  3,336
Vice President --                   1995     80,361         --           --         --          2,617
Engineering                         1994     70,255         --           --         --          2,291

THOMAS B. PHILLIPS................  1996   $119,168   $ 26,976           --         --       $  4,299
Vice President --                   1995    104,202     10,000           --         --          3,833
Materials                           1994     97,096         --           --         --          3,397

TIMOTHY W. SULLIVAN...............  1996   $128,004   $ 34,644           --         --       $  4,260
Vice President --                   1995    114,932     10,000           --         --          4,124
Marketing                           1994    102,507         --           --         --          3,362

-------------------------
(1) Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year.

(2) Represents the market value on the date of grant of restricted Common Stock granted under the 1996 Employees' Stock Incentive Plan (the "Employees' Stock Incentive Plan"). At the end of the last fiscal year, the number and value (based on the fiscal year-end closing price of $8.75 per share) of the aggregate restricted stock holdings of the named individual were 300,000 and $2,625,000, respectively. All of the restrictions on the restricted stock lapsed in connection with the AIP Tender Offer and such shares were tendered and purchased therein.

(3) "All Other Compensation" includes the employer match under the Company's 401(k) savings plan for 1996, 1995, and 1994, respectively: Mr. Hildebrand ($4,750), Mr. Mackus ($3,690, $3,403, $3,151), Mr. Onsager ($3,050, $2,411,
    $2,108), Mr. Phillips ($3,262, $2,961, $2,913), and Mr. Sullivan ($3,840,
    $3,798, $3,075); life insurance premium payments for 1996, 1995 and 1994, respectively: Mr. Hildebrand ($2,775), Mr. Mackus ($400, $329, $296), Mr. Onsager

     ($286, $206, $183), Mr. Phillips ($1,037, $872, $484), and Mr. Sullivan
     ($420, $326, $287); and payments made in 1996 in connection with employment agreements to Mr. Hildebrand ($258,406 including a relocation allowance of $187,021 and a pension benefit of $71,385).

(4) Mr. Miller became Interim President and Chief Executive Officer pursuant to a Management Agreement (the "Management Agreement"), dated July 21, 1995, as amended, between the Company and Miller Associates. Amounts paid by the Company under the Management Agreement were paid to Miller Associates and Mr. Miller was separately compensated by Miller Associates. Pursuant to the Management Agreement, Mr. Miller served as Interim President and Chief Executive Officer until March 11, 1996 when Mr. Hildebrand was appointed as President and Chief Executive Officer by the Board.

     EMPLOYMENT AGREEMENTS; CHANGE OF CONTROL

     The Company has entered into employment agreements with all of the named executive officers. These agreements govern the compensation, benefits and treatment upon termination under various circumstances, including voluntary termination by either party, or termination by reason of retirement, death or disability, or in the event of a change of control, as those terms are defined in the agreements. Each employment agreement automatically renews for a one year term upon the expiration of its initial term and any subsequent terms, unless two months' written notice is given by either party of intent to terminate at the end of that term. Each employment agreement may be terminated by either the Company or the executive at any time by giving notice as required under the agreement; provided, however, that if the named executive officer is terminated by the Company without cause at any time, or if the executive terminates his employment with good reason in connection with a change in control, as those terms are defined in the agreement, then the executive will be entitled to certain severance benefits as described in that executive's individual agreement. Finally, each agreement imposes confidentiality restrictions on the executive and places restrictions on the executive's involvement in activities that may compete with the Company both during employment and following termination. Violation of such confidentiality and non-competition provisions, or other termination for cause, as defined in the agreements, may result in forfeiture of severance and other benefits that may otherwise accrue. Individual compensation, benefits and other salient features of each agreement is described below.

     Mr. Hildebrand serves as President and Chief Executive Officer under a three-year employment agreement with the Company, dated March 11, 1996. Mr. Hildebrand's base salary is $400,000 per year, subject to increase at the discretion of the Board, and he is eligible to participate in the Company's Management Incentive Plan ("Bonus Plan"), which, in Mr. Hildebrand's case, provides for an annual cash incentive bonus equal to 50% of base salary in the event of achievement of targeted performance and a maximum of 100% of base salary in the event of exceptional performance, as determined in accordance with the Bonus Plan. In addition, Mr. Hildebrand was granted 300,000 shares of restricted stock and options for 200,000 shares of Common Stock at 55% of its grant date market price, all of which were tendered and purchased (in the case of restricted stock) or cancelled and redeemed (in the case of stock options) in connection with the AIP Merger. Mr. Hildebrand is entitled to participate in the Company's employee benefit plan for senior executives and provided other fringe benefits, such as club membership, vacation and the use of a Company car. Finally, Mr. Hildebrand's employment agreement provided for one time payments to compensate him for lost retirement benefits and to reimburse him for costs associated with the relocation of his residence.

     Mr. Smoke serves as Chief Financial Officer under a one-year employment agreement with the Company, dated November 7, 1996. Mr. Smoke's base salary is $175,000 per year, subject to increase at the discretion of the Board, and he is eligible to participate in the Bonus Plan, which, in Mr. Smoke's case, provides for an annual cash incentive bonus equal to 35% of base salary in the event of achievement of targeted performance and a maximum of 70% of base salary in the event of exceptional performance, as determined in accordance with the Bonus Plan. In addition, Mr. Smoke was granted options for 30,000 shares of Common Stock, as well as stock appreciation rights to

50,000 shares, all of which were cancelled and redeemed in connection with the AIP Merger. Mr. Smoke is entitled to participate in the Company's employee benefit plan for senior executives and provided other fringe benefits, such as club membership, vacation and the use of a Company car. Finally, Mr. Smoke's employment agreement provides for one time payments to reimburse him for costs associated with the relocation of his residence.

     Mr. Sullivan, Mr. Mackus, Mr. Phillips, and Mr. Onsager each serve under similar one-year employment agreements with the Company dated May 21, 1997. Each of these agreements provides for the executive's position and base salary, which is subject to merit increases in accordance with the Company's normal salary merit increase review policy. In addition, the executive is entitled to participate in such employee and fringe benefits plans as the Company provides to other similarly situated management employees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AIP TENDER OFFER AND AIP MERGER

     Upon the effective date of the AIP Merger, all issued and outstanding stock options and SARs were cancelled, and regardless of whether such stock options or SARs had then vested or were exercisable, each holder of stock options or SARs received cash per share equal to $18.00 less the "strike price" of such stock options or SARs. The aggregate value of this treatment of stock options and SARs was approximately $12.3 million.

     The Company's directors and executive officers received an aggregate of approximately $10.3 million in the AIP Tender Offer and the AIP Merger in consideration for their shares of Common Stock, stock options and SARs. Of such $10.3 million, Mr. Hildebrand received approximately $8.0 million.

MANAGEMENT SERVICES AGREEMENT

     AIP expects to provide substantial ongoing financial and management services to the Company utilizing the extensive operating and financial experience of AIP's principals. AIP will receive an annual fee of $1.5 million for providing general management, financial and other corporate advisory services to the Company, payable semiannually 45 days after the scheduled interest payment date for the Notes, and will be reimbursed for out-of-pocket expenses. The fees will be paid to AIP pursuant to a management services agreement among AIP, Bucyrus and the Guarantors and will be subordinated in right of payment to the Notes.

AIP TRANSACTION FEE

     At the close of the AIP Merger, AIP was paid a fee of $4.0 million and reimbursed for out-of-pocket expenses in connection with the negotiation of the AIP Agreement and for providing certain investment banking services to the Company including the arrangement and negotiation of the terms of Notes and for other financial advisory and management consulting services.

FUTURE AGREEMENTS WITH EXECUTIVE OFFICERS

     Although no specific arrangements are in place, AIP presently intends to offer the Company's executive officers the opportunity to own up to 10% of the Company's equity through a combination of direct investments and option programs.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Von's has, pursuant to its Bylaws, established a policy indemnifying officers and directors, to the fullest extent allowed by law, for liabilities and expenses arising out of their actions in their capacities as officers and directors. This provision does not exclude indemnification for liability on the part of officers and directors under the Securities Act arising out of material misrepresentations or omissions contained in a registration statement filed under the Securities Act. Although the Certificates of Incorporation and Bylaws of Bucyrus, Minserco, and Boonville contain no such provisions, such indemnification is nevertheless authorized by the Delaware General Corporation Law. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Issuers have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL SHAREHOLDERS

     As a result of the AIP Merger, Bucyrus has a single shareholder, AIPAC, whose business address is One Maritime Plaza, Suite 2525, San Francisco, California, 94111. See "Acquisition of the Company by AIP."

                           REVOLVING CREDIT FACILITY

     In connection with the Private Offering, Bucyrus has entered into a new senior bank credit agreement (the "Revolving Credit Facility") with Bank One, Wisconsin ("Bank One"). Bank One has provided working capital and other financing, including a letter of credit facility, to Bucyrus since 1988. Pursuant to the Revolving Credit Facility, Bucyrus replaced its former $15 million letter of credit and revolving loan facility with the $75 million Revolving Credit Facility. The Revolving Credit Facility is expected to be used in the future for general working capital purposes and capital expenditures. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions, approximately $23.3 million would have been outstanding under the Revolving Credit Facility. See "Capitalization." Borrowings under the Revolving Credit Facility bear interest at variable rates and are subject to a borrowing base formula, which at June 30, 1997, would have permitted borrowings and letters of credit of approximately $68.7 million (including the reserve referred to in (B) in the following paragraph).

     The $75 million Revolving Credit Facility includes a $25 million sublimit for standby letters of credit. The issuance of standby letters of credit will reduce the amount available for direct borrowings under the Revolving Credit Facility. Availability under the Revolving Credit Facility is limited to a borrowing base which is defined as (A) the sum of (i) 80% of North American accounts receivable; (ii) 50% of domestic finished goods and raw materials;
(iii) a declining percentage (initially 30%) of domestic work-in-process; (iv) 80% of the estimated orderly liquidation value (as determined by a formula) of Bucyrus and domestic subsidiaries machinery and equipment; and (v) 30% of qualified domestic net unbilled progress billing receivables minus (B) a reserve equal to one semi-annual interest payment on the Notes. The obligations of Bucyrus under the Revolving Credit Facility are guaranteed by certain subsidiaries, and the Revolving Credit Facility is secured by substantially all of the assets of the Company, other than real property and assets of foreign subsidiaries. Pricing on the Revolving Credit Facility is, at the option of Bucyrus, (i) Bank One's base rate or Federal Funds Rate plus 0.5% per annum plus an applicable margin ranging from 0% to 0.5% dependent on the ratio of adjusted funded debt to EBITDA (as defined), or (ii) LIBOR plus an applicable margin ranging from 1.5% to 2.75% dependent on the ratio of adjusted funded debt to EBITDA (as defined). Letters of credit will be priced at 50% of the applicable LIBOR interest rate margin for non-financial letters of credit and 100% of the applicable LIBOR interest rate margin in the case of financial letters of credit. The initial LIBOR margin is 2.75%.

     The Revolving Credit Facility contains certain restrictive covenants that impose limitations upon, among other things, the ability of Bucyrus and the guarantors to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur contingent obligations; enter into joint ventures; enter into lease agreements; pay dividends and make other distributions; change its business; redeem the Notes; and make capital expenditures.

     The Revolving Credit Facility also contains covenants requiring Bucyrus (A) to maintain certain financial ratios as follows: (i) ratio of adjusted funded debt to EBITDA (as defined); (ii) fixed charge coverage ratio; and (iii) interest coverage ratio; and (B) to maintain a minimum net worth.

     All extensions of credit under the Revolving Credit Facility are subject to customary documentation and the continued accuracy of all representations and warranties as well as the absence of any Material Adverse Effect or Default or Event of Default. Capitalized terms not defined herein have the meanings set forth in the Revolving Credit Facility.

     The Revolving Credit Facility may be Refinanced (as defined in the Indenture) from time to time in accordance with the terms of the Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Incurrence of Indebtedness" and "-- Certain Definitions."

                            DESCRIPTION OF THE NOTES

GENERAL

     The Existing Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of September 24, 1997 ("Indenture") among Bucyrus, the Guarantors, and Harris Trust and Savings Bank, as Trustee ("Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date the Indenture is qualified thereunder (the "Trust Indenture Act" provided, however that in the event that the Trust Indenture Act is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

     The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Note is available upon request to Bucyrus at the address set forth under "Available Information." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part thereof by the Trust Indenture Act. Capitalized terms used herein and not otherwise defined have the meanings set forth under "-- Certain Definitions."

     Principal of and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of Bucyrus in the Borough of Manhattan, City of New York, which, unless otherwise provided by Bucyrus, will be the offices of the Trustee. At the option of Bucyrus, payment of interest may be made by check mailed to the addresses of holders as such addresses appear in the Note register.

     The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

TERMS OF THE NOTES

     The Existing Notes are, and the Exchange Notes will be, general unsecured obligations of Bucyrus, limited to $150 million aggregate principal amount, and will mature on September 15, 2007. The Notes bear interest at the rate per annum shown on the cover page hereof from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998, to holders of record at the close of business on the immediately preceding March 1 and September 1, respectively. Bucyrus will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

GUARANTEES

     Each of the existing and future Restricted Subsidiaries other than any Foreign Subsidiary (the "Guarantors") has irrevocably and unconditionally Guaranteed (the "Guarantees"), as primary obligors and not merely as sureties, on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of Bucyrus under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantors being herein called the "Guaranteed Obligations"). The Guarantors agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Guarantees. Each Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors -- Fraudulent Conveyance Considerations."

     Each Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Guarantor, and (c) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns. A Guarantee will be released upon the sale (including by merger, consolidation, combination or otherwise) of all the Capital Stock, or all or substantially all of the assets, of the applicable Guarantor if such sale is made in compliance with the Indenture.

RANKING

     The Existing Notes are, and the Exchange Notes will be general unsecured obligations of Bucyrus and rank senior in right of payment to all future Indebtedness of Bucyrus that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of Bucyrus that are not so subordinated. The Existing Notes are, and the Exchange Notes will be fully and unconditionally guaranteed by each domestic Restricted Subsidiary. Each Guarantee is a general unsecured obligation of the Guarantor thereof and ranks senior in right of payment to all future Indebtedness of such Guarantor that is, by its terms, expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

     The Existing Notes and each Guarantee are, and the Exchange Notes will be, effectively subordinated to secured Indebtedness of Bucyrus and the applicable Guarantor, respectively to the extent of the assets securing such Indebtedness. The Bank Credit Facility is secured by substantially all assets of Bucyrus and certain of its Subsidiaries (including machinery and equipment, inventory and receivables, other intangibles, and 65% of the stock of Bucyrus' foreign subsidiaries) other than real property.

     The Existing Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities, including Indebtedness, of Bucyrus' foreign subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of Bucyrus and the holders of Bucyrus' Indebtedness, including the Notes.

     As of June 30, 1997, on a pro forma basis after giving effect to the Transactions (as defined) the Company would have had approximately $36.0 million aggregate principal amount of secured indebtedness, $6.1 million of outstanding letters of credit, and $47.0 million of undrawn borrowings under the Revolving Credit Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that Bucyrus and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See "-- Certain Covenants -- Limitation on Incurrence of Indebtedness."

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of Bucyrus prior to September 15, 2002. Thereafter, the Notes will be redeemable, at Bucyrus' option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

                                                                REDEMPTION
                           PERIOD                                 PRICE
                           ------                               ----------
2002........................................................     104.875%
2003........................................................     103.250
2004........................................................     101.625
2005 and thereafter.........................................     100.000%

     In addition, at any time or from time to time on or prior to September 15, 2000, Bucyrus may redeem Notes with the net cash proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption); provided, however, that at least 66% of the original aggregate principal amount of the Notes must remain outstanding immediately after each such redemption (other than any Notes owned by Bucyrus or any of its Subsidiaries) and such redemption shall be effected within 60 days of the consummation of the latest Public Equity Offering.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder shall have the right to require Bucyrus to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), in accordance with the provisions of the next paragraph.

     Within 30 days following any Change of Control, Bucyrus shall mail a notice to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require Bucyrus to purchase such holder's Notes at the purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date that is on or prior to the date fixed for purchase); (2) the circumstances and relevant facts and relevant financial information regarding such Change of Control; (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions as determined by Bucyrus, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes purchased.

     Bucyrus shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Bucyrus shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The occurrence of a Change of Control would constitute a default under the Revolving Credit Facility. In addition, Bucyrus' ability to pay cash to the holders upon a repurchase may be limited by Bucyrus' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. Bucyrus' failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which would, in turn, constitute a default under the Revolving Credit Facility.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Existing Notes were and the Exchange Notes will be issued in the form of one or more global notes (collectively, the "Global Notes"). The Global Notes is deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Notes directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Notes have previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Notes representing the principal amount of Notes being transferred.

     The Depository has advised Bucyrus as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Notes, the Depository credited, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Notes to the accounts of participants. The accounts to be credited have been designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Notes is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Notes. Bucyrus understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Notes desires to take any action that the Depository, as the holder of the Global Notes, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Notes represented by the Global Notes registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

     Bucyrus expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. Bucyrus also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. Bucyrus will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Notes may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor Bucyrus will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The Notes represented by the Global Notes are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies Bucyrus that it is unwilling or unable to continue as Depository for the Global Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) Bucyrus in its discretion at any time determines not to have all of the Notes represented by the Global Notes or (iii) a default entitling holders of Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, certificates representing Existing Notes bear a legend as provided in the Private Offering (unless Bucyrus determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend. Holders of certificated Notes may only transfer their Notes (i) to Bucyrus, or (ii) to a QIB; provided, however, that the agreement of such holder is subject to any requirement of law that the disposition of such holder's property shall at all times be and remain within its control.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Incurrence of Indebtedness.

          (a) Bucyrus shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness except that Bucyrus or any Guarantor may Incur Indebtedness if, immediately after giving effect to such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

          (b) The foregoing paragraph (a) will not prohibit Incurrence of the following Indebtedness (collectively, "Permitted Indebtedness"):

             (1) Indebtedness of Bucyrus or any Restricted Subsidiary Incurred pursuant to the Bank Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $75.0 million or (ii) the sum of (x) 60% of the net book value of the inventory of Bucyrus and the Restricted Subsidiaries and (y) 85% of the net book value of the accounts receivable of Bucyrus and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP;

             (2) Indebtedness represented by the Notes (and the Guarantees thereof), and Refinancing Indebtedness thereof;

             (3) Indebtedness to the extent outstanding on the Issue Date (other than Indebtedness described in clause (1) of this paragraph or the AIP Bridge Loan), and Refinancing Indebtedness thereof;

             (4) Indebtedness of Bucyrus owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Wholly Owned Subsidiary owed to and held by Bucyrus or another Wholly Owned Subsidiary; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (4) shall be deemed to have occurred upon (a) the transfer or other disposition of any such Indebtedness to a Person other than Bucyrus or a Wholly Owned Subsidiary, (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any Wholly Owned Subsidiary that holds Indebtedness of Bucyrus or any other Wholly Owned Subsidiary to a Person other than Bucyrus or another Wholly Owned Subsidiary, or (c) the designation of a Wholly Owned Subsidiary that holds Indebtedness of Bucyrus or any other Wholly Owned Subsidiary as an Unrestricted Subsidiary;

             (5) Indebtedness of Bucyrus owed to and held by any Guarantor or Indebtedness of a Guarantor owed to and held by Bucyrus or another Guarantor; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (5) shall be deemed to have occurred upon
        (a) the transfer or other disposition of any Indebtedness to a Person other than Bucyrus or a Guarantor or (b) such Guarantor's ceasing to be a Guarantor;

             (6) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of Bucyrus outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

             (7) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition or improvement by Bucyrus or a Restricted Subsidiary of any assets

        (including capital expenditures), and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

             (8) Indebtedness of any Foreign Subsidiary Incurred for the working capital purposes of such Foreign Subsidiary, and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

             (9) Indebtedness of Bucyrus or any Restricted Subsidiary constituting lease payments or guarantees of lease payments or similar obligations of a customer of Bucyrus or a Restricted Subsidiary in connection with a Leasing Program, and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed $10.0 million at any time outstanding; and

             (10) Indebtedness of Bucyrus or any Restricted Subsidiary in addition to that described in clauses (1) through (9) above, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (10) does not exceed $10.0 million at any time outstanding.

          (c) Notwithstanding the foregoing, Bucyrus shall not, and shall not permit any Guarantor to, Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated to any other Indebtedness of Bucyrus or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of the agreement or instrument governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated to such other Indebtedness of Bucyrus or such Guarantor, as applicable.

     Limitation on Restricted Payments.

          (a) Bucyrus shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to declare or make a Restricted Payment if:

             (1) a Default shall have occurred and be continuing (or would result therefrom);

             (2) immediately after giving effect to the proposed Restricted Payment, Bucyrus is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Incurrence of Indebtedness" above; or

             (3) the aggregate amount of such Restricted Payment together with all other Restricted Payments (the amount of any payments made in property other than cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors) declared or made since the Issue Date (other than any Restricted Payment described in clause (ii), (iii) or (iv) of paragraph (b) below) would exceed the sum (the "Basket") of:

                (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit);

                (B) the aggregate Net Cash Proceeds received by Bucyrus from the issuance or sale (other than to a Subsidiary of Bucyrus) of Qualified Stock subsequent to the Issue Date;

                (C) the principal amount (or accreted value, if less) by which Indebtedness of Bucyrus or any Restricted Subsidiary is reduced on Bucyrus' balance sheet upon the conversion or exchange (other than by a Subsidiary of Bucyrus) subsequent to the Issue Date into Qualified Stock (less the amount of any cash, or the fair value of any other property, distributed by Bucyrus or any Restricted Subsidiary upon such conversion or exchange); and

                (D) to the extent not included in the calculation of the Consolidated Net Income referred to in (A), an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to Bucyrus or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to Bucyrus' equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Bucyrus or any Restricted Subsidiary in such Unrestricted Subsidiary;

     provided, however, that the AIP Equity Contribution shall not increase the Basket.

          (b) The provisions of the foregoing paragraph (a) shall not prohibit the following actions: (i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under the Indenture; (ii) any repurchase, redemption, retirement or other acquisition of Capital Stock or Subordinated Obligations of Bucyrus made in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Bucyrus) of, Qualified Stock or, with respect to any such Subordinated Obligations, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Bucyrus) of other Subordinated Obligations of Bucyrus; provided, however, that such exchange or sale shall not increase the Basket; (iii) any repurchase, redemption, retirement or other acquisition of Capital Stock of Bucyrus held by officers, directors and employees of Bucyrus or any Restricted Subsidiary upon such persons' death, retirement or other termination of employment or directorship, as the case may be; provided, however, that the aggregate amount of Restricted Payments pursuant to this clause (iii) shall not exceed $5.0 million; and (iv) Restricted Payments not to exceed $5.0 million in the aggregate since the Issue Date; provided, however, that in the case of clauses (ii), (iii) and
     (iv), no Default shall have occurred and be continuing or would arise therefrom.

     Limitation on Liens. Bucyrus shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than Permitted Liens) of any nature whatsoever on any property of Bucyrus or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Notes and the Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien (and if the obligations so secured are subordinated to the Notes and the Guarantees, the Lien securing such obligations are also so subordinated at least to the same extent).

     Limitation on Transactions with Affiliates.

          (a) Bucyrus shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Bucyrus (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Bucyrus or such

     Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves aggregate value in excess of $1.0 million in any one year, (i) are set forth in writing, (ii) comply with clause (1), and (iii) have been approved by a majority of the Independent Directors, and (3) if such Affiliate Transaction involves aggregate value in excess of $5.0 million in any one year, (i) comply with clause (2), and (ii) have been determined by a nationally recognized investment banking, appraisal, valuation or accounting firm to be fair, from a financial standpoint, to Bucyrus and the Restricted Subsidiaries.

          (b) The provisions of the foregoing paragraph (a) shall not prohibit
     (i) any Restricted Payment permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business (as determined in good faith by the Board of Directors) and approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of Bucyrus in the ordinary course of business (as determined in good faith by the Board of Directors) and pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business of Bucyrus and the Restricted Subsidiaries,
     (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of Bucyrus or any Subsidiary in the ordinary course of business, (vi) any transaction solely between or among Bucyrus and/or one or more Guarantors and/or Wholly Owned Subsidiaries, (vii) performance or discharge by Bucyrus of its obligations under agreements as in effect on the Issue Date, (viii) repayment of the AIP Bridge Loan upon consummation of the AIP Merger or
     (ix) payment of $4.0 million to AIP in connection with the AIP Merger or payment of fees to AIP pursuant to the Management Agreement in an amount not to exceed $1.5 million per year.

     Limitation on Sales of Assets and Subsidiary Stock. Bucyrus shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Disposition unless (i) Bucyrus or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the assets or other property subject to such Asset Disposition, and (ii) at least 75% of the consideration therefor received by Bucyrus or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments. For the purposes of this covenant, the following are deemed to be cash: (x) amount of any liabilities (other than liabilities that are subordinated to any other Indebtedness of Bucyrus or such Restricted Subsidiary, as the case may be) of Bucyrus or such Restricted Subsidiary (as shown on Bucyrus' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Disposition, but only to the extent that such assumption is effected on a basis under which there is no further recourse to Bucyrus or any Restricted Subsidiary with respect to such liabilities and (y) securities received by Bucyrus or any Restricted Subsidiary from the transferee that are immediately converted by Bucyrus or such Restricted Subsidiary into cash.

     With respect to any Asset Disposition occurring on or after the Issue Date from which Bucyrus or any Restricted Subsidiary receives Net Available Cash, Bucyrus or such Restricted Subsidiary may within 270 days after the date such Net Available Cash is received: (i) apply an amount equal to such Net Available Cash to permanently prepay, repay or purchase Indebtedness under the Bank Credit Facility; or (ii) invest an equal amount, or the amount not so applied pursuant to clause (i), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Bucyrus or another Restricted Subsidiary). The amount of Net Available Cash not applied pursuant to clause (ii) above shall constitute "Excess

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

Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

     If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5.0 million, Bucyrus shall, not later than 10 business days after the end of the period during which Bucyrus is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if Bucyrus so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the holders of Notes and Other Qualified Notes (determined on a pro rata basis according to the accreted value or principal amount, as the case may be, of the Notes and the Other Qualified Notes) that may be purchased out of the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price (x) in the case of the Notes, equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase and (y) in the case of each issue of Other Qualified Notes, based on the terms set forth in the indenture related to such issue. Upon completion of an Excess Proceeds Offer the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Notes and Other Qualified Notes duly tendered) may be used by Bucyrus for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

     Bucyrus shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by Bucyrus under the covenant described hereunder and Bucyrus is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Bucyrus shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries. Bucyrus shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock to Bucyrus or any other Restricted Subsidiary or pay any Indebtedness owed to Bucyrus or any other Restricted Subsidiary, (ii) to make any loans or advances to, or guarantee any Indebtedness of, Bucyrus or any other Restricted Subsidiary, or (iii) transfer any of its property or assets to Bucyrus or any other Restricted Subsidiary, except: (A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including, without limitation, the Bank Credit Facility), as such encumbrance or restriction is in effect on the Issue Date; (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by Bucyrus (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Bucyrus) and outstanding on such date; (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (C)) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (D) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (E) restrictions contained in security agreements or mortgages on property acquired in the ordinary course of business to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (F) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided, however, that such restriction is applicable only to such Capital Stock or assets, as applicable, and such sale or disposition otherwise is permitted under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (G) any restriction imposed by applicable law.

     Limitation on the Issuance or Sale of Capital Stock of Wholly Owned Subsidiaries. Bucyrus (i) will not, and will not permit any Wholly Owned Subsidiary (other than any Guarantor) to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary (other than any Guarantor) to any Person (other than Bucyrus or another Wholly Owned Subsidiary), unless (a) such transfer, conveyance, sale, lease or other disposition consists of all of the Capital Stock of such Wholly Owned Subsidiary and (b) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under "Limitation on Sales of Assets and Subsidiary Stock," and (ii) will not permit any Wholly Owned Subsidiary to issue any Capital Stock (other than, if necessary, shares constituting directors' qualifying shares) to any Person other than to Bucyrus or another Wholly Owned Subsidiary.

     Limitation on Sale and Leaseback Transactions. Bucyrus will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, however, that Bucyrus may enter into a Sale and Leaseback Transaction if (i) Bucyrus could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness," and (b) Incurred a Lien to secure such Indebtedness pursuant to the covenant described under "-- Limitation on Liens," (ii) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such Sale and Leaseback Transaction and (iii) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and Bucyrus applies the proceeds of such transaction in compliance with, the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

     Merger, Consolidation and Sale of Assets. Bucyrus shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company"), whether or not Bucyrus, shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Bucyrus) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Bucyrus under the Notes, the Indenture and the Registration Agreement; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) except in the case of a merger the sole purpose of which is to change Bucyrus' jurisdiction of incorporation, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Incurrence of Indebtedness" (treating the Successor Company as Bucyrus); (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Bucyrus immediately prior to such transaction; and (v) Bucyrus shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

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

Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Bucyrus.

     The Successor Company shall be the successor to Bucyrus and shall succeed to, and be substituted for, and may exercise every right and power of, Bucyrus under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     SEC Reports. Whether or not Bucyrus is then subject to Section 13(a) or 15(d) of the Exchange Act, Bucyrus shall file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that Bucyrus would be required to file with the Commission pursuant to Section 13(a) or 15(d) if Bucyrus were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Bucyrus would be required so to file such documents if Bucyrus were so subject, unless, in any case, such filing is not then permitted by the Commission. Bucyrus will also in any event (i) within 15 days of each Required Filing Date, (a) transmit by mail to holders of Notes, as their names and addresses appear in the Note register, without cost to such holders, and (b) file with the Trustees copies of the annual reports, quarterly reports and other periodic reports that Bucyrus would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if Bucyrus were subject to such Section 13(a) or 15(d), and (ii) if such filing with Commission is not then permitted by the Commission promptly upon written request, supply copies of such documents to any prospective holder at Bucyrus' cost.

EVENTS OF DEFAULT

     Any of the following shall constitute an Event of Default:

          (i) default for 30 days in the payment when due of interest on any Note;

          (ii) default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

          (iii) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than any specified in clause (i) or (ii) above) which failure continues for 30 days after written notice thereof has been given to Bucyrus by the Trustee or to Bucyrus and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;

          (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Bucyrus or any Restricted Subsidiary whether such Indebtedness now exists, or is created after the Issue Date, which default (x)(a) is caused by a failure to pay such Indebtedness at Stated Maturity (giving effect to any grace period related thereto) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and (y) in each case, the principal amount of any such Indebtedness as to which a Payment Default or acceleration shall have occurred, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (v) one or more judgments, orders or decrees for the payment of money of $10.0 million or more, individually or in the aggregate, shall be entered against Bucyrus or any Restricted Subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed within 60 days after their entry;

          (vi) certain events of bankruptcy, dissolution, insolvency, reorganization, administration or similar proceedings with respect to Bucyrus, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that together would constitute a Significant Restricted Subsidiary; or

          (vii) any Guarantee ceases to be in full force and effect (other than in accordance with its terms or the Indenture) or any Guarantor denies or disaffirms its obligations under its Guarantee.

     If an Event of Default occurs and is continuing (other than an Event of Default described in clause (vi) above with respect to Bucyrus), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (vi) above occurs with respect to Bucyrus, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Notwithstanding the foregoing, except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders. In addition, Bucyrus is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Bucyrus also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Bucyrus is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note, or alter the provisions with respect to the redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (other than the provisions of the Indenture relating to any offer to purchase required under the covenants described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" or "-- Change of Control"); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default in the payment of principal or interest on, the Notes

(except that holders of at least a majority in aggregate principal amount of the then outstanding Notes may (x) rescind an acceleration of the Notes that resulted from a non-payment default and (y) waive the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on, the Notes; (vii) waive a redemption payment with respect to any Note; (viii) release any Guarantor from its Guarantee except in compliance with the Indenture or (ix) make any change in the foregoing amendment and waiver provisions; provided, further, however, that no such modification or amendment may, without the consent of the holders of two-thirds of the aggregate principal amount of Notes affected thereby, modify any of the provisions (including the definitions thereto) relating to the covenant described under "-- Change of Control" in a manner materially adverse to the holders.

     Without the consent of any holder, Bucyrus and Trustee may amend the Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Bucyrus under the Indenture in the event of any transaction in compliance with the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" in which Bucyrus is not the Surviving Person, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are as described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to release Guarantors when permitted by the Indenture, to secure the Notes, to add to the covenants of Bucyrus for the benefit of the holders or to surrender any right or power conferred upon Bucyrus, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, Bucyrus is required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     Notes are issued in registered form and are transferable only upon the surrender of the Notes being transferred for registration of transfer. No service charge will be made for any registration of transfer or exchange of Notes, but Bucyrus may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

DISCHARGE OF INDENTURE AND DEFEASANCE

     When (i) Bucyrus delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and Bucyrus irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case Bucyrus pays all other sums payable hereunder by Bucyrus, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of Bucyrus accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of Bucyrus.

     Subject to the conditions to defeasance described below and in the Indenture and the survival of certain provisions, Bucyrus at any time may terminate (i) all its obligations under the Notes and the

Indenture ("legal defeasance option") or (ii) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option"). Bucyrus may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If Bucyrus exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If Bucyrus exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clause (ii) of the immediately preceding paragraph.

     In order to exercise either defeasance option, Bucyrus must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     Harris Trust and Savings Bank is the Trustee under the Indenture and has been appointed by Bucyrus as Registrar and Paying Agent with regard to the Notes.

     The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; or (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition (including by merger, consolidation, combination or otherwise) of such Capital Stock by Bucyrus or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants --

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

Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Bucyrus or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "AIP Bridge Loan" means the loan to BAC from AIP the proceeds of which were used by BAC to purchase shares of Common Stock of Bucyrus in the AIP Tender Offer.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Bucyrus or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders), (ii) all or substantially all the assets of any division, business segment or comparable line of business of Bucyrus or any Restricted Subsidiary or (iii) any other assets of Bucyrus or any Restricted Subsidiary outside of the ordinary course of business of Bucyrus or such Restricted Subsidiary. Notwithstanding the foregoing, the term "Asset Disposition" shall not include (x) a disposition by a Restricted Subsidiary to Bucyrus or by Bucyrus or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock," a disposition (a) that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or (b) consummated in compliance with "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" and (z) a disposition of assets having a fair market value and a sale price of less than $500,000.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Facility" means the Credit Agreement dated as of September 24, 1997 among Bucyrus, Bank One, Wisconsin, and the other lenders named therein, as the same may be amended, supplemented, amended and restated, extended or Refinanced from time to time, including pursuant to term loan and revolving credit facilities (except to the extent that any such amendment, supplement, amendment and restatement, extension or Refinancing would be prohibited by the terms of the Indenture), including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such refinancing.

     "Basket" has the meaning set forth under "-- Certain
Covenants -- Limitation on Restricted Payments."

     "Board of Directors" means the Board of Directors of Bucyrus or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

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

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Change of Control" means the occurrence of any of the following events:

          (i) prior to a Public Equity Offering after the Issue Date after which there is a Public Market, the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock representing a majority of the voting power of the total outstanding Voting Stock of Bucyrus;

          (ii) following a Public Equity Offering after the Issue Date after which there is a Public Market, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of Bucyrus; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted Holders own Voting Stock representing in the aggregate a greater percentage of the total voting power of the Voting Stock of Bucyrus than such other person or group;

          (iii) following a Public Equity Offering after the Issue Date after which there is a Public Market, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of Bucyrus was approved by a vote of 66 2/3% of the directors of Bucyrus then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iv) the merger or consolidation of Bucyrus with or into another Person or the merger of another Person with or into Bucyrus, or the sale of all or substantially all the assets of Bucyrus and the Restricted Subsidiaries, taken as a whole, to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Bucyrus that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Bucyrus are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" or "SEC" means the Securities and Exchange Commission.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for

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

which financial statements are available to (ii) Consolidated Fixed Charges for such four fiscal quarters; provided, however, that (1) if Bucyrus or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period), (2) if since the beginning of such period Bucyrus or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of Bucyrus or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent Bucyrus and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to Bucyrus and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Bucyrus and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period Bucyrus shall have consummated a Public Equity Offering following which there is a Public Market, Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of Bucyrus or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Bucyrus and its Restricted Subsidiaries in connection with such Public Equity Offering for such period, (4) if since the beginning of such period Bucyrus or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Bucyrus or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Bucyrus or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income, earnings or expense relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be prepared in accordance with Article II of Regulation S-X promulgated by the Commission as determined in good faith by a responsible financial or accounting Officer of Bucyrus. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

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

     "Consolidated Fixed Charges" means, with respect to any period, the sum (without duplication) of (i) the interest expense of Bucyrus and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) amortization of debt discount, (b) the net payments, if any, under interest rate contracts (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid or accrued during such period, plus (iii) all interest capitalized during such period, plus (iv) all dividends on Preferred Stock (other than to Bucyrus or a Wholly Owned Subsidiary) paid, accrued, declared or accumulated during such period.

     "Consolidated Net Income (Loss)" means, for any period, the net income (or loss) of Bucyrus and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided, however, that there shall not be included in such Consolidated Net Income: (i) any extraordinary gains (but not, other than for purposes of calculating the Basket, losses) (less all fees and expenses relating thereto); (ii) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (iv) below, the equity of Bucyrus or any Restricted Subsidiary in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Bucyrus or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iv) below); (iii) any net income (or loss) of any Person acquired by Bucyrus or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iv) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to Bucyrus is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its stockholders; (v) gain (but not loss) (less all fees and expenses relating thereto) realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business or (y) any Capital Stock of any Person; and (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means with respect to any Person on any date, the equity of the common and preferred stockholders of such Person and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP consistently applied, less any amount attributable to Unrestricted Subsidiaries.

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is one year after the Maturity Date.

     "EBITDA" for any period means the sum of Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Fixed Charges, (ii) all income tax expense of Bucyrus, (iii) depreciation expense, (iv) amortization expense, (v) all other non-cash items reducing such Consolidated Net Income (excluding (x) any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursements to be made in any subsequent period and (y) the amount attributable to minority interests) less all non-cash items increasing Consolidated Net Income, and (vi) payments to purchase, redeem or otherwise acquire or retire for value Capital Stock of Bucyrus in connection with the AIP Merger pursuant to the AIP Agreement, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Bucyrus shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or otherwise distributed to Bucyrus by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments and governmental regulations applicable to such Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside the United States of America and jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

     "Guarantor" means each Restricted Subsidiary designated as such on the signature pages of the Indenture and any other Restricted Subsidiary that has issued a guarantee of the Notes, in each case, until such Restricted Subsidiary is released from its Guarantee.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided, further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" when used as a noun shall have a correlative meaning.

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

     "Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, to the extent it would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person, (iv) all obligations of such Person under Interest Rate Agreements or Currency Agreements, (v) all Disqualified Stock issued by such Person and all preferred stock issued by any Subsidiary of such Person, in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon, and (vi) to the extent not otherwise included, any Guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (i) through (vi) above. "Indebtedness" of Bucyrus and the Restricted Subsidiaries shall not include current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the fair market value of, such Disqualified Stock, such fair market value is to be determined in good faith by the board of directors of the issuer of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Independent Director" means a director of Bucyrus other than a director
(i) who (apart from being a director of Bucyrus or any Subsidiary) is an employee, associate or Affiliate of Bucyrus or a Subsidiary or has held any such position during the previous five years, or (ii) who has, or is a director, employee, associate or Affiliate of another party who has, a material direct or indirect pecuniary interest in the transaction in question.

     "interest" means, with respect to the Notes, the sum of any interest and any Liquidated Damages on the Notes.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Bucyrus or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to Bucyrus' equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Bucyrus at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Bucyrus shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Bucyrus' "Investment" in such Subsidiary at the time of such redesignation less (y) the portion

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

(proportionate to Bucyrus' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer; and (iii) an "Investment" shall be deemed to be made at the time that the ownership or voting power of Bucyrus and the Restricted Subsidiaries in any Restricted Subsidiary is reduced to below majority (but greater than zero) in an amount equal to the fair market value of such former Restricted Subsidiary at such time multiplied by the percentage ownership or voting power (whichever is less) of Bucyrus and the Restricted Subsidiaries in such former Restricted Subsidiary; provided, however, that in each case fair market value shall be determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Existing Notes were originally issued, namely September 24, 1997.

     "Leasing Program" means arrangements in existence from time to time pursuant to which Bucyrus or a Restricted Subsidiary sells or leases (including pursuant to Sale and Leaseback Transactions) equipment used in large-scale surface mining operations manufactured and distributed by Bucyrus or a Restricted Subsidiary in the ordinary course of its business.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code or equivalent statutes) of any jurisdiction other than to evidence a lease.

     "Liquidated Damages" has the meaning set forth in the Registration
Agreement.

     "Management Agreement" means the Management Agreement between Bucyrus and AIP, as such agreement may be amended or supplemented from time to time; provided, however, that all obligations of Bucyrus and its Subsidiaries under the Management Agreement shall be subordinated to their obligations under the Indenture, the Notes and the Guarantees.

     "Net Available Cash" from an Asset Disposition means the aggregate cash proceeds received by such Person and/or its Affiliates in respect of such Asset Disposition, which amount is equal to the excess, if any, of (i) the cash received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Disposition, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such person in connection with such Asset Disposition, plus (b) all fees, commissions, and other expenses incurred by such Person in connection with such Asset Disposition, plus (c) provision for taxes, including income taxes, attributable to the Asset Disposition or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Disposition, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller's indemnities to purchaser in respect of such Asset Disposition undertaken by Bucyrus or any of its Restricted Subsidiaries in connection with such Asset Disposition, plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a direct result thereof.

     "Other Qualified Notes" means any outstanding senior indebtedness of Bucyrus issued pursuant to an indenture having a provision substantially similar to the Excess Proceeds Offer provision contained in the Indenture.

     "Permitted Holders" means American Industrial Partners Capital Fund II, L.P. or any Affiliate thereof.

     "Permitted Investment" means an Investment by Bucyrus or any Restricted Subsidiary in (i) a Guarantor or a Person that will, upon the making of such Investment, become a Guarantor; provided, however, that the primary business of such Guarantor is a Related Business; (ii) Temporary Cash Investments; (iii) receivables owing to Bucyrus or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iv) loans or advances to employees of Bucyrus or any Restricted Subsidiary that are made in the ordinary course of business consistent with past practices of Bucyrus or such Restricted Subsidiary in an aggregate amount not to exceed $2.5 million outstanding at any time; (v) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; (vi) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $15.0 million outstanding at any time; (vii) Investments in Foreign Subsidiaries Incurred to effect the Marion Acquisition; (viii) Investments in Foreign Subsidiaries for the purposes of financing inventory or accounts receivable at such Foreign Subsidiaries in the ordinary course of business; and (ix) customers of Bucyrus or any Restricted Subsidiary made in the form of loans pursuant to the Leasing Program, to the extent permitted under clause (9) of paragraph (b) under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness."

     "Permitted Liens" means (i) Liens securing Indebtedness Incurred under clause (1), (7), (8), (9) or (10) of paragraph (b) under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" on property or assets of Bucyrus and the Restricted Subsidiaries (other than for purposes of clause (1) only, any Liens on real property); (ii) Liens in favor of Bucyrus or any Guarantor; (iii) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits as security for the payment of insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), in each case incurred in the ordinary course of business; (iv) Liens imposed by law, such as carriers', warehousemen's, mechanics', landlords', materialmen's, employees', laborers', employers', suppliers', banks', repairmen's and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of any judgment, award, decree or order of any court or other governmental authority against such Person with respect to which such Person shall then be prosecuting an appeal or other proceedings for review or the period within which such proceedings may be instituted shall not have expired; (v) Liens for taxes not yet due or payable or subject to penalties for non-payment and that are being contested in good faith by appropriate proceedings; (vi) Liens in favor of issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (vii) Liens existing on the Issue Date; (viii) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary of Bucyrus; provided, however, that such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary; (ix) Liens securing Purchase Money Indebtedness; (x) Liens securing an Interest Rate Agreement or Currency Agreement so long as the related Indebtedness is permitted to be Incurred under the Indenture; (xi) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that do not materially interfere with the ordinary conduct of the business of Bucyrus and its Restricted Subsidiaries taken as a whole; (xii) pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products; (xiii) Liens on property or assets of the Company and the Restricted Subsidiaries securing obligations of the Company or a Restricted Subsidiary under operating leases so long as the lessor is a financial institution party to the Bank Credit Facility, or an Affiliate of such financial institution, and the aggregate amount so secured, together with the principal amount of Indebtedness outstanding under the Bank Credit Facility, does not exceed the limit set forth in the proviso to clause (1) of paragraph (b) under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" and (xiv) Liens securing Refinancing Indebtedness permitted to be Incurred under the Indenture; provided, however, that such Liens extend only to the assets securing the Indebtedness being Refinanced.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of Bucyrus pursuant to an effective registration statement under the Securities Act (other than any registration statement filed on Form S-8 or similar form).

     "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 10% of the total issued and outstanding common stock of Bucyrus has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Purchase Money Indebtedness" mean Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) Incurred to finance the acquisition by Bucyrus or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by Bucyrus or Restricted Subsidiary.

     "Qualified Stock" means any Capital Stock of Bucyrus other than Disqualified Stock.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, increase, replace, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Bucyrus or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced, and (iv) in the case of any Indebtedness that is subordinated to the Notes, such Refinancing Indebtedness is subordinated to at least the same extent; provided, further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that Refinances Indebtedness of Bucyrus.

     "Related Business" means the manufacture, distribution and sale of excavation equipment, or components for such equipment, used in large-scale surface mining operations and activities reasonably related thereto, including, without limitation, aftermarket parts sales and services, and such other businesses as the Board of Directors determines in good faith are reasonably related to the foregoing.

     "Restricted Payment" means (i) any dividend or other distribution declared or paid on any Capital Stock of Bucyrus or any Restricted Subsidiary (other than dividends or distributions payable solely in Qualified Stock or dividends or distributions payable to Bucyrus or any Wholly Owned Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value (other than in connection with the AIP Tender Offer and the AIP Merger pursuant to the AIP Agreement) any Capital Stock of Bucyrus or any Restricted Subsidiary or other Affiliate of Bucyrus (other than any Capital Stock owned by Bucyrus or any Wholly Owned Subsidiary); provided, however, that payments to purchase, redeem or otherwise acquire or retire for value Capital Stock of Bucyrus in connection with the AIP Merger pursuant to the AIP Agreement shall not be deemed a Restricted Payment so long as such payments in excess of $54.0 million are paid with cash existing at BAC prior to the AIP Merger; (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or the Guarantees other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "-- Certain Covenants -- Limitations on Incurrence of Indebtedness" above; (iv) the making of an Investment (other than a Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of a Subsidiary of Bucyrus as an Unrestricted Subsidiary); or (v) payment of any interest accrued on the AIP Bridge Loan.

     "Restricted Subsidiary" means any Subsidiary of Bucyrus that is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Bucyrus or a Restricted Subsidiary transfers such property to a Person and Bucyrus or a Restricted Subsidiary leases it from such Person.

     "Significant Restricted Subsidiary" means (i) any Restricted Subsidiary that would be a "Significant Subsidiary" of Bucyrus within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or (ii) any group of Restricted Subsidiaries that together would constitute a Significant Restricted Subsidiary.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of Bucyrus (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect. "Subordinated Obligation" of any Guarantor has a correlative meaning.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Bucyrus) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of Bucyrus that at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors and (ii) any Subsidiary of an Unrestricted Subsidiary. Western Gear Machinery Co. and BWC Gear, Inc. have been designated Unrestricted Subsidiaries as of the Issue Date.

     The Board of Directors may designate any Subsidiary of Bucyrus (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Bucyrus or any other Subsidiary of Bucyrus that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (i) no Default shall have occurred and be continuing, (ii) Bucyrus could incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" and (iii) either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" (treating the fair market value of Bucyrus' proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).

     The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) no Default shall have occurred and be continuing and (ii) Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if Incurred at such time, be permitted to be Incurred under the Indenture.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Bucyrus and/or one or more Wholly Owned Subsidiaries.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

REGISTRATION RIGHTS

     Bucyrus and the Guarantors (together, the "Issuers") have entered into a registration rights agreement with the Initial Purchasers dated as of September 24, 1997 (the "Registration Agreement"), pursuant to which Issuers agree, for the benefit of the holders of the Existing Notes, at the Issuers' cost, to (i) file a registration statement (the "Exchange Offer Registration Statement") within 60 days after the Issue Date with the Commission with respect to a registered offer to exchange the Existing Notes for the Exchange Notes that will be issued under the Indenture in the same aggregate principal amount as and with terms that will be identical in all respects to the Existing Notes (except that the Exchange Notes will not contain terms with respect to the liquidated damages provision and transfer restrictions); (ii) use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date; and (iii) use their best efforts to consummate the Exchange Offer within 180 days after the Issue Date. Promptly after the Exchange Offer Registration Statement being declared effective, the Issuers will offer the Exchange Notes in exchange for surrender of the Notes (the "Exchange Offer"). The Issuers will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Noteholders. For each Existing Note tendered to the Issuers pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Existing Note.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" (within the meaning of the Securities Act) of any of the Issuers or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, a broker-dealer (within the meaning of the Securities Act) that acquired Existing Notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the Exchange Notes: (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned no-action letters; (ii) will not be able to tender its Existing Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Existing Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of Existing Notes (other than certain specified holders) who wishes to exchange Existing Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of any of the Issuers;
(ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business; and (iii) at the time of commencement of the Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (an "Exchanging Dealer") who acquired Existing Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Existing Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Issuers are required to allow Exchanging Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of one year following the Issue Date.

     In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or if for any reason the Exchange Offer Registration Statement is not declared effective within 150 days following the Issue Date, the Issuers will, in lieu of, or upon the request of an Initial Purchaser under certain circumstances, in addition to, effecting the registration of the Exchange Notes pursuant to the Exchange Offer Registration Statement and at their cost: (i) as promptly as practicable, file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Existing Notes; (ii) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the Issue Date (or promptly in the event of a request by an Initial Purchaser); and (iii) keep effective the Shelf Registration Statement until two years after its effective date (or until one year after its effective date if such Shelf Registration Statement is filed at the request of an Initial Purchaser). The Issuers will, in the event of the filing of a Shelf Registration Statement, provide to each holder covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Existing Notes has become effective, and take certain other actions as are required to permit unrestricted resales of Existing Notes. A holder that sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification obligations). In addition, each holder will be required to deliver information to be used in connection with the Shelf Registration Statement and to benefit from the provisions regarding Special Interest set forth in the following paragraph.

     If (i) within 60 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) within 150 days after the Issue Date, the Exchange Offer Registration Statement has not been declared effective; (iii) within 180 days after the Issue Date, neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective; or (iv) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Existing Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses
(i) through (iv), a "Registration Default"), liquidated damages ("Liquidated Damages") will accrue on the Existing Notes and the Exchange Notes from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Damages will accrue at a rate of $0.05 per week per $1,000 principal amount of the Existing Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase $0.05 per week per $1,000 principal amount of the Existing Notes at the end of each subsequent 90-day period, but in no event shall such Liquidated Damages exceed $0.25 per week per $1,000 principal amount of Existing Notes.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to Bucyrus as provided under "Available Information."

CERTAIN FEDERAL TAX CONSIDERATIONS

     Following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial investors who are United States holders (that is, a holder that is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; (iv) a trust if (X) a U.S. court is able to exercise primary supervision over the administration of the trust, and (Y) one or more U.S. persons have the authority to control all substantial decisions of the trust; or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a U.S. trade or business).

     This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations (the "Code"). This discussion does not address the tax consequences to subsequent purchasers of Notes, and is limited to investors who hold the Notes as capital assets. Moreover, the discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular investors in light of their personal circumstances, or to certain types of investors (such as certain financial institutions, insurance companies, tax exempt entities, dealers in securities or foreign currencies or persons who hold the Notes as a position in a straddle or as part of a "conversion transaction" or who have hedged the interest rate on the Notes).

     In general, interest paid or payable on a Note will be taxable to a United States holder as ordinary interest income at the time it is received or accrued, in accordance with such holder's method of accounting for federal income tax purposes. In addition, under certain circumstances the Code may require that a holder accrue and include as ordinary (interest) income each year a portion of any "original issue discount" attributable to the Note in advance of the cash payments attributable to such income, regardless of such holder's regular method of tax accounting. Assuming that the original issue discount on the Note is not greater than or equal to a de minimis amount (equal to 0.25% of its stated principal amount multiplied by the number of complete years to its maturity), any such original issue discount will be deemed to be zero, and a holder will not be required to accrue a portion of such discount as income in each taxable year.

     Holders of so-called "contingent payment debt instruments" are required to accrue all payments thereon (including de minimis original issue discount and projected contingent payments) on a constant yield basis, to treat gain recognized on the disposition of the debt instrument as interest income and in certain circumstances to include market discount in income sooner than otherwise required. It is not clear under applicable Regulations whether the Liquidated Damages payable on the Notes in certain circumstances described above under "Registration Rights" would result in the Notes being treated as contingent payment debt instruments. The Regulations provide that a payment under a debt instrument that is payable on the occurrence of a remote or incidental contingency will not be treated as a contingent payment, but the Regulations do not provide definitive guidance on whether a contingency such as that which governs the payment of the Liquidated Damages under the Notes will be regarded as remote or incidental. Investors should consult their tax advisors as to the tax considerations relating to the Liquidated Damages and the possibility that the Notes may be characterized as contingent payment debt instruments under the Regulations.

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash plus the fair market value of all other property received on such disposition and such holder's adjusted tax basis in the Note (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income).

     In the case of Notes held as capital assets, gain or loss recognized on the disposition of a Note generally will be capital gain or loss (except to the extent the gain is attributable to accrued market discount, as described below) and will be long-term capital gain or loss subject to a maximum rate of 20%, in the case of individuals, if, at the time of such disposition, the United States holder's holding period for the Note is more than 18 months. In addition, an individual will be taxed on his or her net capital gain at a maximum rate of (i) 28%, for property held for 18 months or less but more than one year, and (ii) 18%, for property (X) acquired after December 31, 2000 and (Y) held for more than five years. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. However, if under the Regulations the Notes are treated as contingent payment debt instruments, as discussed above, then any gain realized on such sale, exchange, redemption or retirement will be taxable as ordinary (interest) income, while any loss realized will be an ordinary loss to the extent of any amounts previously treated as ordinary (interest) income under the Regulations.

     The exchange of an Existing Note for an Exchange Note should not constitute a taxable exchange of the Existing Note if the interest rate on the Exchange
Note is equal to the interest rate on the Existing Note. Although there is no definitive guidance on the issue, even if the interest rate on the Exchange Note is not equal to the interest rate on the Existing Note because Liquidated Damages are payable on the Existing Note but not on the Exchange Note, the exchange should not constitute a taxable exchange of the Existing Note.

     An investor who acquires a Note at a cost in excess of its principal amount will be considered to have purchased the Note at a premium, and may make an election, applicable to all Notes held by such holder, to amortize such premium, using a constant yield method, over the remaining term of the Note (or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date, and by amortizing such allowances over the shorter period to such call date).

     Although the market discount provisions of the Code generally do not apply to initial investors in Notes, those provisions may apply to initial investors who acquire Notes for an amount less than the issue price of the Notes. Generally, these rules require the holder of a "market discount bond" (as defined in the Code) to treat any gain realized upon its disposition as interest income to the extent of the market discount that accrued during the period such holder held it. A holder may also be required to recognize as ordinary income any principal payments with respect to a Note to the extent such payments do not exceed the accrued market discount on the Note. For these purposes, market discount generally equals the excess (if any) of the stated redemption price of the Note at its maturity over the basis of the Note in the hands of the holder immediately after its acquisition. However, market discount is deemed not to exist if the market discount is less than a statutorily defined de minimis amount equal to 0.25% of the Note's contract redemption price at maturity multiplied by the number of complete years to the Note's maturity after the holder acquired the Note.

     The market discount rules also provide that any holder of Notes that were acquired at a market discount may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to acquire or carry the Notes, until the Notes are disposed of. A holder of a Note acquired at market discount may elect to include market discount in income as the discount accrues. In such a case, the foregoing rules with respect to the recognition of ordinary income on dispositions and with respect to the deferral of interest deductions on indebtedness related to such Note would not apply.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS. IN ADDITION, INDIVIDUAL NOTEHOLDERS WHO ARE NOT CITIZENS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS AS TO WHETHER THEY WILL OR WILL NOT BE DEEMED TO BE "RESIDENTS" OF THE UNITED STATES FOR PURPOSES OF THE CODE.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge and agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used for a period of one year after the Expiration Date by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging and agreeing that it will deliver and by delivering this Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading, such broker-dealer will suspend use of the Prospectus until (i) the Company has amended or supplemented the Prospectus to correct such misstatement or omission and (ii) either the Company has furnished copies of the amended or supplemented Prospectus to such broker-dealer or, if the Company has not otherwise agreed to furnish such copies and declines to do so after such broker-dealer so requests, such broker-dealer has obtained a copy of such amended or supplemented Prospectus as filed with the Commission. The Company has agreed to deliver such notice and such amended or supplemented Prospectus promptly to any Participating Broker-Dealer that has so notified the Company.

     Pursuant to the Registration Agreement, the Company and the Guarantors have jointly and severally agreed to indemnify the Initial Purchasers against certain liabilities, including certain liabilities incurred in connection with the offering of the Existing Notes, and contribute to payments the Initial Purchasers may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Whyte Hirschboeck Dudek S.C., 111 East Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin, 53202.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Bucyrus International, Inc. as of December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, Milwaukee, Wisconsin, independent accountants, as stated in their reports appearing herein.

     The consolidated financial statements of Bucyrus International, Inc. for the period from December 14, 1994 to December 31, 1994, and the consolidated financial statements of the Predecessor Company as of and for the period from January 1, 1994 to December 13, 1994, included in this Prospectus, have been audited by Deloitte & Touche LLP, Milwaukee, Wisconsin, as stated in their report appearing herein.

     The combined financial statements of the Surface Mining and Equipment Business of Global Industrial Technologies, Inc. as of October 31, 1996, and for the year then ended, included in this Prospectus, have been audited by Arthur Andersen LLP, Milwaukee, Wisconsin, independent accountants, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, and certain information contained in the Registration Statement has been omitted, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements, notes and schedules thereto filed as a part thereof or incorporated by reference therein. This Prospectus contains summaries of material terms and provisions of certain documents, including the Registration Agreement and the Indenture. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits and schedules thereto may be inspected without charge and copied at prescribed rates at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661-2511. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents or reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE, OR A SOLICITATION OF AN OFFER TO EXCHANGE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO EXCHANGE OR A SOLICITATION OF AN OFFER TO EXCHANGE SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     The Indenture provides that Bucyrus shall each file with the Trustee and provide holders of Notes, within 15 days after they file them with the Commission, copies of their annual reports and the information, documents and other reports that they are required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. To the extent permitted by the Exchange Act, Bucyrus shall continue to file with the Commission and provide the Trustee and holders with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that Bucyrus is not permitted to file such reports, documents and information with the Commission or Bucyrus has subsidiaries that individually or in the aggregate would be deemed to be "substantial subsidiaries" (as defined in Rule 1-02 of Regulation S-X, as in effect at the Issue Date), Bucyrus will provide substantially similar information with respect to itself and its subsidiaries to the Trustee, holders and prospective holders (upon written request) as if Bucyrus were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Bucyrus and the Subsidiaries shall also comply with the other provisions of Trust Indenture Act Section 314(a).

                         INDEX TO FINANCIAL STATEMENTS

BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES
AUDITED AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The following audited and unaudited consolidated financial statements of Bucyrus International, Inc. and Subsidiaries are presented herein on the pages indicated below:

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants..................  F-2
  Independent Auditors' Report..............................  F-3
  Consolidated Balance Sheets at December 31, 1996 and
     1995...................................................  F-4
  Consolidated Statements of Operations for the Years Ended
     December 31, 1996 and 1995 and Periods Ended December
     31, 1994 and December 13, 1994.........................  F-5
  Consolidated Statements of Common Shareholders' Investment
     (Deficiency in Assets) for the Years Ended December 31,
     1996 and 1995 and Periods Ended December 31, 1994 and
     December 13, 1994......................................  F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1996 and 1995 and Periods Ended December
     31, 1994 and December 13, 1994.........................  F-7
  Notes to Consolidated Financial Statements for the Years
     Ended December 31, 1996 and 1995 and Periods Ended
     December 31, 1994 and December 13, 1994................  F-9
UNAUDITED FINANCIAL STATEMENTS:
  Consolidated Condensed Balance Sheets at June 30, 1997 and
     December 31, 1996......................................  F-36
  Consolidated Condensed Statements of Earnings for the Six
     Months Ended June 30, 1997 and 1996....................  F-37
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 1997 and 1996...........................  F-38
  Notes to Consolidated Condensed Financial Statements......  F-39

THE SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES,
INC.
AUDITED AND UNAUDITED FINANCIAL STATEMENTS

     The following audited and unaudited combined financial statements of the Surface Mining and Equipment Business of Global Industrial Technologies, Inc. are presented herein on the pages indicated below:

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants..................  F-45
  Combined Balance Sheet at October 31, 1996................  F-46
  Combined Statement of Operations for the Year Ended
     October 31, 1996.......................................  F-47
  Combined Statement of Equity for the Year Ended October
     31, 1996...............................................  F-48
  Combined Statement of Cash Flows for the Year Ended
     October 31, 1996.......................................  F-49
  Notes to Combined Financial Statements....................  F-50
UNAUDITED FINANCIAL STATEMENTS:
  Combined Balance Sheets at June 30, 1997 and October 31,
     1996...................................................  F-58
  Combined Statements of Operations for the Eight Months
     Ended June 30, 1997 and 1996...........................  F-59
  Combined Statements of Cash Flows for the Eight Months
     Ended June 30, 1997 and 1996...........................  F-60
  Notes to Combined Financial Statements....................  F-61

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Shareholders of Bucyrus International, Inc.:

     We have audited the accompanying balance sheets of Bucyrus International, Inc. (Delaware Corporation) as of December 31, 1996 and 1995 and the related statements of operations, common shareholders' investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bucyrus International, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
January 31, 1997

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Bucyrus International, Inc.:

     We have audited the accompanying consolidated statements of operations, common shareholders' investment (deficiency in assets) and cash flows of Bucyrus International, Inc. (formerly Bucyrus-Erie Company) and subsidiaries (the "Company") for the period from December 14, 1994 to December 31, 1994 and the period from January 1, 1994 to December 13, 1994 (Predecessor Company operations). These financial statements are the responsibility of Company management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note B to the consolidated financial statements, on December 1, 1994, the Bankruptcy Court entered an order confirming an Amended Joint Plan of Reorganization which became effective on December 14, 1994. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," for the Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as discussed in Note B to the consolidated financial statements. Under the Amended Joint Plan of Reorganization, the Company's parent, B-E Holdings, Inc., was merged with and into the Company as of the effective date. The consolidated financial statements for the period prior to December 14, 1994 includes the operating results of the merged entities (Predecessor Company).

     In our opinion, the Company's consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Bucyrus International, Inc. and subsidiaries for the period December 14, 1994 to December 31, 1994 in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor Company for the period January 1, 1994 to December 13, 1994 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
April 10, 1995

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS; EXCEPT PER SHARE AMOUNTS)

                                 DECEMBER 31,
                              -------------------
                                1996       1995
                                ----       ----
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...  $ 15,763   $ 11,150
Receivables.................    32,085     35,603
Inventories.................    70,889     73,566
Prepaid expenses and other
  current assets............     2,504      1,414
                              --------   --------
Total Current Assets........   121,241    121,733
OTHER ASSETS:
Restricted funds on
  deposit...................     1,079      2,877
Intangible assets...........     8,545      9,021
Other assets................     6,003      4,760
                              --------   --------
                                15,627     16,658
PROPERTY, PLANT AND
  EQUIPMENT:
Land........................     2,752      1,507
Buildings and
  improvements..............     6,698      5,630
Machinery and equipment.....    33,959     32,250
Less accumulated
  depreciation..............    (7,382)    (3,740)
                              --------   --------
                                36,027     35,647
                              --------   --------
                              $172,895   $174,038
                              ========   ========

                                 DECEMBER 31,
                              -------------------
                                1996       1995
                                ----       ----
LIABILITIES AND COMMON
  SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
Accounts payable and accrued
  expenses..................  $ 33,765   $ 37,487
Liabilities to customers on
  uncompleted contracts and
  warranties................     3,579      8,222
Income taxes................     1,469      3,463
Short-term obligations......     3,186      5,573
Current maturities of
  long-term debt............       428      1,658
                              --------   --------
Total Current Liabilities...    42,427     56,403
LONG-TERM LIABILITIES:
Deferred income taxes.......       148        183
Liabilities to customers on
  uncompleted contracts and
  warranties................     3,277      3,127
Postretirement benefits.....    11,064     11,527
Deferred expenses and
  other.....................    11,891     10,097
                              --------   --------
                                26,380     24,934
LONG-TERM DEBT, less current
  maturities................    66,627     58,021
COMMON SHAREHOLDERS'
  INVESTMENT:
Common stock -- par value
  $.01 per share, authorized
  20,000,000 shares, issued
  and outstanding 10,534,574
  and 10,234,574 shares,
  respectively..............       105        102
Additional paid-in
  capital...................    57,739     54,259
Unearned stock
  compensation..............    (2,815)        --
Accumulated deficit.........   (16,446)   (19,324)
Cumulative translation
  adjustment................    (1,122)      (357)
                              --------   --------
                                37,461     34,680
                              --------   --------
                              $172,895   $174,038
                              ========   ========

                See Notes to Consolidated Financial Statements.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                PREDECESSOR
                                                                                                  COMPANY
                                                                                                ------------
                                                  YEARS ENDED DECEMBER 31,     DECEMBER 14 -    JANUARY 1 -
                                                  -------------------------    DECEMBER 31,     DECEMBER 13,
                                                    1996             1995          1994             1994
                                                    ----             ----      -------------    ------------
REVENUES:
  Net sales...................................    $263,786         $231,921       $7,810          $186,174
  Other income................................       1,003            1,295           79             2,976
                                                  --------         --------       ------          --------
                                                   264,789          233,216        7,889           189,150
                                                  --------         --------       ------          --------
COSTS AND EXPENSES:
  Cost of products sold.......................     215,126          205,552        6,933           157,181
  Product development, selling, administrative
    and miscellaneous expenses................      36,470           34,172        1,099            30,158
  Interest expense (Predecessor Company
    contractual interest not recognized in
    1994 $20,250).............................       8,557            6,254          284            13,911
  Restructuring expenses......................          --            2,577           --                --
  Reorganization items........................          --              919           --             9,338
                                                  --------         --------       ------          --------
                                                   260,153          249,474        8,316           210,588
                                                  --------         --------       ------          --------
Earnings (loss) before income taxes and
  extraordinary gain..........................       4,636          (16,258)        (427)          (21,438)
Income taxes..................................       1,758            2,514          125             1,395
                                                  --------         --------       ------          --------
Earnings (loss) before extraordinary gain.....       2,878          (18,772)        (552)          (22,833)
Extraordinary gain............................          --               --           --           142,480
                                                  --------         --------       ------          --------
Net earnings (loss)...........................       2,878          (18,772)        (552)          119,647
Redeemable preferred stock dividends..........          --               --           --               (40)
Preferred stock accretion.....................          --               --           --              (106)
Reorganization item -- preferred stock........          --               --           --           (40,555)
                                                  --------         --------       ------          --------
Net earnings (loss) attributable to common
  shareholders................................    $  2,878         $(18,772)      $ (552)         $ 78,946
                                                  ========         ========       ======          ========
Net earnings (loss) per share of common stock:
Earnings (loss) before extraordinary gain.....    $   0.28         $  (1.84)      $(0.05)         $  (2.46)
Extraordinary gain............................          --               --           --             15.37
                                                  --------         --------       ------          --------
Net earnings (loss)...........................        0.28            (1.84)       (0.05)            12.91
Preferred stock dividends, accretion and
  reorganization item.........................          --               --           --             (4.39)
                                                  --------         --------       ------          --------
Net earnings (loss) per share attributable to
  common shareholders.........................    $   0.28         $  (1.84)      $(0.05)         $   8.52
                                                  ========         ========       ======          ========

                See Notes to Consolidated Financial Statements.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS'
                       INVESTMENT (DEFICIENCY IN ASSETS)
                             (DOLLARS IN THOUSANDS)

                                             COMMON STOCK
                                     ----------------------------                ADDITIONAL                   CUMULATIVE
                                                           COMMON                 PAID-IN      ACCUMULATED    TRANSLATION
                                     CLASS C    CLASS D    STOCK     WARRANTS     CAPITAL        DEFICIT      ADJUSTMENT
                                     -------    -------    ------    --------    ----------    -----------    -----------
    Predecessor Company
Balance at January 1, 1994.......     $ 92        $ 1       $ --       $ 1        $    --       $(138,994)      $(4,209)
Exercise of warrants
  (6,392 shares).................       --         --         --        (1)             1              --            --
Net earnings.....................       --         --         --        --             --         119,647            --
Preferred stock accretion........       --         --         --        --             --            (106)           --
Preferred stock dividends........       --         --         --        --             --            (129)           --
Reorganization item --
  preferred stock................       --         --         --        --             --         (40,555)           --
Translation adjustments..........       --         --         --        --             --              --           991
Cancellation of former equity and
  elimination of accumulated
  deficit and cumulative foreign
  currency translation
  adjustments....................      (92)        (1)        --        --             (1)         60,137         3,218
Issuance of new common stock
  (10,170,417 shares)............       --         --        102        --         53,898              --            --
                                      ----        ---       ----       ---        -------       ---------       -------
Balance at December 13, 1994.....     $ --        $--       $102       $--        $53,898       $      --       $    --
                                      ====        ===       ====       ===        =======       =========       =======

                                                          ADDITIONAL         UNEARNED                     CUMULATIVE
                                              COMMON        PAID-IN           STOCK        ACCUMULATED    TRANSLATION
                                              STOCK         CAPITAL        COMPENSATION      DEFICIT      ADJUSTMENT
                                              ------      ----------       ------------    -----------    -----------
Balance at December 14, 1994..............     $102         $53,898          $    --        $     --        $    --
Net loss -- December 14 to December 31,
  1994....................................       --              --               --            (552)            --
Translation adjustments -- December 14 to
  December 31, 1994.......................       --              --               --              --            169
                                               ----         -------          -------        --------        -------
Balance at December 31, 1994..............      102          53,898               --            (552)           169
Issuance of common stock
  (64,157 shares).........................       --             361               --              --             --
Net loss..................................       --              --               --         (18,772)            --
Translation adjustments...................       --              --               --              --           (526)
                                               ----         -------          -------        --------        -------
Balance at December 31, 1995..............      102          54,259               --         (19,324)          (357)
Grants under stock compensation plans.....        3           3,480           (3,483)             --             --
Amortization of unearned stock
  compensation............................       --              --              668              --             --
Net earnings..............................       --              --               --           2,878             --
Translation adjustments...................       --              --               --              --           (765)
                                               ----         -------          -------        --------        -------
Balance at December 31, 1996..............     $105         $57,739          $(2,815)       $(16,446)       $(1,122)
                                               ====         =======          =======        ========        =======

                See Notes to Consolidated Financial Statements.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                             PREDECESSOR
                                                                                               COMPANY
                                                           YEARS ENDED                       ------------
                                                          DECEMBER 31,       DECEMBER 14 -   JANUARY 1 -
                                                       -------------------   DECEMBER 31,    DECEMBER 13,
                                                        1996        1995         1994            1994
                                                        ----        ----     -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)................................  $ 2,878    $(18,772)     $  (552)      $ 119,647
  Adjustments to reconcile net earnings (loss) to net
    cash provided by (used in) operating activities:
      Inventory obsolescence provision (see Note
         E)..........................................       --       4,416           --              --
      Depreciation...................................    3,882       3,671          145           7,356
      Amortization...................................    1,142       1,194           23           3,679
      Stock compensation expense.....................      668          --           --              --
      Deferred rent (interest) on sale and leaseback
         financing arrangement.......................       --          --           --           7,287
      In kind interest on the Secured Notes due
         December 14, 1999...........................    7,783       5,691          258              --
      Amortization of debt discount..................       --          --           --              71
      (Gain) loss on sale of property, plant and
         equipment...................................      362        (166)           5              37
      Non-cash reorganization items..................       --          --           --           1,680
      Extraordinary gain.............................       --          --           --        (142,480)
      Changes in assets and liabilities:
         Receivables.................................    3,021      (9,651)       4,318          (4,616)
         Inventories.................................    2,026       3,769          (61)         (7,539)
         Other current assets........................   (1,114)        564          (73)            125
         Other assets................................   (1,145)       (578)         (12)            (13)
         Current liabilities other than income taxes,
           short-term obligations and current
           maturities of long-term debt..............   (5,332)      8,073       (5,197)         17,326
         Income taxes................................   (1,991)        740          302             543
         Long-term liabilities other than deferred
           income taxes..............................   (2,093)     (1,035)         (93)         (1,372)
                                                       -------    --------      -------       ---------
Net cash provided by (used in) operating
  activities.........................................   10,087      (2,084)        (937)          1,731
                                                       -------    --------      -------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in restricted funds on deposit............    1,798         798           --           2,863
  Purchases of property, plant and equipment.........   (4,996)     (3,006)        (190)         (2,616)
  Proceeds from sale of property, plant and
    equipment........................................    1,058         263           --             125
                                                       -------    --------      -------       ---------
Net cash (used in) provided by investing
  activities.........................................   (2,140)     (1,945)        (190)            372
                                                       -------    --------      -------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of project financing
    obligations......................................    5,402       6,012        1,620           7,891
  Reduction of project financing obligations.........   (8,104)     (7,117)          --          (6,933)
  Net (decrease) increase in other bank borrowings...   (1,350)        304           --          (1,210)
  Proceeds from issuance of long-term debt...........      849          --           --              --
                                                       -------    --------      -------       ---------
Net cash (used in) provided by financing
  activities.........................................   (3,203)       (801)       1,620            (252)
                                                       -------    --------      -------       ---------
Effect of exchange rate changes on cash..............     (131)       (229)          (5)            174
                                                       -------    --------      -------       ---------
Net increase (decrease) in cash and cash
  equivalents........................................    4,613      (5,059)         488           2,025
Cash and cash equivalents at beginning of period.....   11,150      16,209       15,721          13,696
                                                       -------    --------      -------       ---------
Cash and cash equivalents at end of period...........  $15,763    $ 11,150      $16,209       $  15,721
                                                       =======    ========      =======       =========
Cash paid (received) during the period for:
  Interest...........................................  $   491    $    289      $    20       $     345
  Income taxes(1)....................................    3,246       1,270           12            (259)

-------------------------
(1) These amounts are net of federal and state income tax refunds of $1 in 1996, $416 in 1995 and $908 (including $907 for the Predecessor Company) in 1994.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

(A) On June 27, 1995, the Company issued 64,157 shares of common stock as payment in full of $361 of liabilities for certain legal and professional fees incurred in connection with the Company's reorganization under Chapter 11 of the Bankruptcy Code.

(B) In 1994, the Predecessor Company increased the carrying amount of the Series A redeemable preferred stock by $129, which represented the estimated fair value of the pre-petition dividends not declared or paid, but were payable under mandatory redemption features. The Predecessor Company also recorded preferred stock discount accretion of $106 in 1994 on these securities. As of the Petition Date (see Note B), the Predecessor Company increased the carrying amount of the Series A redeemable preferred stock by $40,555 to the amount of the allowed claim in the Amended Plan.

(C) Pursuant to the Amended Plan, the Company issued shares of Common Stock in exchange for the unsecured debt securities of Holdings and the Company and the equity securities of Holdings.

                See Notes to Consolidated Financial Statements.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Bucyrus International, Inc. (the "Company"), formerly known as Bucyrus-Erie Company, is a Delaware corporation and a leading manufacturer of surface mining equipment, principally walking draglines, electric mining shovels and blast hole drills, and related replacement parts. Major markets for the surface mining industry are coal mining, copper and iron ore mining and phosphate production.

BASIS OF PRESENTATION

     As discussed in Note B, the Company accounted for the reorganization under Chapter 11 of the Bankruptcy Code effective December 14, 1994 (the "Effective Date") using the principles of fresh start reporting as required by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Accordingly, the consolidated financial statements of the Company are not comparable to the consolidated financial statements of periods prior to the Effective Date. The Predecessor Company consolidated financial statements are those of B-E Holdings, Inc. ("Holdings"), the former parent of the Company, which include the accounts and operating results of the Company.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of all subsidiaries. All significant intercompany transactions, profits and accounts have been eliminated.

CASH EQUIVALENTS

     All highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents. The carrying amount of these investments approximates fair value.

RESTRICTED FUNDS ON DEPOSIT

     Restricted funds on deposit represent cash and temporary investments used to support the issuance of standby letters of credit and other obligations. The carrying amount of these funds approximates fair value.

INVENTORIES

     Inventories are stated at lower of cost (first-in, first-out method) or market (replacement cost or estimated net realizable value). Advances from customers are netted against inventories to the extent of related accumulated costs. Advances in excess of related costs and earnings on uncompleted contracts are classified as a liability to customers.

INTANGIBLES

     As of the Effective Date, intangible assets were recorded at estimated fair value to the extent of available reorganization value and accumulated amortization was eliminated in accordance with the

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES principles of fresh start reporting. Intangible assets consist of engineering drawings and bill-of-material listings which are being amortized on a straight-line basis over 20 years (30 years for the Predecessor Company). At December 31, 1996 and 1995, accumulated amortization for intangible assets was $975,000 and $499,000, respectively.

PROPERTY, PLANT AND EQUIPMENT

     As of the Effective Date, property, plant and equipment was recorded at estimated fair value to the extent of available reorganization value and accumulated depreciation was eliminated in accordance with the principles of fresh start reporting. Additions made subsequent to the Effective Date are recorded at cost. Depreciation is provided over the estimated useful lives of respective assets using the straight-line method for financial reporting and accelerated methods for income tax purposes. Estimated useful lives used for financial reporting purposes range from ten to forty years for buildings and improvements and three to seventeen years for machinery and equipment.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign subsidiaries are generally translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at average rates during the year. Adjustments resulting from this translation, except for one foreign subsidiary which operates in a highly inflationary economy, are deferred and reflected as a separate component of Common Shareholders' Investment. For the one subsidiary operating in a highly inflationary economy, adjustments resulting from the translation of financial statements are reflected in the Consolidated Statements of Operations.

REVENUE RECOGNITION

     Revenue from long-term sales contracts is recognized using the percentage-of-completion method. At the time a loss on a contract becomes known, the amount of the estimated loss is recognized in the consolidated financial statements. Included in the current portion of liabilities to customers on uncompleted contracts and warranties are advances in excess of related costs and earnings on uncompleted contracts of $575,000 and $790,000 at December 31, 1996 and 1995, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment when certain events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS 121 in 1996. Upon completion of a review of all long-lived assets and intangibles, management determined that no adjustment to the carrying value of these assets is necessary.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to present them on a basis consistent with the current year.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE B -- FINANCIAL REPORTING RELATING TO REORGANIZATION PROCEEDINGS

     On February 18, 1994 (the "Petition Date"), Holdings and the Company, which at such time was a wholly-owned subsidiary of Holdings, commenced voluntary petitions under Chapter 11 of the Bankruptcy Code and filed a prepackaged joint plan of reorganization in the United States Bankruptcy Court, Eastern District of Wisconsin (the "Bankruptcy Court"). No other subsidiaries of Holdings or the Company were included in the filing. On December 1, 1994, the Bankruptcy Court entered an order confirming the Second Amended Joint Plan of Reorganization of Holdings and the Company as modified on December 1, 1994 (the "Amended Plan"). The Amended Plan became effective on December 14, 1994.

     On December 14, 1994, Holdings merged with and into the Company pursuant to the Amended Plan and the Agreement and Plan of Merger dated as of December 14, 1994 between Holdings and the Company (the "Merger Agreement"). Pursuant to the Amended Plan and the Merger Agreement, the Company issued 10,170,417 shares of its common stock, par value $.01 per share (the "Common Stock"), which included 10,000,004 shares of Common Stock issued to holders of Holdings' and the Company's unsecured debt securities and Holdings' equity securities (including preferred stock) in exchange for such securities. The Company also issued 170,413 shares of Common Stock and paid $350,000 in cash to Bell Helicopter Textron, Inc. ("Bell Helicopter") in settlement of Bell Helicopter's claims against the Company and an inactive subsidiary of the Company asserted in a civil action.

     Also on the Effective Date pursuant to the Amended Plan, the Company issued an aggregate principal amount of $52,072,000 of Secured Notes due December 14, 1999 (the "Secured Notes") in exchange for the outstanding Series A 10.65% Senior Secured Notes due July 1, 1995 of the Company, the outstanding Series B 16.5% Senior Secured Notes due January 1, 1996 of the Company, the obligations of the Company under its sale and leaseback financing arrangement and accrued interest, the sum of said items being $54,571,000.

     As a result of these transactions pursuant to the Amended Plan, an extraordinary gain on debt discharge of $142,480,000 was recognized, which consists of the following:

                                                             (DOLLARS IN THOUSANDS)
                                                             ----------------------
Carrying value of unsecured debt securities of Holdings
  and the Company........................................           $158,350
Accrued interest on unsecured debt securities of Holdings
  and the Company........................................             31,663
Concession on Series A and B Senior Secured Notes and
  obligation under sale and leaseback financing
  arrangement............................................              2,499
Settlement of Bell Helicopter claim......................              3,000
Write-off of previously recorded capitalized financing
  costs..................................................               (309)
                                                                    --------
                                                                     195,203
Estimated fair value of Common Stock issued for unsecured
  debt securities and Bell Helicopter claim..............             52,723
                                                                    --------
Total Extraordinary Gain.................................           $142,480
                                                                    ========

     For financial statement purposes, there was no income tax expense recognized.

     Reorganization items included in the Consolidated Statements of Operations represent the expenses incurred as a result of the Company's efforts to reorganize under Chapter 11 of the

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

Bankruptcy Code. In 1995, reorganization items consist entirely of legal and professional fees. Reorganization items in 1994 consist of $8,023,000 of legal and professional fees, $41,122,000 to adjust debt and redeemable preferred stock to the amount of the allowed claims in the Amended Plan and a $1,113,000 write-off of capitalized financing costs. These expenses were partially offset by $365,000 of interest income earned from the Petition Date through December 13, 1994 on accumulated cash balances of Holdings and the Company.

     The Company accounted for the reorganization by using the principles of fresh start reporting as required by SOP 90-7. Under the principles of fresh start reporting, total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible and intangible assets on the basis of their estimated fair value, and liabilities were adjusted to the present values of amounts to be paid where appropriate. The consolidated financial statements for periods subsequent to the Effective Date include the related amortization charges associated with the fair value adjustments.

NOTE C -- RESTRUCTURING EXPENSES

     Restructuring expenses of $2,577,000 for the year ended December 31, 1995 consist of employee severance expenses recorded to reflect the cost of reduced employment and the severance costs related to the resignation of three officers of the Company.

NOTE D -- RECEIVABLES

     Receivables at December 31, 1996 and 1995 include $6,830,000 and $6,994,000, respectively, of revenues from long-term contracts which were not billable at that date. Billings on long-term contracts are made in accordance with the payment terms as defined in the individual contracts.

     Current receivables are reduced by an allowance for losses of $539,000 and $667,000 at December 31, 1996 and 1995, respectively.

NOTE E -- INVENTORIES

     Inventories consist of the following:

                                                              1996           1995
                                                            --------       --------
                                                            (DOLLARS IN THOUSANDS)
Raw materials and parts.................................     $10,628        $12,138
Costs relating to uncompleted contracts.................       4,183          5,861
Customers' advances offset against costs incurred on
  uncompleted contracts.................................      (1,816)        (2,440)
Work in process.........................................      13,746         13,511
Finished products (primarily replacement parts).........      44,148         44,496
                                                             -------        -------
                                                             $70,889        $73,566
                                                             =======        =======

     Inventory was recorded at estimated fair value as of the Effective Date in accordance with the principles of fresh start reporting. The remaining estimated fair value adjustment of $10,065,000 was charged to cost of products sold in 1995 as the inventory was sold.

     During 1995, the Company completed an evaluation of its inventory and recorded a charge of $4,416,000 to cost of products sold for the scrapping and disposal of excess inventory which related to certain older and discontinued machine models.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE F -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                              1996           1995
                                                            --------       --------
                                                            (DOLLARS IN THOUSANDS)
Trade accounts payable..................................     $14,270        $16,703
Wages and salaries......................................       5,495          4,005
Service and erection....................................       2,138          1,802
Reorganization items....................................       1,071          1,602
Excess refund from Internal Revenue Service.............         373          2,700
Other...................................................      10,418         10,675
                                                             -------        -------
                                                             $33,765        $37,487
                                                             =======        =======

     In 1996, the Company reached an agreement with the Internal Revenue Service to repay the excess refund in semi-annual payments over five years at 8% interest commencing September 15, 1996. Accordingly, a portion of the liability has been included in long-term liabilities in the Consolidated Balance Sheet at December 31, 1996.

NOTE G -- LONG-TERM DEBT AND FINANCING ARRANGEMENTS

     Long-term debt consists of the following:

                                                              1996           1995
                                                            --------       --------
                                                            (DOLLARS IN THOUSANDS)
Secured Notes due December 14, 1999.....................     $65,785        $58,021
Bridge Loan Account at Bucyrus Europe at floating
  interest rate (8.625% at December 31, 1996 and 1995),
  due 1997..............................................         428          1,600
Construction Loan at Bucyrus Chile, Ltda................         842             58
                                                             -------        -------
                                                              67,055         59,679
Less current maturities of long-term debt...............        (428)        (1,658)
                                                             -------        -------
Long-term debt..........................................     $66,627        $58,021
                                                             =======        =======

     Interest on the Secured Notes accrued at a rate of 10.5% per annum until December 14, 1995. Thereafter, interest accrues at a rate of 10.5% per annum, if paid in cash, or 13.0% per annum, if paid in kind. The Credit Agreement (as defined below) required accrued interest on the Secured Notes to be paid in kind prior to January 1, 1996, and thereafter restricts the cash payment of principal and interest on the Secured Notes unless certain ratios and conditions are met. Otherwise, interest on the Secured Notes is payable in kind at the discretion of the Company during the term of the Secured Notes. All interest through June 30, 1996 was accrued at 13% since the Company paid this interest in kind. For the quarter ended September 30, 1996, interest was accrued at 10.5% since at that time it was the Company's intention to pay the December 31, 1996 interest payment in cash. During the fourth quarter of 1996, the Company decided to pay the December 31, 1996 interest payment in kind. As a result, interest expense of $386,000 related to the third quarter of 1996 was recorded during the fourth quarter of 1996.

     The Secured Notes are secured by a security interest on substantially all of the Company's property (other than land and buildings), the shares of the Company's United States subsidiaries and 65% of the shares of certain non-United States subsidiaries (collectively, the "Pledged Shares"). The Secured Notes are subordinated to the security interest in favor of Bank One,

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

Milwaukee, National Association ("Bank One") up to $16,000,000 in indebtedness and other amounts owing under the Credit Agreement (as defined below).

     During 1996, there were two trades of the Secured Notes, which are privately held. In February, 1996, 97.2% of the Secured Notes were purportedly sold for 94.67% of face value. In March, 1996, the remaining 2.8% of the Secured Notes were purportedly sold for 98% of face value. Based on these trades, management believes that the carrying value of the Secured Notes approximates fair value.

     The Construction Loan outstanding at Bucyrus Chile, Ltda. at December 31, 1996 bears interest at 9.24% and is due in February, 1997. However, this loan will be refinanced with a new $2,000,000 construction loan which will be payable commencing in 1999. Therefore, the amount outstanding at December 31, 1996 is classified as long-term debt and the maturities below reflect the refinancing.

     Maturities of long-term debt are the following for each of the next five years:

1997.............................................    $   428,000
1998.............................................             --
1999.............................................     66,356,000
2000.............................................        271,000
2001.............................................             --

     The Company has a Credit Agreement dated as of December 14, 1994 (the "Credit Agreement"), with Bank One. The Credit Agreement, as amended, contains a credit facility for working capital and general corporate purposes (the "Loan Facility"), a letter of credit facility (the "L/C Facility") and a project financing loan facility (the "Project Financing Facility"). Under the Loan Facility, the Company may borrow up to $2,500,000, provided that it meets certain earnings before interest, taxes, depreciation and amortization tests, as defined. Borrowings under the Loan Facility mature on April 30, 1998 and interest is payable at the Company's option either at a rate equal to Bank One's reference rate plus 0.75% per annum or an adjusted LIBOR rate plus 2.75% per annum. Under the L/C Facility, Bank One has agreed to issue letters of credit through April 30, 1998 in an aggregate amount not in excess of $15,000,000 minus the then outstanding aggregate borrowings by the Company under the Loan Facility, provided that no letter of credit may expire after April 30, 1999. Under the Project Financing Facility, Bank One may make project financing loans to the Company from time to time. Borrowings under the Project Financing Facility bear interest at the Company's option either at a rate equal to Bank One's reference rate or an adjusted LIBOR rate plus a variable margin. Borrowings under the Credit Agreement are secured by a security interest on substantially all of the Company's property (other than land and buildings), including the Pledged Shares. At December 31, 1996 and 1995, the Company had borrowings outstanding under the Loan Facility of $357,000 and $269,000, respectively. At December 31, 1996 and 1995, $7,316,000 and $3,419,000,
respectively, of the L/C Facility was being used. Under the Project Financing Facility, the Company has a line of credit for $14,000,000 to support one current order. Bank One has participated a portion of the Project Financing Facility to The Bank of Nova Scotia. Availability is based on the amount of inventory being financed and any accounts receivable relating to such project. Availability at December 31, 1996 was approximately $3,300,000. There were no borrowings under the Project Financing Facility at December 31, 1996 and 1995.

     The Credit Agreement prohibits the Company from making any dividends or other distributions upon the Common Stock, other than dividends payable solely in Common Stock or other equity securities of the Company. The Indenture relating to the Secured Notes prohibits the Company from declaring or paying any dividend or making any distribution in respect of the Common Stock (other than dividends or distributions payable solely in shares of Common Stock or in options, warrants or

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES other rights to acquire Common Stock), if at the time thereof an Event of Default (as defined in such Indenture) or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default (as defined in such Indenture) shall have occurred and be continuing.

     The agreements relating to the Secured Notes and the Credit Agreement permit additional project financing from other lenders to manufacture mining machinery or other products pursuant to binding purchase contracts. Project financing borrowings are secured by the inventory being financed and any accounts receivable relating to such project. Project financing borrowings mature not later than the date of the final payment by the customer under the applicable purchase contract. At December 31, 1996 and 1995, the Company had $2,431,000 and $5,132,000, respectively, of outstanding project financing borrowings not related to the Project Financing Facility. The outstanding project financing borrowings at December 31, 1996 and 1995 bear interest at 8.25% and 7.75%, respectively, and are included in Short-Term Obligations in the Consolidated Balance Sheets.

     As required under various agreements, Equipment Assurance Limited, an off-shore insurance subsidiary of the Company, has pledged $1,056,000 and $2,856,000 of its cash to secure its reimbursement obligations for outstanding letters of credit at December 31, 1996 and 1995, respectively. Bucyrus Chile Ltda. has pledged $23,000 and $21,000 of its cash for a bank guarantee at December 31, 1996 and 1995, respectively. These collateral amounts are classified as Restricted Funds on Deposit in the Consolidated Balance Sheets.

NOTE H -- COMMON SHAREHOLDERS' INVESTMENT

     In 1995, the Company's Board of Directors adopted the Bucyrus International, Inc. Non-Employee Directors' Stock Option Plan (the "Directors' Stock Option Plan"). The Directors' Stock Option Plan provides for the automatic grant of non-qualified stock options to non-employee members of the Board of Directors for up to 60,000 shares of Common Stock at an exercise price based on the last sale price of the Common Stock on the date of grant. Options granted vest and are exercisable immediately on the date of grant and terminate on the earlier of ten years after the date of grant, six months after the non-employee director ceases to be a director of the Company by reason of death, or three months after the non-employee director ceases to be a director of the Company for any reason other than death. The following summary shows activity and outstanding balances of options exercisable for shares of Common Stock under the Directors' Stock Option Plan:

                                                         OUTSTANDING    AVAILABLE FOR
                                                           OPTIONS      FUTURE GRANTS
                                                         -----------    -------------
At plan inception....................................          --          60,000
Granted on February 16, 1995 ($6.00 per share).......       8,000          (8,000)
                                                           ------          ------
Balances at December 31, 1995........................       8,000          52,000
Granted on February 8, 1996 ($9.25 per share)........       8,000          (8,000)
Granted on March 11, 1996 ($9.00 per share)..........       4,000          (4,000)
                                                           ------          ------
Balances at December 31, 1996 ($6.00-$9.25 per
  share).............................................      20,000          40,000
                                                           ======          ======

     At December 31, 1996, all of the options outstanding were exercisable at a weighted average exercise price of $7.90 per share and have a weighted average remaining contractual life of 8.7 years. The weighted average exercise price of options granted in 1996 was $9.17 per share.

     In 1996, the Company's Board of Directors adopted the Bucyrus International, Inc. 1996 Employees' Stock Incentive Plan (the "1996 Employees' Plan"). The 1996 Employees' Plan

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES authorizes the granting to key employees of: (a) stock options, which may be either incentive stock options or non-qualified stock options, at an exercise price per share not less than 55% of the fair market value of the Common Stock on the date of grant; (b) stock appreciation rights at a grant price of not less than 100% of the fair market value of the Common Stock on the date of grant; (c) restricted stock; and (d) performance shares. The 1996 Employees' Plan provides that up to a total of 1,000,000 shares of Common Stock, subject to adjustment under plan provisions, will be available for the granting of awards thereunder.

     The following summary shows activity and outstanding balances of grants under the 1996 Employees' Plan:

                                                                      AVAILABLE FOR
                                                           GRANTED    FUTURE GRANTS
                                                           -------    -------------
At plan inception......................................         --      1,000,000
Non-qualified stock options granted on March 11, 1996
  ($5.0875 per share)..................................    200,000       (200,000)
Restricted stock granted on March 11, 1996.............    300,000       (300,000)
Non-qualified stock options granted on November 7, 1996
  ($8.75 per share)....................................     30,000        (30,000)
Stock appreciation rights granted on November 7, 1996
  ($8.75 per share)....................................     50,000        (50,000)
                                                           -------      ---------
Balances at December 31, 1996..........................    580,000        420,000
                                                           =======      =========

     At December 31, 1996, options for 200,000 shares were exercisable at an exercise price of $5.0875 per share. The weighted average exercise price of the options granted in 1996 was $5.57 per share. The weighted average remaining contractual life of the options at December 31, 1996 was 9.3 years.

     The restricted stock vests in installments over a period of time as determined in each individual grant and is subject to restrictions imposed by the Board of Directors. The stock appreciation rights may be settled in cash, Common Stock or other consideration as determined in each individual grant. The remaining contractual life of the stock appreciation rights at December 31, 1996 was 9.8 years.

     Certain grants under the 1996 Employees' Plan result in additional compensation expense to the Company. Compensation related to future periods is reported as an offset within Common Shareholders' Investment in the Consolidated Balance Sheet. Stock compensation expense recognized for the year ended December 31, 1996 was $668,000.

     The Company accounts for the Directors' Stock Option Plan and the 1996 Employees' Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Had compensation expense for these plans been

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES determined consistent with SFAS 123, the Company's net earnings (loss) and net earnings (loss) per share would have been reduced to the following pro forma amounts:

                                                             1996           1995
                                                            -------       ---------
                                                            (DOLLARS IN THOUSANDS;
                                                               EXCEPT PER SHARE
                                                                   AMOUNTS)
Net Earnings (Loss) As Reported.........................     $2,878        $(18,772)
  Pro Forma.............................................      2,688         (18,808)
Net Earnings (Loss) Per Share As Reported...............     $ 0.28        $  (1.84)
  Pro Forma.............................................       0.26           (1.84)

     The weighted average grant-date fair value of stock options granted in 1996 and 1995 under the Directors' Stock Option Plan was $4.93 and $4.44 per option, respectively. The weighted average grant-date fair value of stock options granted under the 1996 Employees' Plan whose exercise price was less than market price of the Common Stock on the date of grant was $6.55 per option. The weighted average grant-date fair value of stock options granted under the 1996 Employees' Plan whose exercise price was equal to the market price of the Common Stock on the date of grant was $6.00 per option. The grant-date fair value of the restricted stock was $9.00 per share. The grant-date fair value of the stock appreciation rights was $6.00 per right. The fair value of grants is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                             1996
                                                   DIRECTORS'             EMPLOYEES'
                                                STOCK OPTION PLAN            PLAN
                                              ---------------------       ----------
                                               1996          1995            1996
                                               ----          ----            ----
Risk-free interest rate.....................    6.48%         6.41%            6.34%
Expected dividend yield.....................       0%            0%               0%
Expected life...............................  7 years       7 years        5.6 years
Calculated volatility.......................   67.07%        73.92%           66.10%

NOTE I -- INCOME TAXES

     Deferred taxes are provided to reflect temporary differences between the financial and tax basis of assets and liabilities using presently enacted tax rates and laws. A valuation allowance is recognized if it is more likely than not that some or all of the deferred tax assets will not be realized.

     Earnings (loss) before income taxes and extraordinary gain consists of the following:

                                                                      PREDECESSOR
                                                                        COMPANY
                                     YEARS ENDED                      ------------
                                    DECEMBER 31,      DECEMBER 14 -   JANUARY 1 -
                                  -----------------   DECEMBER 31,    DECEMBER 13,
                                   1996      1995         1994            1994
                                   ----      ----     -------------   ------------
                                               (DOLLARS IN THOUSANDS)
United States...................  $  232   $(22,749)      $(199)        $(23,972)
Foreign.........................   4,404      6,491        (228)           2,534
                                  ------   --------       -----         --------
     Total......................  $4,636   $(16,258)      $(427)        $(21,438)
                                  ======   ========       =====         ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

     The provision for income taxes consists of the following:

                                                                       PREDECESSOR
                                                                         COMPANY
                                      YEARS ENDED                      ------------
                                      DECEMBER 31,     DECEMBER 14 -   JANUARY 1 -
                                    ----------------   DECEMBER 31,    DECEMBER 13,
                                     1996     1995         1994            1994
                                     ----     ----     -------------   ------------
                                                (DOLLARS IN THOUSANDS)
Foreign income taxes:
  Current.........................  $1,902   $ 4,080       $ 90           $  956
  Deferred........................    (430)   (1,717)        --              259
                                    ------   -------       ----           ------
       Total......................   1,472     2,363         90            1,215
Other (state and local taxes):
  Current.........................     274       163         35              180
  Deferred........................      12       (12)        --               --
                                    ------   -------       ----           ------
       Total......................     286       151         35              180
                                    ------   -------       ----           ------
Total income tax expense..........  $1,758   $ 2,514       $125           $1,395
                                    ======   =======       ====           ======

     Total income tax expense differs from amounts expected by applying the Federal statutory income tax rate to earnings (loss) before income taxes and extraordinary gain as set forth in the following table:

                                                                                                            PREDECESSOR
                                         YEARS ENDED DECEMBER 31,                                             COMPANY
                               ---------------------------------------------                           ---------------------
                                                                                   DECEMBER 14 -            JANUARY 1 -
                                       1996                    1995              DECEMBER 31, 1994       DECEMBER 13, 1994
                               ---------------------   ---------------------   ---------------------   ---------------------
                               TAX EXPENSE             TAX EXPENSE             TAX EXPENSE             TAX EXPENSE
                                (BENEFIT)    PERCENT    (BENEFIT)    PERCENT    (BENEFIT)    PERCENT    (BENEFIT)    PERCENT
                               -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                                                  (DOLLARS IN THOUSANDS)
Tax benefit at Federal
  statutory rate..............   $1,622       35.0%      $(5,690)     (35.0)%     $(150)      (35.0)%    $(7,503)     (35.0)%
Valuation allowance
  adjustments.................      (81)     (1.7)         7,189       44.2          92        21.5        5,310       24.8
Impact of foreign subsidiary
  income, tax rates and tax
  credits.....................        7        0.2           419        2.6         179        41.9          187        0.9
State income taxes net of
  Federal income tax
  benefit.....................      136        2.9            27        0.2          (7)       (1.6)          66        0.3
Nondeductible reorganization
  expenses....................       --         --           322        2.0          --          --        3,268       15.2
Bell Helicopter settlement....       --         --            --         --          --          --         (439)      (2.0)
Other items...................       74        1.5           247        1.5          11         2.5          506        2.3
                                 ------       ----       -------      -----       -----       -----      -------      -----
Total income tax expense......   $1,758       37.9%      $ 2,514       15.5%      $ 125        29.3%     $ 1,395        6.5%
                                 ======       ====       =======      =====       =====       =====      =======      =====

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

     Significant components of deferred tax assets and deferred tax liabilities are as follows:

                                                                 DECEMBER 31,
                                                            ----------------------
                                                              1996         1995
                                                            ---------    ---------
                                                            (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Postretirement benefits...............................     $  4,777     $  4,905
  Inventory valuation provisions........................        3,978        4,687
  Accrued and other liabilities.........................        7,286        9,003
  Research and development expenditures.................        8,711        6,239
  Tax loss carryforward.................................       27,644       27,788
  Tax credit carryforward...............................          479          479
  Other items...........................................          524          450
                                                             --------     --------
Total deferred tax assets...............................       53,399       53,551
                                                             --------     --------
Deferred tax liabilities:
  Excess of book basis over tax basis of property, plant
     and equipment and intangible assets................       (9,008)      (9,966)
  Valuation allowance...................................      (41,637)     (41,249)
                                                             --------     --------
  Net deferred tax asset recognized in the Consolidated
     Balance Sheets.....................................     $  2,754     $  2,336
                                                             ========     ========

     Due to the recent history of net operating losses, a valuation allowance has been used to reduce the net deferred tax assets (after giving effect to deferred tax liabilities) for domestic operations to an amount that is more likely than not to be realized. For the year ended December 31, 1996, the valuation allowance was increased by $388,000 to offset an increase in net deferred tax assets for which no tax benefit was recognized.

     Because the consummation of the Amended Plan on the Effective Date resulted in an "ownership change" within the meaning of Section 382 of the Internal Revenue Code, the net operating loss carryforwards ("NOL") available to the Company as of the Effective Date were limited to $53,460,000, the annual use of which is limited to $3,564,000 plus any unused annual NOL limitation amounts from years subsequent to the Effective Date. NOL incurred subsequent to the Effective Date is not subject to the annual Section 382 limitation. At December 31, 1996, the Company has available approximately $69,109,000 of federal NOL, expiring in years 2003 through 2011, to offset against future taxable income. The total federal NOL available for 1997, including the 1997 annual NOL limitation amount, is approximately $26,341,000.

     Additionally, the Company has available for federal income tax purposes approximately $479,000 of alternative minimum tax credit carryforward which carries forward indefinitely. However, because the credit arose prior to the Effective Date, it will be subject to the annual limitations discussed above and will not be usable until the year 2010.

     The Company also has a significant amount of state NOL's (which expire in the years 1997 through 2011) available to offset future state taxable income in states where it has significant operations. Since the majority of states in which the Company files its state returns follow rules similar to federal rules, it is expected that the usage of state NOL's will be limited to approximately $61,000,000.

     Cumulative undistributed earnings of foreign subsidiaries that are considered to be permanently reinvested, and on which U.S. income taxes have not been provided by the Company, amounted to approximately $19,000,000 at December 31, 1996. It is not practicable to estimate the amount of

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES additional tax which would be payable upon repatriation of such earnings; however, due to foreign tax credit limitations, higher effective U.S. income tax rates and foreign withholding taxes, additional taxes could be incurred.

NOTE J -- PENSION AND RETIREMENT PLANS

     The Company has several pension and retirement plans covering substantially all employees. The plan covering domestic salaried and certain non-union hourly employees provides pension benefits that are based on final average pay formulas. The funding policy for that plan is to contribute amounts at least equal to the minimum annual amount required by applicable regulations. Plans covering hourly and certain union members generally provide benefits of stated amounts for each year of service. Contributions to these plans are funded based on normal cost plus amortization of unfunded past service cost over 30 to 40 years. In addition, the Company has certain unfunded supplemental retirement plans for which benefits are payable out of the general funds of the Company.

     The following tables set forth the domestic plans' funded status and amounts recognized in the consolidated financial statements at December 31, 1996 and 1995:

                                                             STATUS OF ALL PLANS
                                     --------------------------------------------------------------------
                                                   1996                                1995
                                     --------------------------------    --------------------------------
                                     ASSETS EXCEED      ACCUMULATED      ASSETS EXCEED      ACCUMULATED
                                      ACCUMULATED     BENEFITS EXCEED     ACCUMULATED     BENEFITS EXCEED
                                       BENEFITS           ASSETS           BENEFITS           ASSETS
                                     -------------    ---------------    -------------    ---------------
                                                            (DOLLARS IN THOUSANDS)
Actuarial present value of benefit
  obligations:
  Accumulated benefit obligation:
     Vested........................    $(54,487)           $(362)          $(47,057)           $(186)
     Non-vested....................      (4,357)              --             (5,052)              --
                                       --------            -----           --------            -----
  Total accumulated benefit
     obligation....................    $(58,844)           $(362)          $(52,109)           $(186)
                                       ========            =====           ========            =====
  Projected benefit obligation for
     services rendered to date.....    $(66,760)           $(478)          $(58,458)           $(769)
Plan assets at fair value,
  primarily listed stocks and
  corporate and U.S. government
  bonds............................      63,718               --             59,589               --
                                       --------            -----           --------            -----
Projected benefit obligation less
  than (in excess of) plan
  assets...........................      (3,042)            (478)             1,131             (769)
Unrecognized net (gain) loss.......       2,219               14             (2,635)              84
                                       --------            -----           --------            -----
Net pension liability recognized in
  the Consolidated Balance
  Sheets...........................    $   (823)           $(464)          $ (1,504)           $(685)
                                       ========            =====           ========            =====

     The weighted average discount rate, rate of increase in future compensation levels, and expected long-term rate of return on assets used to develop the projected benefit obligation at December 31, 1996 were 7.5%, 4.5% and 9%, respectively. The corresponding rates used at December 31, 1995 were 7.75%, 5% and 9%, respectively. Mortality assumptions were also updated in 1996. The changes in the various assumptions resulted in a $6,581,000 increase in the projected benefit obligation.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

     The foreign subsidiaries do not have a material pension liability at December 31, 1996 and 1995.

     Net domestic periodic pension cost includes the following components:

                                                    YEARS ENDED                          PREDECESSOR
                                                   DECEMBER 31,                            COMPANY
                                                -------------------                     -------------
                                                                       DECEMBER 14 -     JANUARY 1 -
                                                                       DECEMBER 31,     DECEMBER 13,
                                                 1996        1995          1994             1994
                                                 ----        ----      -------------    ------------
                                                               (DOLLARS IN THOUSANDS)
Service cost................................    $ 1,554    $  1,308        $  79           $ 1,591
Interest cost...............................      4,431       4,259          186             3,714
Actual return on plan assets................     (7,697)    (10,483)         (27)             (533)
Net amortization and deferral...............      2,527       6,219         (194)           (4,231)
                                                -------    --------        -----           -------
Net periodic pension cost...................    $   815    $  1,303        $  44           $   541
                                                =======    ========        =====           =======

     The Company has 401(k) Savings Plans available to substantially all United States employees. Matching employer contributions are made in accordance with plan provisions subject to certain limitations. Matching employer contributions made were $801,000 in 1996, $611,000 in 1995 and $655,000 (including $622,000 for the Predecessor Company) in 1994.

NOTE K -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides certain health care benefits to age 65 and life insurance benefits for certain eligible retired United States employees. Substantially all current employees may become eligible for those benefits if they reach early retirement age while working for the Company. The majority of the costs of such benefits are funded as they are incurred.

     The following table sets forth the plan's status and amounts recognized in the consolidated financial statements at December 31, 1996 and 1995:

                                                             1996         1995
                                                             ----         ----
                                                          (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..............................................    $ (8,165)    $ (7,511)
  Fully eligible active plan participants...............        (746)        (792)
  Other active plan participants........................      (5,958)      (5,506)
                                                            --------     --------
                                                             (14,869)     (13,809)
Unrecognized net loss...................................       2,280          873
                                                            --------     --------
Accrued postretirement benefit cost recognized in the
  Consolidated Balance Sheets...........................    $(12,589)    $(12,936)
                                                            ========     ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

     Net periodic postretirement benefit cost includes the following components:

                                       YEARS ENDED                         PREDECESSOR
                                       DECEMBER 31,                          COMPANY
                                     ----------------                     -------------
                                                         DECEMBER 14 -     JANUARY 1 -
                                                         DECEMBER 31,     DECEMBER 13,
                                      1996      1995         1994             1994
                                      ----      ----     -------------    ------------
                                                   (DOLLARS IN THOUSANDS)
Service cost.....................    $  323    $  266         $15            $  303
Interest cost....................     1,039     1,064          51             1,003
                                     ------    ------         ---            ------
Net periodic post-retirement
  benefit cost...................    $1,362    $1,330         $66            $1,306
                                     ======    ======         ===            ======

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1996 and 1995 was 7.5% and 7.75%, respectively. The decrease in the discount rate resulted in a $271,000 increase in the accumulated postretirement benefit obligation. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10% at December 31, 1996, declining 1% each year thereafter, to 5% in the year 2002 and beyond. A 1% increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation at December 31, 1996 by $972,000 and would increase the net periodic postretirement benefit cost for 1996 by $109,000.

NOTE L -- RESEARCH AND DEVELOPMENT

     Expenditures for design and development of new products and improvements of existing mining machinery products, including overhead, aggregated $6,930,000 in 1996, $5,739,000 in 1995 and $4,181,000 (including $3,945,000 for the
Predecessor Company) in 1994. All engineering and product development costs are charged to product development expense as incurred.

NOTE M -- CALCULATION OF NET EARNINGS (LOSS) PER SHARE OF COMMON STOCK

     1996 net earnings per share of common stock is based on the weighted average number of common and common equivalent shares outstanding during the year. Restricted common stock (see Note H) is considered to be issued and outstanding and is included in the net earnings per share calculation using the treasury stock method. Previous years' net earnings (loss) per share of common stock are based on the weighted average number of common shares outstanding since common stock equivalents were not significant. Stock options outstanding in 1994 under the B-E Holdings, Inc. 1988 Stock Option Plan were not included in the per share calculations because they were anti-dilutive. The weighted average number of common and common equivalent shares outstanding for the years ended December 31, 1996 and 1995, the period December 14, 1994 to December 31, 1994 and the period January 1, 1994 to December 13, 1994, were 10,258,604, 10,203,462, 10,170,417 and 9,268,627, respectively.

     Net earnings attributable to common shareholders for the Predecessor Company includes redeemable preferred stock dividends declared and paid as well as dividends earned but not declared.

NOTE N -- FOREIGN OPERATIONS, EXPORT SALES AND SIGNIFICANT CUSTOMERS

     The Company designs, manufactures and sells products in a single industry segment, Energy and Industrial Products. Operations are conducted in the United States and through subsidiaries located throughout the world.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

     Financial information by geographical area is summarized in the following table. Each geographic area represents the origin of the financial information presented. Transfers between geographic areas represent intercompany export sales of goods produced in the United States and are accounted for based on established sales prices between the related companies. In computing operating earnings for non-United States subsidiaries, no allocations of interest or income taxes have been made. Eliminations for operating earnings (loss) include elimination of general corporate expenses. Identifiable assets of subsidiaries are those related to the operations of those subsidiaries. United States assets consist of all other operating assets.

                                                               TRANSFERS
                                                 SALES TO       BETWEEN                   OPERATING
                                               UNAFFILIATED    GEOGRAPHIC    TOTAL NET    EARNINGS     IDENTIFIABLE
                                                CUSTOMERS        AREAS         SALES       (LOSS)         ASSETS
                                               ------------    ----------    ---------    ---------    ------------
                                                                      (DOLLARS IN THOUSANDS)
                   1996
United States..............................      $175,675       $ 24,451     $200,126     $  7,830       $118,375
South America..............................        27,602             --       27,602        2,270         19,358
Australia, Far East and South Africa.......        40,896            134       41,030        4,190         22,135
Other Foreign..............................        19,613            (14)      19,599        1,126         15,556
Eliminations...............................            --        (24,571)     (24,571)      (2,223)        (2,529)
                                                 --------       --------     --------     --------       --------
                                                 $263,786       $     --     $263,786     $ 13,193       $172,895
                                                 ========       ========     ========     ========       ========
                   1995
United States..............................      $132,320       $ 29,847     $162,167     $(17,689)      $119,791
South America..............................        29,954             --       29,954        3,326         18,775
Australia, Far East and South Africa.......        46,923             --       46,923        4,151         18,127
Other Foreign..............................        22,724            289       23,013        2,208         20,342
Eliminations...............................            --        (30,136)     (30,136)      (2,000)        (2,997)
                                                 --------       --------     --------     --------       --------
                                                 $231,921       $     --     $231,921     $(10,004)      $174,038
                                                 ========       ========     ========     ========       ========
                   1994
United States..............................      $122,765       $ 23,019     $145,784     $(11,709)      $132,430
South America..............................        17,016              7       17,023        1,859         15,700
Australia, Far East and South Africa.......        36,179             23       36,202        2,890         19,674
Other Foreign..............................        18,024            234       18,258        1,129         14,818
Eliminations...............................            --        (23,283)     (23,283)      (1,839)        (2,749)
                                                 --------       --------     --------     --------       --------
                                                 $193,984       $     --     $193,984     $ (7,670)      $179,873
                                                 ========       ========     ========     ========       ========

     Export sales from United States operations, excluding sales to affiliates, amounted to $103,777,000 in 1996, $69,476,000 in 1995 and $60,627,000 (including
$57,898,000 for the Predecessor Company) in 1994.

     In 1996, one customer received approximately 14% of the Company's consolidated net sales. In 1995 and 1994, a different customer received approximately 22% and 20%, respectively, of the Company's consolidated net sales. The Company is not dependent upon any one customer.

NOTE O -- COMMITMENTS, CONTINGENCIES AND CREDIT RISKS

     Jackson National Life Insurance Company ("JNL"), the holder of approximately 40.14% of the outstanding Common Stock and 97.2% of the Secured Notes, has filed a claim (the "JNL 503(b) Claim") against the Company for reimbursement of approximately $3,300,000 of professional fees and disbursements incurred in connection with the Company's Chapter 11 proceedings pursuant to
Section 503(b) of the Bankruptcy Code. Pursuant to a settlement agreement dated May 23, 1995,

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

JNL agreed that, in the event that the JNL 503(b) Claim is allowed in whole or in part by the Bankruptcy Court, in lieu of requiring payment of any award in cash, JNL will accept payment in Common Stock at a price equal to $5.6375 per share. By order dated June 3, 1996, the Bankruptcy Court ruled that JNL would be awarded the sum of $500. JNL has appealed the decision. The Company has been advised by its reorganization counsel that in said counsel's opinion the JNL 503(b) Claim is without merit; however, the ultimate outcome of this matter cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of this matter has been made in the consolidated financial statements.

     Concurrently with the trial of the JNL 503(b) Claim, the Bankruptcy Court considered the final fee application of the law firm of Milbank, Tweed, Hadley & McCloy ("Milbank"), who rendered services as reorganization counsel for the Company in connection with the Chapter 11 proceedings. The Milbank fee application was for approximately $2,330,000, of which 80% had previously been paid by the Company on an interim basis. By order dated June 3, 1996, the Bankruptcy Court ruled that Milbank would receive 80% of the claimed amount as full and final compensation, thereby resulting in no further payments being due and owing to Milbank on the claim. JNL appealed the decision of the Bankruptcy Court not to order disgorgement of amounts already paid to Milbank. Milbank has not appealed the decision.

     The Company's wholly-owned subsidiary, Boonville Mining Services, Inc. ("BMSI"), was a defendant in an amended complaint filed on September 24, 1992 by Dresser Industries, Inc. and Global Industrial Technologies, Inc. (the "Plaintiffs"), alleging that BMSI's purchase of drawings and other assets of C&M of Indiana, a division of Construction and Mining Services, Inc., and BMSI's use of these and other drawings allegedly acquired subsequently, constituted a misappropriation of the Plaintiffs' trade secrets relating to Marion Power Shovel Company, a division of Global Industrial Technologies, Inc. BMSI had denied these claims. On June 17, 1996, BMSI settled the litigation which resulted in an immaterial effect on earnings.

     The Company is involved in various other litigation arising in the normal course of business. It is the view of management that the Company's recovery or liability, if any, under pending litigation is not expected to have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations. These liabilities are included in the Consolidated Balance Sheets at their undiscounted amounts. Recoveries are evaluated separately from the liability and, if appropriate, are recorded separately from the associated liability in the Consolidated Balance Sheets.

     The Company is normally subject to numerous product liability claims, many of which relate to products no longer manufactured by the Company or its subsidiaries, and other claims arising in the ordinary course of business. The Company has insurance covering most of said claims, subject to varying deductibles ranging from $0.3 million to $3.0 million, and has various limits of liability depending on the insurance policy year in question. It is the view of management that the final resolution of said claims and other similar claims which are likely to arise in the future will not individually or in the aggregate have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

     The Company has obligations under various operating leases and rental and service agreements. The expense relating to these agreements was $5,658,000 in 1996, $5,351,000 in 1995 and

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

$4,720,000 (including $4,525,000 for the Predecessor Company) in 1994. Future minimum annual payments under noncancellable agreements are as follows:

1997.............................................    $ 5,248,000
1998.............................................      4,256,000
1999.............................................      1,938,000
2000.............................................      1,418,000
2001.............................................      1,063,000
After 2001.......................................      1,187,000
                                                     -----------
                                                     $15,110,000
                                                     ===========

     At December 31, 1996, the Company is also committed to acquire approximately $1,550,000 of equipment. The Company expects to lease the equipment.

     A significant portion of the Company's consolidated net sales are to customers whose activities are related to the coal, copper and iron ore mining industries, including some who are located in foreign countries. The Company generally extends credit to these customers and, therefore, collection of receivables may be affected by the mining industry economy and the economic conditions in the countries where the customers are located. However, the Company closely monitors extension of credit and has not experienced significant credit losses. Also, most foreign sales are made to large, well-established companies. The Company generally requires collateral or guarantees on foreign sales to smaller companies.

NOTE P -- QUARTERLY RESULTS -- UNAUDITED

     Quarterly results are as follows:

                                                                QUARTERS ENDED AT END OF
                                                    -------------------------------------------------
                                                     MARCH        JUNE        SEPTEMBER      DECEMBER
                                                    -------      -------      ---------      --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales:
  1996..........................................    $61,456      $69,364      $ 68,077       $64,889
  1995..........................................     56,873       55,709        61,408        57,931
Gross profit:
  1996..........................................    $11,793      $12,004      $ 12,785       $12,078
  1995..........................................      7,179        7,927         2,782         8,481
Net earnings (loss):
  1996(1).......................................    $   298      $   612      $  1,495       $   473
  1995(2).......................................     (2,059)      (2,985)      (12,051)       (1,677)
Net earnings (loss) per share:
  1996..........................................    $  0.03      $  0.06      $   0.14       $  0.05
  1995..........................................      (0.20)       (0.29)        (1.18)        (0.16)
Weighted average shares used in calculation (in
  thousands):
  1996..........................................     10,235       10,235        10,235        10,273
  1995..........................................     10,170       10,173        10,235        10,235

-------------------------
(1) Interest expense on the Secured Notes of $386,000 related to the quarter ended September 30, 1996 was recorded during the quarter ended December 31, 1996. See Note G.

(2) Included in the net loss for the quarter ended September 30, 1995 were inventory obsolescence adjustments of $4,416,000, a $1,018,000 charge for the reestimation of certain customer warranty reserves, and restructuring expenses of $2,577,000.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE Q -- SUPPLEMENTAL CONSOLIDATING CONDENSED FINANCIAL INFORMATION

     The Company's payment obligations under the proposed Notes are to be guaranteed by certain of the Company's wholly-owned subsidiaries (the "Guarantor Subsidiaries"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statement of operations, balance sheet, and statement of cash flow information for the Company ("Parent Company"), for the Guarantor Subsidiaries and for the Company's non-guarantor subsidiaries (the "Other Subsidiaries"). The supplemental financial information reflects the investments of the Company in the Guarantor and Other Subsidiaries using the equity method of accounting. Parent Company amounts for net earnings and common shareholders' investment differ from consolidated amounts as intercompany profit in subsidiary inventory has not been eliminated in the Parent Company statement but has been eliminated in the Consolidated Totals.

Consolidating Condensed Statements of Operations for the Year Ended December 31,
                                      1996

                                     PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                    COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                    --------   ------------   ------------   ------------   ------------
Revenues:
  Net sales.......................  $174,677     $32,235        $88,232        $(31,358)      $263,786
  Other income....................     1,424           1            582          (1,004)         1,003
                                    --------     -------        -------        --------       --------
                                     176,101      32,236         88,814         (32,362)       264,789
                                    --------     -------        -------        --------       --------
Cost and Expenses:
  Cost of products sold...........   149,383      27,308         70,133         (31,698)       215,126
  Product development, selling,
     administrative and
     miscellaneous expenses.......    21,220       1,967         13,266              17         36,470
  Interest expense................     8,277         433            851          (1,004)         8,557
                                    --------     -------        -------        --------       --------
                                     178,880      29,708         84,250         (32,685)       260,153
                                    --------     -------        -------        --------       --------
Earnings (loss) before income
  taxes and equity in net income
  of consolidated subsidiaries....    (2,779)      2,528          4,564             323          4,636
Income taxes......................      (401)        985          1,174                          1,758
                                    --------     -------        -------        --------       --------
Earnings (loss) before equity in
  net income of consolidated
  subsidiaries....................    (2,378)      1,543          3,390             323          2,878
Equity in net income of
  consolidated subsidiaries.......     4,933                                     (4,933)            --
                                    --------     -------        -------        --------       --------
Net earnings......................  $  2,555     $ 1,543        $ 3,390        $ (4,610)      $  2,878
                                    ========     =======        =======        ========       ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidating Condensed Statements of Operations for the Year Ended December 31,
                                      1995

                                         PARENT      GUARANTOR         OTHER                        CONSOLIDATED
                                        COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                        --------    ------------    ------------    ------------    ------------
Revenues:
  Net sales.........................    $145,661      $20,809         $ 99,890        $(34,439)       $231,921
  Other income......................       1,396           23              836            (960)          1,295
                                        --------      -------         --------        --------        --------
                                         147,057       20,832          100,726         (35,399)        233,216
                                        --------      -------         --------        --------        --------
Cost and Expenses:
  Cost of products sold.............     140,666       18,980           79,986         (34,080)        205,552
  Product development, selling,
    administrative and miscellaneous
    expenses........................      18,536        2,757           12,809              70          34,172
  Interest expense..................       5,957          405              852            (960)          6,254
  Restructuring expenses............       2,440           96               41                           2,577
  Reorganization items..............         919                                                           919
                                        --------      -------         --------        --------        --------
                                         168,518       22,238           93,688         (34,970)        249,474
                                        --------      -------         --------        --------        --------
Earnings (loss) before income taxes
  and equity in net income of
  consolidated subsidiaries.........     (21,461)      (1,406)           7,038            (429)        (16,258)
Income taxes........................         999         (550)           2,065                           2,514
                                        --------      -------         --------        --------        --------
Earnings (loss) before equity in net
  income of consolidated
  subsidiaries......................     (22,460)        (856)           4,973            (429)        (18,772)
Equity in net income of consolidated
  subsidiaries......................       4,117                                        (4,117)             --
                                        --------      -------         --------        --------        --------
Net earnings (loss).................    $(18,343)     $  (856)        $  4,973        $ (4,546)       $(18,772)
                                        ========      =======         ========        ========        ========

                Consolidating Condensed Statements of Operations
             for the Period December 14, 1994 to December 31, 1994

                                        PARENT      GUARANTOR         OTHER                        CONSOLIDATED
                                        COMPANY    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                        -------    ------------    ------------    ------------    ------------
Revenues:
  Net sales.........................    $5,373        $1,039          $2,839         $(1,441)         $7,810
  Other income......................       116             4              54             (95)             79
                                        ------        ------          ------         -------          ------
                                         5,489         1,043           2,893          (1,536)          7,889
                                        ------        ------          ------         -------          ------
Cost and expenses:
  Cost of products sold.............     4,892           914           2,306          (1,179)          6,933
  Product development, selling,
    administrative and miscellaneous
    expenses........................       873            (5)            215              16           1,099
  Interest expense..................       322            19              38             (95)            284
                                        ------        ------          ------         -------          ------
                                         6,087           928           2,559          (1,258)          8,316
                                        ------        ------          ------         -------          ------
Earnings (loss) before income taxes
  and equity in net income of
  consolidated subsidiaries.........      (598)          115             334            (278)           (427)
Income taxes........................        24            30              71                             125
                                        ------        ------          ------         -------          ------
Earnings (loss) before equity in net
  income of consolidated
  subsidiaries......................      (622)           85             263            (278)           (552)
Equity in net income of consolidated
  subsidiaries......................       348                                          (348)             --
                                        ------        ------          ------         -------          ------
Net earnings (loss).................    $ (274)       $   85          $  263         $  (626)         $ (552)
                                        ======        ======          ======         =======          ======

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidating Condensed Statements of Operations for the Period January 1, 1994
                   to December 13, 1994 (Predecessor Company)

                                      PARENT      GUARANTOR         OTHER                        CONSOLIDATED
                                     COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                     --------    ------------    ------------    ------------    ------------
Revenues:
  Net sales......................    $118,029      $24,542         $68,643         $(25,040)       $186,174
  Other income...................       3,064           11             905           (1,004)          2,976
                                     --------      -------         -------         --------        --------
                                      121,093       24,553          69,548          (26,044)        189,150
                                     --------      -------         -------         --------        --------
Cost and Expenses:
  Cost of products sold..........     105,258       21,515          54,606          (24,198)        157,181
  Product development, selling,
     administrative and
     miscellaneous expenses......      17,030        2,468          10,645               15          30,158
  Interest expense...............      13,961          175             779           (1,004)         13,911
  Reorganization items...........       9,338                                                         9,338
                                     --------      -------         -------         --------        --------
                                      145,587       24,158          66,030          (25,187)        210,588
                                     --------      -------         -------         --------        --------
Earnings (loss) before income
  taxes and extraordinary gain...     (24,494)         395           3,518             (857)        (21,438)
Income taxes.....................         287           54           1,076              (22)          1,395
                                     --------      -------         -------         --------        --------
Earnings (loss) before
  extraordinary gain.............     (24,781)         341           2,442             (835)        (22,833)
Extraordinary gain...............     142,480                                                       142,480
                                     --------      -------         -------         --------        --------
Earnings before equity in net
  income of consolidated
  subsidiaries...................     117,699          341           2,442             (835)        119,647
Equity in net income of
  consolidated subsidiaries......       2,783                                        (2,783)             --
                                     --------      -------         -------         --------        --------
                                      120,482          341           2,442           (3,618)        119,647
Redeemable preferred stock
  dividends......................         (40)                                                          (40)
Preferred stock accretion........        (106)                                                         (106)
Reorganization item - preferred
  stock..........................     (40,555)                                                      (40,555)
                                     --------      -------         -------         --------        --------
Net earnings attributable to
  common shareholders............    $ 79,781      $   341         $ 2,442         $ (3,618)       $ 78,946
                                     ========      =======         =======         ========        ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

          Consolidating Condensed Balance Sheets at December 31, 1996

                                    PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   --------   ------------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......  $  9,072      $  149        $ 6,542                       $ 15,763
  Receivables....................    15,028       4,941         12,116                         32,085
  Intercompany receivables.......    20,886         623          1,969        $(23,478)            --
  Inventories....................    43,343       1,438         28,554          (2,446)        70,889
  Prepaid expenses and other
     current assets..............       366         144          1,994                          2,504
                                   --------      ------        -------        --------       --------
       Total Current Assets......    88,695       7,295         51,175         (25,924)       121,241
OTHER ASSETS:
  Restricted funds on deposit....                                1,079                          1,079
  Intangible assets..............     8,545                                                     8,545
  Other assets...................     3,845                      2,158                          6,003
  Investment in subsidiaries.....    30,769                                    (30,769)            --
                                   --------      ------        -------        --------       --------
                                     43,159                      3,237         (30,769)        15,627
PROPERTY, PLANT AND EQUIPMENT --
  NET............................    27,226         954          7,847                         36,027
                                   --------      ------        -------        --------       --------
                                   $159,080      $8,249        $62,259        $(56,693)      $172,895
                                   ========      ======        =======        ========       ========
LIABILITIES AND COMMON
SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses....................  $ 22,219      $2,205        $ 9,361        $    (20)      $ 33,765
  Intercompany payables..........       785       5,579         16,141         (22,505)            --
  Liabilities to customers on
     uncompleted contracts and
     warranties..................     2,101         197          1,281                          3,579
  Income taxes...................       357          63          1,049                          1,469
  Short-term obligations.........     2,788                        398                          3,186
  Current maturities of long-term
     debt........................                                  428                            428
                                   --------      ------        -------        --------       --------
       Total Current
          Liabilities............    28,250       8,044         28,658         (22,525)        42,427
LONG-TERM LIABILITIES:
  Deferred income taxes..........                                  148                            148
  Liabilities to customers on
     uncompleted contracts and
     warranties..................     2,638                        639                          3,277
  Postretirement benefits........    10,610                        454                         11,064
  Deferred expenses and other....    10,937         233            721                         11,891
                                   --------      ------        -------        --------       --------
                                     24,185         233          1,962                         26,380
LONG-TERM DEBT, less current
  maturities.....................    65,785                        842                         66,627
COMMON SHAREHOLDERS'
  INVESTMENT.....................    40,860         (28)        30,797         (34,168)        37,461
                                   --------      ------        -------        --------       --------
                                   $159,080      $8,249        $62,259        $(56,693)      $172,895
                                   ========      ======        =======        ========       ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

          Consolidating Condensed Balance Sheets at December 31, 1995

                                    PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   --------   ------------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......  $  5,462      $  355        $ 5,333                       $ 11,150
  Receivables....................    16,724       2,602         16,277                         35,603
  Intercompany receivables.......    20,848         446          1,036        $(22,330)            --
  Inventories....................    45,074       1,947         29,373          (2,828)        73,566
  Prepaid expenses and other
     current assets..............       569          82            763                          1,414
                                   --------      ------        -------        --------       --------
       Total Current Assets......    88,677       5,432         52,782         (25,158)       121,733
OTHER ASSETS:
  Restricted funds on deposit....                                2,877                          2,877
  Intangible assets..............     9,021                                                     9,021
  Other assets...................     2,764                      1,996                          4,760
  Investment in subsidiaries.....    28,740                                    (28,740)            --
                                   --------      ------        -------        --------       --------
                                     40,525                      4,873         (28,740)        16,658
PROPERTY, PLANT AND EQUIPMENT --
  NET............................    29,193       1,016          5,438                         35,647
                                   --------      ------        -------        --------       --------
                                   $158,395      $6,448        $63,093        $(53,898)      $174,038
                                   ========      ======        =======        ========       ========
LIABILITIES AND COMMON
SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses....................  $ 27,326      $1,723        $ 8,906        $   (468)      $ 37,487
  Intercompany payables..........     1,024       4,702         15,242         (20,968)            --
  Liabilities to customers on
     uncompleted contracts and
     warranties..................     5,314           3          2,905                          8,222
  Income taxes...................       386          24          3,053                          3,463
  Short-term obligations.........     5,493                         80                          5,573
  Current maturities of long-term
     debt........................                                1,658                          1,658
                                   --------      ------        -------        --------       --------
       Total Current
          Liabilities............    39,543       6,452         31,844         (21,436)        56,403
LONG-TERM LIABILITIES:
  Deferred income taxes..........                                  183                            183
  Liabilities to customers on
     uncompleted contracts and
     warranties..................     2,319                        808                          3,127
  Postretirement benefits........    11,058                        469                         11,527
  Deferred expenses and other....     9,052         317            728                         10,097
                                   --------      ------        -------        --------       --------
                                     22,429         317          2,188                         24,934
LONG-TERM DEBT, less current
  maturities.....................    58,021                                                    58,021
COMMON SHAREHOLDERS'
  INVESTMENT.....................    38,402        (321)        29,061         (32,462)        34,680
                                   --------      ------        -------        --------       --------
                                   $158,395      $6,448        $63,093        $(53,898)      $174,038
                                   ========      ======        =======        ========       ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidating Condensed Statements of Cash Flows for the Year Ended December 31,
                                      1996

                                              PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                              COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                              -------   ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings................................  $2,555      $ 1,543        $ 3,390        $(4,610)       $ 2,878
Adjustments to reconcile net earnings to net
  cash provided by (used in) operating
  activities:
  Depreciation..............................   2,691          150          1,041             --          3,882
  Amortization..............................   1,142           --             --             --          1,142
  Stock compensation expense................     668           --             --             --            668
  In kind interest on the Secured Notes due
    December 14, 1999.......................   7,783           --             --             --          7,783
  Loss on sale of property, plant and
    equipment...............................     350            8              4             --            362
  Changes in assets and liabilities:
    Intercompany accounts...................     316          700           (627)          (389)            --
    Receivables.............................   1,696       (2,339)         3,664             --          3,021
    Inventories.............................   1,729          509            170           (382)         2,026
    Other current assets....................     203          (62)        (1,255)            --         (1,114)
    Other assets............................  (1,001)          --           (144)            --         (1,145)
    Current liabilities other than income
       taxes, short-term obligations and
       current maturities of long-term
       debt.................................  (5,930)         676           (526)           448         (5,332)
    Income taxes............................     (29)          39         (2,001)            --         (1,991)
    Long-term liabilities other than
       deferred income taxes................  (1,401)         (84)          (608)            --         (2,093)
                                              -------     -------        -------        -------        -------
Net cash provided by (used in) operating
  activities................................  10,772        1,140          3,108         (4,933)        10,087
                                              -------     -------        -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted funds on deposit.....      --           --          1,798             --          1,798
Purchases of property, plant and equipment..  (1,929)         (96)        (2,971)            --         (4,996)
Proceeds from sale of property, plant and
  equipment.................................     855           --            203             --          1,058
Equity in net income of consolidated
  subsidiaries..............................  (4,933)          --             --          4,933             --
Dividends paid to parent....................   1,550       (1,250)          (300)            --             --
                                              -------     -------        -------        -------        -------
Net cash used in investing activities.......  (4,457)      (1,346)        (1,270)         4,933         (2,140)
                                              -------     -------        -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of project financing
  obligations...............................   5,402           --             --             --          5,402
Reduction of project financing
  obligations...............................  (8,104)          --             --             --         (8,104)
Net decrease in other bank borrowings.......      (3)          --         (1,347)            --         (1,350)
Proceeds from issuance of long-term debt....      --           --            849             --            849
                                              -------     -------        -------        -------        -------
Net cash used in financing activities.......  (2,705)          --           (498)            --         (3,203)
                                              -------     -------        -------        -------        -------
Effect of exchange rate changes on cash.....      --           --           (131)            --           (131)
                                              -------     -------        -------        -------        -------
Net increase (decrease) in cash and cash
  equivalents...............................   3,610         (206)         1,209             --          4,613
Cash and cash equivalents at beginning of
  period....................................   5,462          355          5,333             --         11,150
                                              -------     -------        -------        -------        -------
Cash and cash equivalents at end of
  period....................................  $9,072      $   149        $ 6,542        $    --        $15,763
                                              =======     =======        =======        =======        =======

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidating Condensed Statements of Cash Flows for the Year Ended December 31,
                                      1995

                                            PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                           -------    ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)......................  $(18,343)    $  (856)       $ 4,973        $(4,546)       $(18,772)
Adjustments to reconcile net earnings
  (loss) to net cash provided by (used
  in) operating activities:
  Inventory obsolescence provision.......     4,416          --             --             --           4,416
  Depreciation...........................     2,491         240            940             --           3,671
  Amortization...........................     1,194          --             --             --           1,194
    In kind interest on the Secured Notes
      due December 14, 1999..............     5,691          --             --             --           5,691
  (Gain) loss on sale of property, plant
    and equipment........................        (2)          7           (171)            --            (166)
  Changes in assets and liabilities:
      Intercompany accounts..............      (211)       (437)           254            394              --
      Receivables........................    (1,572)        359         (8,501)            63          (9,651)
      Inventories........................     4,550        (487)          (538)           244           3,769
      Other current assets...............       (77)        (29)           670             --             564
      Other assets.......................      (193)         --           (385)            --            (578)
      Current liabilities other than
         income taxes, short-term
         obligations and current
         maturities of long-term debt....     5,779         132          2,434           (272)          8,073
      Income taxes.......................        10          (2)           732             --             740
      Long-term liabilities other than
         deferred income taxes...........      (545)        (11)          (479)            --          (1,035)
                                           --------     -------        -------        -------        --------
Net cash provided by (used in) operating
  activities.............................     3,188      (1,084)           (71)        (4,117)         (2,084)
                                           --------     -------        -------        -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted funds on
  deposit................................        --          --            798             --             798
Purchases of property, plant and
  equipment..............................    (1,919)       (258)          (829)            --          (3,006)
Proceeds from sale of property, plant and
  equipment..............................        45          --            218             --             263
Equity in net income of consolidated
  subsidiaries...........................    (4,117)         --             --          4,117              --
Dividends paid to parent.................     1,171          --         (1,171)            --              --
                                           --------     -------        -------        -------        --------
Net cash provided by (used in) investing
  activities.............................    (4,820)       (258)          (984)         4,117          (1,945)
                                           --------     -------        -------        -------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of project
  financing obligations..................     6,012          --             --             --           6,012
Reduction of project financing
  obligations............................    (7,117)         --             --             --          (7,117)
Net increase (decrease) in other bank
  borrowings.............................       361          --            (57)            --             304
                                           --------     -------        -------        -------        --------
Net cash used in financing activities....      (744)         --            (57)            --            (801)
                                           --------     -------        -------        -------        --------
Effect of exchange rate changes on
  cash...................................        --          --           (229)            --            (229)
                                           --------     -------        -------        -------        --------
Net decrease in cash and cash
  equivalents............................    (2,376)     (1,342)        (1,341)            --          (5,059)
Cash and cash equivalents at beginning of
  period.................................     7,838       1,697          6,674             --          16,209
                                           --------     -------        -------        -------        --------
Cash and cash equivalents at end of
  period.................................  $  5,462     $   355        $ 5,333        $    --        $ 11,150
                                           ========     =======        =======        =======        ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

              Consolidating Condensed Statements of Cash Flows for
               the Period December 14, 1994 to December 31, 1994

                                     PARENT      GUARANTOR         OTHER                        CONSOLIDATED
                                     COMPANY    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                     -------    ------------    ------------    ------------    ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net earnings (loss)................  $  (274)     $    85         $   263          $(626)         $  (552)
Adjustments to reconcile net
  earnings (loss) to net cash
  provided by (used in) operating
  activities:
  Depreciation.....................       95           37              13             --              145
  Amortization.....................       23           --              --             --               23
  In kind interest on the Secured
     Notes due December 14, 1999...      258           --              --             --              258
  (Gain) loss on sale of property,
     plant and equipment...........       --           --               5             --                5
  Changes in assets and
     liabilities:
     Intercompany accounts.........      442       (1,209)          1,117           (350)              --
     Receivables...................    2,232          792           1,294             --            4,318
     Inventories...................     (167)         (89)           (496)           691              (61)
     Other current assets..........        3           66             132           (274)             (73)
     Other assets..................       --           --             (35)            23              (12)
     Current liabilities other than
       income taxes, short-term
       obligations and current
       maturities of long-term
       debt........................   (4,695)        (158)           (255)           (89)          (5,197)
     Income taxes..................       --           11              14            277              302
     Long-term liabilities other
       than deferred income
       taxes.......................    1,518          (25)         (1,586)            --              (93)
                                     -------      -------         -------          -----          -------
Net cash provided by (used in)
  operating activities.............     (565)        (490)            466           (348)            (937)
                                     -------      -------         -------          -----          -------
CASH FLOWS FROM INVESTING
  ACTIVITIES
Purchases of property, plant and
  equipment........................     (167)          --             (23)            --             (190)
Equity in net income of
  consolidated subsidiaries........     (348)          --              --            348               --
                                     -------      -------         -------          -----          -------
Net cash used in investing
  activities.......................     (515)          --             (23)           348             (190)
                                     -------      -------         -------          -----          -------
CASH FLOWS FROM FINANCING
  ACTIVITIES
Proceeds from issuance of project
  financing obligations............    1,620           --              --             --            1,620
                                     -------      -------         -------          -----          -------
Net cash provided by financing
  activities.......................    1,620           --              --             --            1,620
                                     -------      -------         -------          -----          -------
Effect of exchange rate changes on
  cash.............................       --           --              (5)            --               (5)
                                     -------      -------         -------          -----          -------
Net increase (decrease) in cash and
  cash equivalents.................      540         (490)            438             --              488
Cash and cash equivalents at
  beginning of period..............    7,298        2,187           6,236             --           15,721
                                     -------      -------         -------          -----          -------
Cash and cash equivalents at end of
  period...........................  $ 7,838      $ 1,697         $ 6,674          $  --          $16,209
                                     =======      =======         =======          =====          =======

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                Consolidating Condensed Statements of Cash Flows for the Period January 1, 1994 to December 13, 1994 (Predecessor Company)

                                       PARENT      GUARANTOR        OTHER                      CONSOLIDATED
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                       -------    ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss).................  $ 120,482     $   341        $ 2,442        $(3,618)       $119,647
Adjustments to reconcile net
  earnings (loss) to net cash
  provided by (used in) operating
  activities:
  Depreciation......................      5,869         291          1,196             --           7,356
  Amortization......................      3,679          --             --             --           3,679
  In kind interest on the Secured
     Notes due December 14, 1999....      7,287          --             --             --           7,287
  Amortization of debt discount.....         71          --             --             --              71
  (Gain) loss on sale of property,
     plant and equipment............         69          16            (48)            --              37
  Non-cash reorganization items.....      1,680          --             --             --           1,680
  Extraordinary gain................   (142,480)         --             --             --        (142,480)
Changes in assets and liabilities:
  Intercompany accounts.............     (4,971)      2,838          1,064          1,069              --
  Receivables.......................     (2,071)     (1,226)        (1,256)           (63)         (4,616)
  Inventories.......................     (4,046)       (651)        (2,727)          (115)         (7,539)
  Other current assets..............       (234)        (63)           148            274             125
  Other assets......................        167          --           (157)           (23)            (13)
  Current liabilities other than
     income taxes, short-term
     obligations and current
     maturities of long-term debt...     16,581        (142)           917            (30)         17,326
  Income taxes......................       (175)        (20)         1,015           (277)            543
  Long-term liabilities other than
     deferred income taxes..........     (1,786)        200            214             --          (1,372)
                                      ---------     -------        -------        -------        --------
Net cash provided by (used in)
  operating activities..............        122       1,584          2,808         (2,783)          1,731
                                      ---------     -------        -------        -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted funds on
  deposit...........................      2,340          --            523             --           2,863
Purchases of property, plant and
  equipment.........................     (1,606)       (506)          (504)            --          (2,616)
Proceeds from sale of property,
  plant and equipment...............         19          --            106             --             125
Equity in net income of consolidated
  subsidiaries......................     (2,783)         --             --          2,783              --
                                      ---------     -------        -------        -------        --------
Net cash provided by (used in)
  investing activities..............     (2,030)       (506)           125          2,783             372
                                      ---------     -------        -------        -------        --------

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                                       PARENT      GUARANTOR        OTHER                      CONSOLIDATED
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                       -------    ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of project
  financing obligations.............      7,891          --             --             --           7,891
Reduction of project financing
  obligations.......................     (6,933)         --             --             --          (6,933)
Net decrease in other bank
  borrowings........................         --          --         (1,210)            --          (1,210)
                                      ---------     -------        -------        -------        --------
Net cash provided by (used in)
  financing activities..............        958          --         (1,210)            --            (252)
                                      ---------     -------        -------        -------        --------
Effect of exchange rate changes on
  cash..............................         --          --            174             --             174
                                      ---------     -------        -------        -------        --------
Net increase (decrease) in cash and
  cash equivalents..................       (950)      1,078          1,897             --           2,025
Cash and cash equivalents at
  beginning of period...............      8,248       1,109          4,339             --          13,696
                                      ---------     -------        -------        -------        --------
Cash and cash equivalents at end of
  period............................  $   7,298     $ 2,187        $ 6,236        $    --        $ 15,721
                                      =========     =======        =======        =======        ========

                                    * * * *

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                JUNE 30,   DECEMBER 31,
                                  1997         1996
                                --------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.....  $ 11,350     $ 15,763
Receivables...................    54,271       32,085
Inventories...................    74,587       70,889
Prepaid expenses and other
  current assets..............     5,091        2,504
                                --------     --------
Total Current Assets..........   145,299      121,241
OTHER ASSETS:
Restricted funds on deposit...     1,079        1,079
Intangible assets -- net......     8,101        8,545
Other assets..................     6,395        6,003
                                --------     --------
                                  15,575       15,627
PROPERTY, PLANT AND EQUIPMENT:
Cost..........................    47,060       43,409
Less accumulated
  depreciation................    (9,421)      (7,382)
                                --------     --------
                                  37,639       36,027
                                --------     --------
                                $198,513     $172,895
                                ========     ========

                                JUNE 30,   DECEMBER 31,
                                  1997         1996
                                --------   ------------
LIABILITIES AND COMMON
  SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
Accounts payable and accrued
  expenses....................  $ 41,712     $ 33,765
Liabilities to customers on
  uncompleted contracts and
  warranties..................     7,170        3,579
Income taxes..................     2,042        1,469
Short-term obligations........    11,438        3,186
Current maturities of
  long-term debt..............       416          428
                                --------     --------
Total Current Liabilities.....    62,778       42,427
LONG-TERM LIABILITIES:
Deferred income taxes.........       138          148
Liabilities to customers on
  uncompleted contracts and
  warranties..................     3,239        3,277
Postretirement benefits.......    10,800       11,064
Deferred expenses and other...    12,152       11,891
                                --------     --------
                                  26,329       26,380
LONG-TERM DEBT, less current
  maturities..................    68,339       66,627
COMMON SHAREHOLDERS'
  INVESTMENT:
Common stock -- par value $.01
  per share, authorized
  20,000,000 shares, issued
  and outstanding 10,534,574
  shares......................       105          105
Additional paid-in capital....    57,739       57,739
Unearned stock compensation...    (2,395)      (2,815)
Accumulated deficit...........   (13,023)     (16,446)
Cumulative translation
  adjustment..................    (1,359)      (1,122)
                                --------     --------
                                  41,067       37,461
                                --------     --------
                                $198,513     $172,895
                                ========     ========

           See Notes to Consolidated Condensed Financial Statements.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1997             1996
                                                                   ----             ----
REVENUES:
  Net sales.................................................    $  143,762       $  130,820
  Other income..............................................           615              464
                                                                ----------       ----------
                                                                   144,377          131,284
                                                                ----------       ----------
COSTS AND EXPENSES:
  Cost of products sold.....................................       116,261          107,023
  Product development, selling, administrative and
     miscellaneous expenses.................................        18,345           17,854
  Interest expense..........................................         3,956            4,173
                                                                ----------       ----------
                                                                   138,562          129,050
                                                                ----------       ----------
Earnings before income taxes................................         5,815            2,234
Income taxes................................................         2,392            1,324
                                                                ----------       ----------
Net earnings................................................    $    3,423       $      910
                                                                ==========       ==========
Weighted average number of common and common equivalent
  shares outstanding........................................    10,345,443       10,234,574
                                                                ==========       ==========
Net earnings per share of common stock......................    $     0.33       $     0.09
                                                                ==========       ==========

           See Notes to Consolidated Condensed Financial Statements.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                                ------------------
                                                                 1997       1996
                                                                -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings................................................    $ 3,423    $   910
Adjustments to reconcile net earnings to net cash used in
  operating activities:
  Depreciation..............................................      2,179      1,980
  Amortization..............................................        534        584
  Stock compensation expense................................        420        116
  In kind interest on the Secured Notes due December 14,
     1999...................................................         --      3,767
  (Gain) loss on sale of property, plant and equipment......         (4)       246
  Changes in assets and liabilities:
     Receivables............................................    (22,176)    (8,319)
     Inventories............................................     (3,807)     2,727
     Other current assets...................................     (2,541)      (524)
     Other assets...........................................        148       (275)
     Current liabilities other than income taxes, short-term
      obligations and current maturities of long-term
      debt..................................................     11,395     (2,017)
     Income taxes...........................................        564     (1,007)
     Long-term liabilities other than deferred income
      taxes.................................................       (651)    (1,432)
                                                                -------    -------
          Net cash used in operating activities.............    (10,516)    (3,244)
                                                                -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted funds on deposit.....................         --      1,800
Purchases of property, plant and equipment..................     (2,433)    (1,305)
Proceeds from sale of property, plant and equipment.........         34        806
Purchase of Von's Welding, Inc., net of cash acquired.......       (818)        --
                                                                -------    -------
          Net cash (used in) provided by investing
           activities.......................................     (3,217)     1,301
                                                                -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of project financing obligations.....      5,672      2,971
Reduction of project financing obligations..................         --     (2,701)
Net increase (decrease) in other bank borrowings............      1,961       (878)
Proceeds from issuance of long-term debt....................      1,712         --
                                                                -------    -------
          Net cash provided by (used in) financing
           activities.......................................      9,345       (608)
                                                                -------    -------
Effect of exchange rate changes on cash.....................        (25)      (113)
                                                                -------    -------
Net (decrease) increase in cash and cash equivalents........     (4,413)    (2,664)
Cash and cash equivalents at beginning of period............     15,763     11,150
                                                                -------    -------
Cash and cash equivalents at end of period..................    $11,350    $ 8,486
                                                                =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest....................................................    $   334    $   122
Income taxes -- net of refunds..............................        839      1,401
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
The Company purchased all of the common stock of Von's
  Welding, Inc. In conjunction with the acquisition,
  liabilities were assumed as follows:......................    $ 1,956
Purchase of common stock....................................       (885)
                                                                -------
Liabilities assumed.........................................    $ 1,071
                                                                =======

           See Notes to Consolidated Condensed Financial Statements.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. In the opinion of Bucyrus International, Inc. (the "Company"), the consolidated condensed financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial results for the interim periods. Certain items are included in these statements based on estimates for the entire year.

2. Certain notes and other information have been condensed or omitted from these interim consolidated condensed financial statements. Therefore, these statements should be read in conjunction with the Company's 1996 annual report on Form 10-K filed with the Securities and Exchange Commission on March 20, 1997.

3. Inventories consist of the following:

                                                           JUNE 30,    DECEMBER 31,
                                                             1997          1996
                                                           --------    ------------
                                                            (DOLLARS IN THOUSANDS)
Raw materials and parts................................    $10,201       $10,628
Costs relating to uncompleted contracts................      5,881         4,183
Customers' advances offset against costs incurred on
  uncompleted contracts................................     (2,704)       (1,816)
Work in process........................................     13,115        13,746
Finished products (primarily replacement parts)........     48,094        44,148
                                                           -------       -------
                                                           $74,587       $70,889
                                                           =======       =======

4. Net earnings per share of common stock for the six months ended June 30, 1997 is based on the weighted average number of common and common equivalent shares outstanding during the period. Restricted common stock is considered to be issued and outstanding and is included in the net earnings per share calculation using the treasury stock method. Net earnings per share of common stock for the six months ended June 30, 1996 is based on the weighted average number of common shares outstanding since common stock equivalents were not significant.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The Company will adopt this statement for the year ending December 31, 1997 and will restate prior period earnings per share as required. Adoption of this statement will not have an impact on the Company's reported earnings per share for the six months ended June 30, 1997 and 1996.

5. The Company's payment obligations under the proposed Notes are to be guaranteed by certain of the Company's wholly-owned subsidiaries (the "Guarantor Subsidiaries"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statement of operations, balance sheet, and statement of cash flow information for the Company ("Parent Company"), for the Guarantor Subsidiaries and for the Company's non-guarantor subsidiaries (the "Other Subsidiaries"). The supplemental financial information reflects the investments of the Company in the Guarantor and Other Subsidiaries using the equity method of accounting. Parent Company amounts for net earnings and common shareholders' investment differ from consolidated amounts as intercompany profit in subsidiary inventory has not been eliminated in the Parent Company statement but has been eliminated in the Consolidated Totals.

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

 Consolidating Condensed Statements of Operations for the Six Months Ended June
                                    30, 1997

                                     PARENT      GUARANTOR         OTHER                        CONSOLIDATED
                                     COMPANY    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                     -------    ------------    ------------    ------------    ------------
Revenues:
  Net sales........................  $87,590      $16,591         $55,812         $(16,231)       $143,762
  Other income.....................      922            1             168             (476)            615
                                     -------      -------         -------         --------        --------
                                      88,512       16,592          55,980          (16,707)        144,377
                                     -------      -------         -------         --------        --------
Cost and Expenses:
  Cost of products sold............   74,144       14,004          44,269          (16,156)        116,261
  Product development, selling,
     administrative and
     miscellaneous expenses........   10,302        1,312           6,709               22          18,345
  Interest expense.................    3,775          159             498             (476)          3,956
                                     -------      -------         -------         --------        --------
                                      88,221       15,475          51,476          (16,610)        138,562
                                     -------      -------         -------         --------        --------
Earnings before income taxes and
  equity in net income of
  consolidated subsidiaries........      291        1,117           4,504              (97)          5,815
Income taxes.......................      363          435           1,594                            2,392
                                     -------      -------         -------         --------        --------
Earnings (loss) before equity in
  net income of consolidated
  subsidiaries.....................      (72)         682           2,910              (97)          3,423
Equity in net income of
  consolidated subsidiaries........    3,592                                        (3,592)             --
                                     -------      -------         -------         --------        --------
Net earnings.......................  $ 3,520      $   682         $ 2,910         $ (3,689)       $  3,423
                                     =======      =======         =======         ========        ========

 Consolidating Condensed Statements of Operations for the Six Months Ended June
                                    30, 1996

                                     PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                     COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                     -------   ------------   ------------   ------------   ------------
Revenues:
  Net sales........................  $84,096     $16,939        $44,750        $(14,965)      $130,820
  Other income.....................      680           1            253            (470)           464
                                     -------     -------        -------        --------       --------
                                      84,776      16,940         45,003         (15,435)       131,284
                                     -------     -------        -------        --------       --------
Cost and Expenses:
  Cost of products sold............   72,910      14,210         35,293         (15,390)       107,023
  Product development, selling,
     administrative and
     miscellaneous expenses........   10,831         965          6,051               7         17,854
  Interest expense.................    4,017         208            418            (470)         4,173
                                     -------     -------        -------        --------       --------
                                      87,758      15,383         41,762         (15,853)       129,050
                                     -------     -------        -------        --------       --------
Earnings (loss) before income taxes
  and equity in net income of
  consolidated subsidiaries........   (2,982)      1,557          3,241             418          2,234
Income taxes.......................     (310)        607          1,027                          1,324
                                     -------     -------        -------        --------       --------
Earnings (loss) before equity in
  net income of consolidated
  subsidiaries.....................   (2,672)        950          2,214             418            910
Equity in net income of
  consolidated subsidiaries........    3,164                                     (3,164)            --
                                     -------     -------        -------        --------       --------
Net earnings.......................  $   492     $   950        $ 2,214        $ (2,746)      $    910
                                     =======     =======        =======        ========       ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

            Consolidating Condensed Balance Sheets at June 30, 1997

                                      PARENT      GUARANTOR         OTHER                        CONSOLIDATED
                                     COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                     --------    ------------    ------------    ------------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......    $  4,781      $   379         $ 6,190                         $ 11,350
  Receivables....................      28,839        4,716          20,716                           54,271
  Intercompany receivables.......      21,435          792           2,080         $(24,307)             --
  Inventories....................      46,251        1,359          29,261           (2,284)         74,587
  Prepaid expenses and other
     current assets..............       2,331          263           2,497                            5,091
                                     --------      -------         -------         --------        --------
     Total Current Assets........     103,637        7,509          60,744          (26,591)        145,299
OTHER ASSETS:
  Restricted funds on deposit....                                    1,079                            1,079
  Intangible assets..............       7,801          300                                            8,101
  Other assets...................       4,126           34           2,235                            6,395
  Investment in subsidiaries.....      35,440                                       (35,440)             --
                                     --------      -------         -------         --------        --------
                                       47,367          334           3,314          (35,440)         15,575
PROPERTY, PLANT AND EQUIPMENT --
  NET............................      26,296        2,336           9,007                           37,639
                                     --------      -------         -------         --------        --------
                                     $177,300      $10,179         $73,065         $(62,031)       $198,513
                                     ========      =======         =======         ========        ========
LIABILITIES AND COMMON
SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses....................    $ 26,581      $ 2,935         $12,237         $    (41)       $ 41,712
  Intercompany payables..........         515        4,446          18,093          (23,054)             --
  Liabilities to customers on
     uncompleted contracts and
     warranties..................       6,402          102             666                            7,170
  Income taxes...................         208           77           1,757                            2,042
  Short-term obligations.........       9,253          650           1,535                           11,438
  Current maturities of long-term
     debt........................                                      416                              416
                                     --------      -------         -------         --------        --------
     Total Current Liabilities...      42,959        8,210          34,704          (23,095)         62,778
LONG-TERM LIABILITIES:
  Deferred income taxes..........                                      138                              138
  Liabilities to customers on
     uncompleted contracts and
     warranties..................       2,599                          640                            3,239
  Postretirement benefits........      10,359                          441                           10,800
  Deferred expenses and other....      11,035          430             687                           12,152
                                     --------      -------         -------         --------        --------
                                       23,993          430           1,906                           26,329
LONG-TERM DEBT, less current
  maturities.....................      65,785                        2,554                           68,339
COMMON SHAREHOLDERS'
  INVESTMENT.....................      44,563        1,539          33,901          (38,936)         41,067
                                     --------      -------         -------         --------        --------
                                     $177,300      $10,179         $73,065         $(62,031)       $198,513
                                     ========      =======         =======         ========        ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

          Consolidating Condensed Balance Sheets at December 31, 1996

                                      PARENT      GUARANTOR         OTHER                        CONSOLIDATED
                                     COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                     --------    ------------    ------------    ------------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......    $  9,072       $  149         $ 6,542                         $ 15,763
  Receivables....................      15,028        4,941          12,116                           32,085
  Intercompany receivables.......      20,886          623           1,969         $(23,478)             --
  Inventories....................      43,343        1,438          28,554           (2,446)         70,889
  Prepaid expenses and other
     current assets..............         366          144           1,994                            2,504
                                     --------       ------         -------         --------        --------
     Total Current Assets........      88,695        7,295          51,175          (25,924)        121,241
OTHER ASSETS:
  Restricted funds on deposit....                                    1,079                            1,079
  Intangible assets..............       8,545                                                         8,545
  Other assets...................       3,845                        2,158                            6,003
  Investment in subsidiaries.....      30,769                                       (30,769)             --
                                     --------       ------         -------         --------        --------
                                       43,159                        3,237          (30,769)         15,627
PROPERTY, PLANT AND EQUIPMENT --
  NET............................      27,226          954           7,847                           36,027
                                     --------       ------         -------         --------        --------
                                     $159,080       $8,249         $62,259         $(56,693)       $172,895
                                     ========       ======         =======         ========        ========
LIABILITIES AND COMMON
  SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses....................    $ 22,219       $2,205         $ 9,361         $    (20)       $ 33,765
  Intercompany payables..........         785        5,579          16,141          (22,505)             --
  Liabilities to customers on
     uncompleted contracts and
     warranties..................       2,101          197           1,281                            3,579
  Income taxes...................         357           63           1,049                            1,469
  Short-term obligations.........       2,788                          398                            3,186
  Current maturities of long-term
     debt........................                                      428                              428
                                     --------       ------         -------         --------        --------
  Total Current Liabilities......      28,250        8,044          28,658          (22,525)         42,427
LONG-TERM LIABILITIES:
  Deferred income taxes..........                                      148                              148
  Liabilities to customers on
     uncompleted contracts and
     warranties..................       2,638                          639                            3,277
  Postretirement benefits........      10,610                          454                           11,064
  Deferred expenses and other....      10,937          233             721                           11,891
                                     --------       ------         -------         --------        --------
                                       24,185          233           1,962                           26,380
LONG TERM DEBT, less current
  maturities.....................      65,785                          842                           66,627
COMMON SHAREHOLDERS'
  INVESTMENT.....................      40,860          (28)         30,797          (34,168)         37,461
                                     --------       ------         -------         --------        --------
                                     $159,080       $8,249         $62,259         $(56,693)       $172,895
                                     ========       ======         =======         ========        ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

 Consolidating Condensed Statements of Cash Flows for the Six Months Ended June
                                    30, 1997

                                            PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                           -------    ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings.............................  $  3,520      $  682        $ 2,910        $(3,689)       $  3,423
Adjustments to reconcile net earnings to
  net cash provided by (used in)
  operating activities:
  Depreciation...........................     1,472           8            699             --           2,179
  Amortization...........................       534          --             --             --             534
  Stock compensation expense.............       420          --             --             --             420
  (Gain) loss on sale of property, plant
    and equipment........................        13          --            (17)            --              (4)
  Changes in assets and liabilities:
    Intercompany accounts................    (1,318)     (1,234)         2,272            280              --
    Receivables..........................   (13,810)        352         (8,718)            --         (22,176)
    Inventories..........................    (2,907)        212           (950)          (162)         (3,807)
    Other current assets.................    (1,965)        (88)          (488)            --          (2,541)
    Other assets.........................       226          --            (78)            --             148
    Current liabilities other than income
       taxes, short-term obligations and
       current maturities of long-term
       debt..............................     8,660         363          2,393            (21)         11,395
  Income taxes...........................      (149)         14            699             --             564
  Long-term liabilities other than
    deferred income taxes................      (488)         47           (210)            --            (651)
                                           --------      ------        -------        -------        --------
Net cash provided by (used in) operating
  activities.............................    (5,792)        356         (1,488)        (3,592)        (10,516)
                                           --------      ------        -------        -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and
  equipment..............................      (560)       (126)        (1,747)            --          (2,433)
Proceeds from sale of property, plant and
  equipment..............................         5          --             29             --              34
Purchase of Von's Welding, Inc. .........      (818)         --             --             --            (818)
Equity in net income of consolidated
  subsidiaries...........................    (3,592)         --             --          3,592              --
                                           --------      ------        -------        -------        --------
Net cash used in investing activities....    (4,965)       (126)        (1,718)         3,592          (3,217)
                                           --------      ------        -------        -------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of project
  financing obligations..................     5,672          --             --             --           5,672
Net increase in other bank borrowings....       794          --          1,167             --           1,961
Proceeds from issuance of long-term
  debt...................................        --          --          1,712             --           1,712
                                           --------      ------        -------        -------        --------
Net cash provided by financing
  activities.............................     6,466          --          2,879             --           9,345
                                           --------      ------        -------        -------        --------
Effect of exchange rate changes on
  cash...................................        --          --            (25)            --             (25)
                                           --------      ------        -------        -------        --------
Net increase (decrease) in cash and cash
  equivalents............................    (4,291)        230           (352)            --          (4,413)
Cash and cash equivalents at beginning of
  period.................................     9,072         149          6,542             --          15,763
                                           --------      ------        -------        -------        --------
Cash and cash equivalents at end of
  period.................................  $  4,781      $  379        $ 6,190        $    --        $ 11,350
                                           ========      ======        =======        =======        ========

                  BUCYRUS INTERNATIONAL, INC. AND SUBSIDIARIES

 Consolidating Condensed Statements of Cash Flows for the Six Months Ended June
                                    30, 1996

                                                PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                               COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                               --------   ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)..........................  $    492     $   950        $ 2,214        $(2,746)       $   910
Adjustments to reconcile net earnings (loss)
  to net cash provided by (used in) operating
  activities:
  Depreciation...............................     1,356          58            566             --          1,980
  Amortization...............................       584          --             --             --            584
  Stock compensation expense.................       116          --             --             --            116
  In kind interest on the Secured Notes due
    December 14, 1998........................     3,767          --             --             --          3,767
  (Gain) loss on sale of property, plant and
    equipment................................       256          --            (10)            --            246
  Changes in assets and liabilities:
  Intercompany accounts......................     4,817        (998)        (5,539)         1,720             --
  Receivables................................   (10,015)     (1,961)         3,657             --         (8,319)
  Inventories................................       933         538          3,313         (2,057)         2,727
  Other current assets.......................      (324)        (33)          (167)            --           (524)
  Other assets...............................      (208)         --            (67)            --           (275)
  Current liabilities other than income
    taxes, short-term obligations and current
    maturities of long-term debt.............      (368)        823         (2,391)           (81)        (2,017)
  Income taxes...............................      (186)         61           (882)            --         (1,007)
  Long-term liabilities other than deferred
    income taxes.............................    (1,167)       (116)          (149)            --         (1,432)
                                               --------     -------        -------        -------        -------
Net cash provided by (used in) operating
  activities.................................        53        (678)           545         (3,164)        (3,244)
                                               --------     -------        -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted funds on deposit......        --          --          1,800             --          1,800
Purchases of property, plant and equipment...      (867)        (57)          (381)            --         (1,305)
Proceeds from sale of property, plant and
  equipment..................................       745          --             61             --            806
Equity in net income of consolidated
  subsidiaries...............................    (3,164)         --             --          3,164             --
Dividend paid to parent......................       200                       (200)                           --
                                               --------     -------        -------        -------        -------
Net cash provided by (used in) investing
  activities.................................    (3,086)        (57)         1,280          3,164          1,301
                                               --------     -------        -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of project financing
  obligations................................     2,971          --             --             --          2,971
Reduction of project financing obligations...    (2,701)         --             --             --         (2,701)
Net decrease in other bank borrowings........       (68)         --           (810)            --           (878)
                                               --------     -------        -------        -------        -------
Net cash provided by (used in) financing
  activities.................................       202          --           (810)            --           (608)
                                               --------     -------        -------        -------        -------
Effect of exchange rate changes on cash......        --          --           (113)            --           (113)
                                               --------     -------        -------        -------        -------
Net increase (decrease) in cash and cash
  equivalents................................    (2,831)       (735)           902             --         (2,664)
Cash and cash equivalents at beginning of
  period.....................................     5,462         355          5,333             --         11,150
                                               --------     -------        -------        -------        -------
Cash and cash equivalents at end of period...  $  2,631     $  (380)       $ 6,235        $    --        $ 8,486
                                               ========     =======        =======        =======        =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Global Industrial Technologies, Inc.:

     We have audited the accompanying combined balance sheet of the Surface Mining and Equipment Business of Global Industrial Technologies, Inc. (the "Company") as of October 31, 1996, and the related combined statements of operations, equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Surface Mining and Equipment Business of Global Industrial Technologies, Inc., as of October 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
June 27, 1997

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                             COMBINED BALANCE SHEET
                                OCTOBER 31, 1996
                             (DOLLARS IN THOUSANDS)

ASSETS
CURRENT ASSETS:
Cash..............................    $   910
Trade receivables.................     17,032
Receivable from affiliated
  entity..........................         41
Inventories.......................     37,438
Prepaid expenses and other current
  assets..........................        228
                                      -------
     Total Current Assets.........     55,649
OTHER ASSETS:
Intangible assets.................      1,372
Other assets......................        940
                                      -------
                                        2,312
PROPERTY, PLANT AND EQUIPMENT:
Land..............................        625
Buildings and improvements........     12,040
Machinery and equipment...........     45,021
Less accumulated depreciation.....    (49,098)
                                      -------
                                        8,588
                                      -------
                                      $66,549
                                      =======
LIABILITIES AND COMBINED EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued
  expenses........................    $12,132
Payable to affiliated entity......        684
Liabilities to customers on
  uncompleted contracts and
  warranties......................      4,310
                                      -------
     Total Current Liabilities....     17,126
LONG-TERM LIABILITIES:
Postretirement benefits...........      6,725
Deferred expenses and other.......      4,343
                                      -------
                                       11,068
COMBINED EQUITY...................     38,355
                                      =======
                                      $66,549
                                      =======

                  See notes to combined financial statements.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED OCTOBER 31, 1996
                             (DOLLARS IN THOUSANDS)

REVENUES:
  Net sales.................................................  $ 109,625
  Other income..............................................        555
                                                              ---------
                                                                110,180
                                                              ---------
COSTS AND EXPENSES:
  Cost of products sold.....................................     93,026
  Product development, selling, administrative and
     miscellaneous expenses.................................     16,514
  Allocated administrative expenses.........................      2,200
  Allocated interest expense................................        228
                                                              ---------
                                                                111,968
                                                              ---------
LOSS BEFORE INCOME TAXES....................................     (1,788)
ALLOCATED INCOME TAX BENEFIT................................       (662)
                                                              ---------
NET LOSS....................................................  $  (1,126)
                                                              =========

                  See notes to combined financial statements.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                          COMBINED STATEMENT OF EQUITY
                          YEAR ENDED OCTOBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                     INVESTMENT    CUMULATIVE      PENSION       TOTAL
                                                         BY        TRANSLATION    LIABILITY     COMBINED
                                                       GLOBAL      ADJUSTMENT     ADJUSTMENT     EQUITY
                                                     ----------    -----------    ----------    --------
Balance at November 1, 1995......................     $25,850        $(3,889)      $(2,413)     $19,548
  Net loss.......................................      (1,126)            --            --       (1,126)
  Capital contribution from Global...............      19,601             --            --       19,601
  Translation adjustments........................          --           (287)           --         (287)
  Additional minimum liability...................          --             --           619          619
                                                      -------        -------       -------      -------
Balance at October 31, 1996......................     $44,325        $(4,176)      $(1,794)     $38,355
                                                      =======        =======       =======      =======

                  See notes to combined financial statements.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED OCTOBER 31, 1996
                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................    $ (1,126)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
  Depreciation and amortization.............................       2,028
  Gain on sale of property, plant and equipment.............         (34)
  Changes in assets and liabilities:
     Trade receivables......................................      (2,316)
     Receivable from affiliated entity......................         (41)
     Inventories............................................      (4,149)
     Other current assets...................................       5,327
     Other assets...........................................         131
     Current liabilities....................................     (18,002)
     Payable to affiliated entity...........................         684
                                                                --------
          Net cash used in operating activities.............     (17,498)
                                                                --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, plant and equipment................      (1,761)
  Proceeds from sale of property, plant and equipment.......          69
                                                                --------
          Net cash used in investing activities.............      (1,692)
                                                                --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contributions from Global.........................      19,601
                                                                --------
  Effect of exchange rate changes on cash...................        (287)
                                                                --------
Net increase in cash........................................         124
Cash at beginning of year...................................         786
                                                                --------
Cash at end of year.........................................    $    910
                                                                ========

                  See notes to combined financial statements.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

NATURE OF OPERATIONS

     The accompanying combined financial statements include all of the operations, assets and liabilities of the surface mining and equipment business (the "Marion Business") of Global Industrial Technologies, Inc. ("Global"). The Marion Business consists principally of walking draglines and electric mining shovels and related replacement parts. Major markets for the surface mining industry are coal mining, copper and iron ore mining and phosphate production.

USE OF ESTIMATES

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

PRINCIPLES OF COMBINATION AND PRESENTATION

     These financial statements combine subsidiaries, branches or divisions of Global that operate in the surface mining and equipment business as if they were organized under one business unit. Such statements include the following:

     - The Marion Power Shovel Company

     - Marion Power Shovel Pty. Ltd.

     - The South Africa Branch of INTOOL International B.V.

     - The Canadian mining division of Global-GIX Canada, Inc.

     The historical equity of these operations as well as permanent advances from Global have been reported as "Combined Equity" in the Combined Balance Sheet. Within Combined Equity, the Investment by Global account represents the net assets invested in the Marion Business by Global including the advances that will not be repaid.

INVENTORIES

     Inventories are stated at lower of cost (last-in, first-out method) or market (market or estimated net realizable value). The excess of replacement cost over the carrying value of inventories determined on a last-in, first-out basis was $10,939,000. Advances from customers are netted against inventories to the extent of related accumulated costs.

PROPERTY, PLANT AND EQUIPMENT

     Fixed assets are recorded at cost. Depreciation is provided over the estimated useful lives of respective assets using the straight-line method for financial reporting and accelerated methods for income tax purposes. Estimated useful lives used for financial reporting purposes range from ten to forty years for buildings and improvements and five to fifteen years for machinery and equipment.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign operations are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average rates during the year. Adjustments resulting from this translation are deferred and reflected as a separate component of Combined Equity.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

REVENUE RECOGNITION

     Revenue from dragline contracts is recognized using the percentage-of-completion method. Revenue from shovel contracts and all other sales is recognized at time of shipment. At the time a loss on a contract becomes known, the amount of the estimated loss is recognized in the combined financial statements. Included in current liabilities as liabilities to customers on uncompleted contracts are advances collected under shovel contracts of $1,041,000.

IMPAIRMENT OF LONG-LIVED ASSETS

     In 1995, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment when certain events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This pronouncement is required to be adopted by the Marion Business for the fiscal year beginning November 1, 1996. As of November 1, 1996, adoption did not have a significant effect on the financial position or results of operations of the Marion Business. See Note L.

NOTE B -- TRADE RECEIVABLES

     Trade receivables include the excess of revenues over advances of $426,000 related to a dragline contract. Billings on long-term contracts are made in accordance with the payment terms as defined in the individual contracts.

     Trade receivables are reduced by an allowance for losses of $213,000.

NOTE C -- INVENTORIES

     Inventories at cost include material, labor and overhead and consist of the following:

                                                             (DOLLARS IN THOUSANDS)
Raw materials and parts..................................           $  5,254
Work in process..........................................              8,799
Finished products (primarily replacement parts)..........             34,324
                                                                    --------
                                                                      48,377
LIFO and other reserves..................................            (10,939)
                                                                    --------
                                                                    $ 37,438
                                                                    ========

NOTE D -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                             (DOLLARS IN THOUSANDS)
Trade accounts payable...................................           $ 6,492
Wages and salaries.......................................             2,411
Insurance reserves.......................................             1,410
Other....................................................             1,819
                                                                    -------
                                                                    $12,132
                                                                    =======

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

NOTE E -- INCOME TAXES

     The income and expenses of the Marion Business are included in the consolidated local tax returns of various Global entities.The tax benefit or liability incurred by Global for such inclusion in its consolidated tax returns is to be reimbursed to or paid by the Marion Business. For purposes of the combined financial statements, current taxes payable or receivable as well as net deferred tax assets are recorded as part of the Investment by Global account in Combined Equity.

     Loss before income taxes consists of the following:

                                                             (DOLLARS IN THOUSANDS)
United States............................................           $(4,406)
Foreign..................................................             2,618
                                                                    -------
Total....................................................           $(1,788)
                                                                    =======

     The allocated income tax benefit consists of the following:

                                                             (DOLLARS IN THOUSANDS)
Foreign income taxes:
  Current................................................           $   921
  Deferred...............................................                72
                                                                    -------
  Total..................................................               993
                                                                    -------
U.S. and state income taxes:
  Current................................................            (1,307)
  Deferred...............................................              (348)
                                                                    -------
  Total..................................................            (1,655)
                                                                    -------
Total allocated income tax benefit.......................           $  (662)
                                                                    =======

     The total allocated income tax benefit differs from amounts expected by applying the Federal statutory income tax rate to loss before income taxes as set forth in the following table:

                                                                TAX
                                                              EXPENSE
                                                             (BENEFIT)       PERCENT
                                                             ---------       -------
                                                             (DOLLARS IN THOUSANDS)
Tax benefit at Federal statutory rate....................      $(626)         (35.0)%
State income taxes net of Federal income tax benefit.....        (48)          (2.7)
Other items..............................................         12            0.7
                                                               -----         ------
Total income tax benefit.................................      $(662)         (37.0)%
                                                               =====         ======

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

     Significant components of net deferred tax assets which are included in the Investment by Global account in Combined Equity are as follows:

                                                                (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Accrued and other liabilities.............................            $3,524
  Postretirement benefits...................................             2,435
  Inventory valuation provisions............................             2,319
  Other items...............................................                63
                                                                      --------
Total deferred tax assets...................................             8,341
Deferred tax liabilities -- Excess of book basis over tax
  basis of property, plant and equipment....................              (503)
                                                                      --------
Net deferred tax asset recognized in the Combined Balance
  Sheet as a reduction of the Investment by Global account
  in Combined Equity........................................            $7,838
                                                                      ========

     Cumulative undistributed earnings of foreign operations that are considered to be permanently reinvested, and on which U.S. income taxes have not been provided by the Marion Business, amounted to approximately $23,700,000 at October 31, 1996. It is not practicable to estimate the amount of additional tax which would be payable upon repatriation of such earnings; however, due to foreign tax credit limitations, higher effective U.S. income tax rates and foreign withholding taxes, additional taxes could be incurred.

NOTE F -- PENSION AND RETIREMENT PLANS

     The Marion Business has two defined benefit pension plans which cover substantially all hourly bargaining and nonbargaining unit employees in the United States. Plan benefits are based primarily on years of service. In addition, the Marion Business' salaried employees participate in the Global Industrial Technologies, Inc. RIP Plan, which benefits are based primarily on years of service and employees' qualifying compensation during the final years of employment. All plans are funded in accordance with applicable laws and regulations. Substantially all plan assets are invested in cash, short-term investments, equity securities and fixed-income instruments. The remaining plan assets are primarily invested in real estate.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

     The following table sets forth the domestic plans' funded status as of the August 1, 1996 measurement date:

                                                        GLOBAL       MARION BUSINESS
                                                     SALARIED PLAN    HOURLY PLANS
                                                     -------------   ---------------
                                                        ASSETS
                                                        EXCEED         ACCUMULATED
                                                      ACCUMULATED    BENEFITS EXCEED
                                                      BENEFITS(1)       ASSETS(2)
                                                      -----------    ---------------
                                                         (DOLLARS IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation:
  Vested...........................................    $(36,474)        $(23,673)
  Non-vested.......................................      (1,547)            (573)
                                                       --------         --------
  Total accumulated benefit obligation.............    $(38,021)        $(24,246)
                                                       ========         ========
Projected benefit obligation for services rendered
  to date..........................................    $(54,300)        $(24,246)
Plan assets at fair value..........................      39,556           19,903
                                                       --------         --------
Projected benefit obligation in excess of plan
  assets...........................................     (14,744)          (4,343)
Unrecognized prior service cost....................         (76)           1,371
Unrecognized net loss..............................      16,020            3,121
Unrecognized transition asset......................        (402)            (310)
Adjustment for minimum liability...................          --           (4,182)
                                                       --------         --------
Prepaid (accrued) pension cost.....................    $    798         $ (4,343)
                                                       ========         ========

-------------------------
(1) Consists of the Global Industrial Technologies, Inc. RIP Plan. The Marion Business' portion of the accumulated benefit obligation of this plan is estimated to be $7,839,000. The Marion Business' year end accrual is included in the Investment by Global account in Combined Equity.

(2) Consists of the two defined benefit plans for hourly employees. Included in the Combined Balance Sheet is an intangible asset and a reduction of Combined Equity of $1,372,000 (net of tax) and $1,794,000 (net of tax), respectively, to reflect the additional minimum liability.

     The weighted average discount rate, rate of increase in future compensation levels, and expected long-term rate of return on assets used to develop the projected benefit obligation were 8%, 4.5% and 9%, respectively.

     Net domestic periodic pension cost for the two hourly defined benefit plans includes the following components:

                                                            (DOLLARS IN THOUSANDS)
Service cost...............................................        $   218
Interest cost..............................................          1,864
Actual return on plan assets...............................         (1,879)
Net amortization and deferral..............................             35
                                                                   -------
Net periodic pension cost..................................        $   238
                                                                   =======

     The Marion Business' portion of the net periodic pension cost for the Global Industrial Technologies, Inc. RIP Plan was $532,000 for 1996.

     The Marion Business participates in Global's 401(k) savings plan. The Marion Business' expense for 1996 was $227,000 for its portion of the matching contribution.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

NOTE G -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Marion Business provides certain health care and life insurance benefits for substantially all retired United States bargaining and nonbargaining unit employees meeting eligibility requirements. The Marion Business' policy is to fund these benefits as claims and premiums are paid.

     The following table sets forth the Plan's status and amounts recognized in the combined financial statements:

                                                            (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees.................................................        $(4,612)
  Fully eligible active plan participants..................         (1,450)
  Other active plan participants...........................           (994)
                                                                   -------
                                                                    (7,056)
Unrecognized prior service cost............................         (1,036)
Unrecognized net loss......................................            875
                                                                   -------
Accrued postretirement benefit cost recognized in the
  Combined Balance Sheet...................................        $(7,217)
                                                                   =======

     Net periodic postretirement benefit cost includes the following components:

                                                            (DOLLARS IN THOUSANDS)
Service cost...............................................         $ 107
Interest cost..............................................           503
Amortization of prior service cost.........................          (120)
                                                                 --------
Net periodic postretirement benefit cost...................         $ 490
                                                                 ========

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11% at October 31, 1996, declining .5% each year thereafter, to 5% in the year 2008 and beyond. A 1% increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by $270,000 and would increase the net periodic postretirement benefit cost for 1996 by $13,000.

NOTE H -- RESEARCH AND DEVELOPMENT

     Expenditures for design and development of new products and improvements of existing mining machinery products, including overhead, are charged to product development expense as incurred and aggregated $5,713,000 in 1996.

NOTE I -- FOREIGN OPERATIONS, EXPORT SALES AND SIGNIFICANT CUSTOMERS

     The Marion Business designs, manufactures and sells products in a single industry segment, surface mining and equipment. Operations are conducted primarily in the United States, Australia, Canada and South Africa.

     Financial information by geographical area is summarized in the following table. Each geographic area represents the origin of the financial information presented. Transfers between geographic areas represent intercompany export sales of goods produced in the United States and are accounted for based on established sales prices between the related entities. Eliminations for operating earnings (loss) include elimination of intercompany profit in inventory and general

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

corporate expenses. Identifiable assets of each entity are those related to the operations of those entities. United States assets consist of all other operating assets.

                                                        TRANSFERS
                                           SALES TO      BETWEEN                 OPERATING
                                         UNAFFILIATED   GEOGRAPHIC     TOTAL     EARNINGS    IDENTIFIABLE
                                          CUSTOMERS       AREAS      NET SALES    (LOSS)        ASSETS
                                         ------------   ----------   ---------   ---------   ------------
                                                              (DOLLARS IN THOUSANDS)
United States..........................    $ 66,081      $ 27,984    $ 94,065     $(4,076)     $42,983
Australia..............................      27,191            --      27,191       1,682       19,922
South Africa...........................      14,448            --      14,448         887        5,218
Other Foreign..........................       1,905           651       2,556         157        6,238
Eliminations...........................          --       (28,635)    (28,635)       (210)      (7,812)
                                           --------      --------    --------     -------      -------
                                         10$9,625...     $     --    $109,625     $(1,560)     $66,549
                                           ========      ========    ========     =======      =======

     Export sales from United States operations, excluding sales to affiliates, amounted to $44,164,000 in 1996.

     Two customers accounted for approximately 42% of the Marion Business' net sales in 1996. The Marion Business is not dependent upon any one customer.

NOTE J -- TRANSACTIONS WITH GLOBAL

     The Marion Business has historically depended on Global for substantial support, particularly financial. Global also performs certain services such as insurance claim processing, data processing, and legal and tax support. Total costs allocated to the Marion Business and included in the combined financial statements are the following:

     (a) Administrative costs of $2,200,000 allocated based on the Marion Business' percentage of Global's total working capital, gross property, plant and equipment and goodwill.

     (b) Interest expense of $228,000 allocated on the same basis as (a) above.

     (c) Pension expense for salaried employees as discussed in Note F.

     (d) Income taxes as discussed in Note E.

     Global provides financing to the Marion Business through a non-interest bearing intercompany account. This intercompany account has been classified with the Investment by Global account in Combined Equity.

NOTE K -- COMMITMENTS, CONTINGENCIES AND CREDIT RISKS

     The Marion Business is involved in various litigation arising in the normal course of business. It is the view of management that the Marion Business' recovery or liability, if any, under pending litigation is not expected to have a material effect on the Marion Business' financial position or results of operations, although no assurance to that effect can be given.

     The Marion Business has product liability insurance subject to a deductible of $1,000,000 per occurrence and has various limits of liability depending on the insurance policy year in question. It is the view of management that the final resolution of said claims and other similar claims which are likely to arise in the future will not individually or in the aggregate have a material effect on the Marion Business' financial position or results of operations, although no assurance to that effect can be given.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

     The Marion Business has obligations under various operating leases and rental and service agreements. The expense relating to these agreements was $639,000 in 1996. Future minimum annual payments under noncancellable agreements are as follows:

                                              (DOLLARS IN THOUSANDS)
1997.........................................          $405
1998.........................................           273
1999.........................................           159
2000.........................................            24
2001.........................................            --
After 2001...................................            --
                                                       ----
                                                       $861
                                                       ====

     A significant portion of the Marion Business' combined net sales are to customers whose activities are related to the coal, copper and iron ore mining industries, including some who are located in foreign countries. The Marion Business generally extends credit to these customers and, therefore, collection of receivables may be affected by the mining industry economy and the economic conditions in the countries where the customers are located. However, the Marion Business closely monitors extension of credit and has not experienced significant credit losses. Also, most foreign sales are made to large, well-established companies. The Marion Business generally requires collateral or guarantees on foreign sales to smaller companies.

NOTE L -- DIVESTITURE

     In January, 1997, Global announced its strategic decision to divest itself of the surface mining equipment business (i.e. the Marion Business). See "Business -- The Marion Acquisition" included elsewhere in this Prospectus.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                             JUNE 30,    OCTOBER 31,
                               1997         1996
                             --------    -----------
ASSETS
CURRENT ASSETS:
Cash.....................    $    240     $    910
Receivables..............       9,679       17,032
Receivable from
  affiliated entity......          --           41
Inventories..............      37,427       37,438
Prepaid expenses and
  other current assets...          91          228
                             --------     --------
    Total Current
      Assets.............      47,437       55,649
OTHER ASSETS:
Intangible assets........       1,372        1,372
Other assets.............         361          940
                             --------     --------
                                1,733        2,312
PROPERTY, PLANT AND
  EQUIPMENT:
Land.....................         625          625
Buildings and
  improvements...........      12,040       12,040
Machinery and
  equipment..............      46,103       45,021
Less accumulated
  depreciation...........     (49,622)     (49,098)
                             --------     --------
                                9,146        8,588
                             --------     --------
                             $ 58,316     $ 66,549
                             ========     ========

                              JUNE 30,    OCTOBER 31,
                                1997         1996
                              --------    -----------
LIABILITIES AND COMBINED EQUITY
CURRENT LIABILITIES:
Accounts payable and
  accrued expenses........    $ 9,401       $12,132
Payable to affiliated
  entity..................        839           684
Liabilities to customers
  on uncompleted contracts
  and warranties..........      4,011         4,310
                              -------       -------
    Total Current
      Liabilities.........     14,251        17,126
LONG-TERM LIABILITIES:
Postretirement benefits...      6,725         6,725
Deferred expenses and
  other...................      4,344         4,343
                              -------       -------
                               11,069        11,068
COMBINED EQUITY...........     32,996        38,355
                              -------       -------
                              $58,316       $66,549
                              =======       =======

                  See notes to combined financial statements.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                EIGHT MONTHS ENDED JUNE 30,
                                                                ---------------------------
                                                                  1997               1996
                                                                  ----               ----
REVENUES:
  Net sales.................................................     $41,032            $65,019
  Other income..............................................          37                131
                                                                 -------            -------
                                                                  41,069             65,150
                                                                 -------            -------
COSTS AND EXPENSES:
  Cost of products sold.....................................      37,082             55,177
  Product development, selling, administrative
  and miscellaneous expenses................................      10,122             10,886
  Allocated administrative expenses.........................       1,622              1,406
  Allocated interest expense................................       1,040                152
                                                                 -------            -------
                                                                  49,866             67,621
                                                                 -------            -------
LOSS BEFORE INCOME TAXES....................................      (8,797)            (2,471)
ALLOCATED INCOME TAX BENEFIT................................      (3,373)              (966)
                                                                 -------            -------
NET LOSS....................................................     $(5,424)           $(1,505)
                                                                 =======            =======

                  See notes to combined financial statements.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                EIGHT MONTHS ENDED
                                                                     JUNE 30,
                                                                ------------------
                                                                 1997       1996
                                                                -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................    $(5,424)   $(1,505)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
Depreciation and amortization...............................      1,024      1,255
Changes in assets and liabilities:
  Trade receivables.........................................      7,353        663
  Receivable from affiliated entity.........................         41         --
  Inventories...............................................         11    (11,264)
  Other current assets......................................        137      4,780
  Other assets..............................................         80         51
  Current liabilities.......................................     (3,030)   (14,067)
  Payable to affiliated entity..............................        155        463
                                                                -------    -------
Net cash provided by (used in) operating activities.........        347    (19,624)
                                                                -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment..................     (1,082)      (846)
                                                                -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions from Global...........................        448     19,264
                                                                -------    -------
Effect of exchange rate changes on cash.....................       (383)       420
                                                                -------    -------
Net decrease in cash........................................       (670)      (786)
Cash at beginning of period.................................        910        786
                                                                -------    -------
Cash at end of period.......................................    $   240    $    --
                                                                =======    =======

                  See notes to combined financial statements.

 SURFACE MINING AND EQUIPMENT BUSINESS OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Adjustments consisted of only normal recurring accruals. Operating results for the eight months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending October 31, 1997.

NOTE B -- DIVESTITURE

     In January, 1997, Global Industrial Technologies, Inc. announced its strategic decision to divest itself of the surface mining equipment business. See "Business -- The Marion Acquisition" included elsewhere in this Prospectus.

NOTE C -- INVENTORIES

     Inventories at cost include material, labor and overhead and consist of the following:

                                                          JUNE 30,   OCTOBER 31,
                                                            1997        1996
                                                          --------   -----------
Raw materials and parts.................................  $  5,919    $  5,254
Work-in-process.........................................    10,183       8,799
Finished products (primarily replacement parts).........    32,264      34,324
                                                          --------    --------
                                                            48,366      48,377
LIFO and other reserves.................................   (10,939)    (10,939)
                                                          ========    ========
                                                          $ 37,427    $ 37,438
                                                          ========    ========

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

     145. Indemnification of Officers, Directors, Employees and Agents;
Insurance.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnity him against such liability under the provisions of this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Subarticle E of Article 8 of the Wyoming Business Corporation Act, as amended, provides in regards to indemnification of directors and officers as follows:

sec. 17-16-850 Subarticle definitions.

     (a) In this subarticle:

          (i) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger;

          (ii) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" or "officer" includes, unless the context requires otherwise, the estate or personal representative of a director or officer;

          (iii) "Disinterested director" means a director who, at the time of a vote referred to in W.S. 17-16-853 (c) or a vote or selection referred to in W.S. 17-16-855(b) or (c), is not: (A) A party to the proceeding; or (B) An individual having a familial, financial, professional or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

          (iv) "Expenses" includes counsel fees;

          (v) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

          (vi) "Party" means an individual who was, is or is threatened to be made, a defendant or respondent in a proceeding;

          (vii) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

sec. 17-16-851 Authority to indemnify.

     (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (i) He conducted himself in good faith; and (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

     (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph
(a)(ii) of this section.

     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (d) Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section: (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

     (e) Repealed by Laws 1997, ch. 190, s 3.

sec. 17-16-852 Mandatory indemnification.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

sec. 17-16-853 Advance for expenses.

     (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation: (i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and
(ii) His written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in W.S. 17-16-851. (iii) Repealed by Laws 1997, ch. 190, s 3.

     (b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this section shall be made: (i) By the board of directors: (A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or (B) If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or (ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

sec. 17-16-854 Court-ordered indemnification and advance for expenses.

     (a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:
(i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852; (ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable: (A) To indemnify the director; or (B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S. 17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

sec. 17-16-855 Determination and authorization of indemnification.

     (a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

     (b) The determination shall be made: (i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; (ii) Repealed by Laws 1997, ch. 190, s 3. (iii) By special legal counsel: (A) Selected in the manner prescribed in paragraph (i) of this subsection; or (B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or (iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c) Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

sec. 17-16-856 Officers.

     (a) A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation: (i) To the same extent as a director; and (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for: (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (B) Liability arising out of conduct that constitutes: (I) Receipt by him of a financial benefit to which he is not entitled; (II) An intentional infliction of harm on the corporation or the shareholders; or (III) An intentional violation of criminal law. (iii) A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     (b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

     (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

sec. 17-16-857 Insurance.

     A corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director or officer whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under this subarticle.

sec. 17-16-858 Variation by corporate action; application of subarticle.

     (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with W.S.

17-16-851 or advance funds to pay for or reimburse expenses in accordance with W.S. 17-16-853. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in W.S. 17-16-853(c) and 17-16-855(c). Any provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with W.S. 17-16-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

     (b) Any provision pursuant to subsection (a) of this section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders of a predecessor of the corporation in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by W.S. 17-16-1106(a)(iii).

     (c) A corporation may, by provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this subarticle.

     (d) This subarticle does not limit a corporation's power to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness in a proceeding at a time when he is not a party.

     (e) This subarticle does not limit a corporation's power to indemnify, advance expenses to or provide or maintain insurance on behalf of an employee or agent.

sec. 17-16-859 Exclusivity of subarticle.

     A corporation may provide indemnification or advance expenses to a director or an officer only as permitted by this subarticle.

     Section(b)(iv) and (v) of Article 2 of the Wyoming Business Corporation Act, as amended, provides in regard to indemnification and the limitation of liability of directors and officers as follows:

     (b) The articles of incorporation may set forth:

                                      ****

     (iv) A provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (A) The amount of financial benefit received by a director to which he is not entitled; (B) An intentional infliction of harm on the corporation or shareholders; (C) A violation of W.S. 17-16-833; or (D) An intentional violation of criminal law; and

     (v) A provision permitting or making obligatory indemnification of a director for liability (as defined in W.S. 17-16-850(a)(v)) to any person for any action taken, or failure to take any action, as a director, except liability for: (A) Receipt of a financial benefit to which he is not entitled; (B) An intentional infliction of harm on the corporation or shareholders; (C) A violation of W.S. 17-16-833; or (D) An intentional violation of criminal law.

     Article VII of Von's By-laws provide in regard to indemnification of directors, officers and employees as follows:

     Any person made a party to any civil or criminal action, suit or proceeding by reason of the fact that he, his testator or interstate, is or was a director, officer or employee of his corporation or of any corporation which he served as such at the request of this corporation, shall be indemnified by the corporation against the reasonable expenses, including without limitation, attorney's fees and amounts paid to the corporation by him, actually and necessarily incurred by or imposed upon him in connection with, or resulting from the defense of such civil, criminal actions, suit or proceedings that such officer, director or employee is liable for negligence or misconduct, in the performance of his duties. In the case of a criminal action suit or proceedings, a conviction (whether based on a plea of guilty or nolo contenders or its equivalent, or after trial) shall not of itself be deemed an adjudication that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. Any amount payable pursuant to this article may be determined and paid, at the option of the person to be indemnified, pursuant to procedure set forth from time to time in the by-laws or by any of the following procedures:
(a) order of the court having jurisdiction of any such civil or criminal action, suit or proceedings, (b) resolution adopted by a majority of a quorum of the board of directors of the corporation without counting in such majority or quorum any interested directors, (c) resolution adopted by the holders of record or a majority of the outstanding shares of capital stock of the corporation having powers, or (d) order of any court having jurisdiction over the corporation. Such right of indemnification shall not be exclusive of any other right of the corporation, and the other persons above-mentioned, may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any charter provisions, by-laws, agreements, vote of stockholders, provisions of law or otherwise as their rights under this article.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows --

     (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                    * * * *

     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of this title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references to this Paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of sec.141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

     Article FIFTH of Bucyrus' Certificate of Incorporation, as amended, provides in regard to the limitation of liability of directors and officers as follows:

          (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     Provisions in the Certificate of Incorporation of Boonville relating to liability of its officers and directors are similar to those of Bucyrus in all material respects. The Certificate of Incorporation of Minserco does not contain any similar provisions.

     Section (b)(iv) of Article 2 of the Wyoming Business Corporation Act, as amended, provides in regard to indemnification and the limitation of liability of directors and officers as follows:

          (b) The articles of incorporation may set forth:

                                    * * * *

             (iv) A provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (A) The amount of financial benefit received by a director to which he is not entitled; (B) An intentional infliction of harm on the corporation or shareholders; (C) A violation of W.S. 17-16-833; or (D) An intentional violation of criminal law; and

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The Exhibit Index attached hereto following the Signature Pages is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

     Each of the undersigned Registrants hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling the Registrants pursuant to the foregoing provisions or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or person controlling the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, BUCYRUS INTERNATIONAL, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SOUTH MILWAUKEE, STATE OF WISCONSIN, ON THIS 3RD DAY OF NOVEMBER, 1997.

                                          By: /s/ WILLARD R. HILDEBRAND

                                          --------------------------------------
                                          Name: Willard R. Hildebrand
                                          Title: President and Chief Executive
                                          Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Daniel J. Smoke or Craig R. Mackus, or either of them, as his or her attorney in fact, to sign and to file any amendments, including post effective amendments, to this Registration Statement.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
         PRINCIPAL EXECUTIVE OFFICER

          /s/ WILLARD R. HILDEBRAND                President and Chief Executive       November 3, 1997
---------------------------------------------      Officer
            Willard R. Hildebrand

         PRINCIPAL FINANCIAL OFFICER

             /s/ DANIEL J. SMOKE                   Vice President and Chief            November 3, 1997
---------------------------------------------      Financial Officer
               Daniel J. Smoke

        PRINCIPAL ACCOUNTING OFFICER

             /s/ CRAIG R. MACKUS                   Secretary and Controller            October 31, 1997
---------------------------------------------
               Craig R. Mackus

        BOARD OF DIRECTORS OF BUCYRUS
             INTERNATIONAL, INC.

              /s/ KIM A. MARVIN                    Director                            October 31, 1997
---------------------------------------------
                Kim A. Marvin

           /s/ KENNETH A. PEREIRA                  Director                            October 31, 1997
---------------------------------------------
             Kenneth A. Pereira

          /s/ LAWRENCE W. WARD, JR.                Director                            October 31, 1997
---------------------------------------------
            Lawrence W. Ward, Jr.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, BOONVILLE MINING SERVICES, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SOUTH MILWAUKEE, STATE OF WISCONSIN, ON THIS 31ST DAY OF OCTOBER, 1997.

                                          By:  /s/ TIMOTHY W. SULLIVAN

                                          --------------------------------------
                                          Name: Timothy W. Sullivan
                                          Title: Chairman of the Board, Chief
                                          Executive Officer, President and
                                          General Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Daniel J. Smoke or Craig R. Mackus, or either of them, as his or her attorney in fact, to sign and to file any amendments, including post effective amendments, to this Registration Statement.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
         PRINCIPAL EXECUTIVE OFFICER

           /s/ TIMOTHY W. SULLIVAN                 Chief Executive Officer,            October 31, 1997
---------------------------------------------      President and General Manager
             Timothy W. Sullivan

         PRINCIPAL FINANCIAL OFFICER

             /s/ CRAIG R. MACKUS                   Vice President - Finance,           October 31, 1997
---------------------------------------------      Treasurer and Assistant
               Craig R. Mackus                     Secretary

        PRINCIPAL ACCOUNTING OFFICER

              /s/ TRACY A. GORE                    Controller                          October 31, 1997
---------------------------------------------
                Tracy A. Gore

       BOARD OF DIRECTORS OF BOONVILLE
            MINING SERVICES, INC.

           /s/ TIMOTHY W. SULLIVAN                 Chairman of the Board and           October 31, 1997
---------------------------------------------      Director
             Timothy W. Sullivan

             /s/ CRAIG R. MACKUS                   Director                            October 31, 1997
---------------------------------------------
               Craig R. Mackus

          /s/ RONALD H. BEHLENDORF                 Director                            November 3, 1997
---------------------------------------------
            Ronald H. Behlendorf

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, MINSERCO, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SOUTH MILWAUKEE, STATE OF WISCONSIN, ON THIS 31ST DAY OF OCTOBER, 1997.

                                          By:  /s/ TIMOTHY W. SULLIVAN

                                          --------------------------------------
                                          Name: Timothy W. Sullivan
                                          Title: Chairman of the Board, Chief
                                          Executive Officer, President and
                                          General Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Daniel J. Smoke or Craig R. Mackus, or either of them, as his or her attorney in fact, to sign and to file any amendments, including post effective amendments, to this Registration Statement.

                  SIGNATURE                                      TITLE                         DATE
                  ---------                                      -----                         ----
         PRINCIPAL EXECUTIVE OFFICER

           /s/ TIMOTHY W. SULLIVAN                 Chief Executive Officer, President    October 31, 1997
---------------------------------------------      and General Manager
             Timothy W. Sullivan

         PRINCIPAL FINANCIAL OFFICER

             /s/ CRAIG R. MACKUS                   Vice President - Finance,             October 31, 1997
---------------------------------------------      Treasurer, Assistant Secretary and
               Craig R. Mackus                     Assistant Treasurer

        PRINCIPAL ACCOUNTING OFFICER

           /s/ RICHARD A. SIEBOLD                  Controller                            October 31, 1997
---------------------------------------------
             Richard A. Siebold

    BOARD OF DIRECTORS OF MINSERCO, INC.

           /s/ TIMOTHY W. SULLIVAN                 Chairman of the Board and Director    October 31, 1997
---------------------------------------------
             Timothy W. Sullivan

             /s/ CRAIG R. MACKUS                   Director                              October 31, 1997
---------------------------------------------
               Craig R. Mackus

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, VON'S WELDING, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SOUTH MILWAUKEE, STATE OF WISCONSIN, ON THIS 31ST DAY OF OCTOBER, 1997.

                                          By:  /s/ TIMOTHY W. SULLIVAN

                                          --------------------------------------
                                          Name: Timothy W. Sullivan
                                          Title: Chairman of the Board, Chief
                                          Executive Officer, President and
                                          General Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Daniel J. Smoke or Craig R. Mackus, or either of them, as his or her attorney in fact, to sign and to file any amendments, including post effective amendments, to this Registration Statement.

                  SIGNATURE                                      TITLE                         DATE
                  ---------                                      -----                         ----
         PRINCIPAL EXECUTIVE OFFICER

           /s/ TIMOTHY W. SULLIVAN                 Chief Executive Officer, President    October 31, 1997
---------------------------------------------      and General Manager
             Timothy W. Sullivan

         PRINCIPAL FINANCIAL OFFICER

             /s/ CRAIG R. MACKUS                   Vice President - Finance,             October 31, 1997
---------------------------------------------      Treasurer, Assistant Secretary and
               Craig R. Mackus                     Assistant Treasurer

        PRINCIPAL ACCOUNTING OFFICER

           /s/ RICHARD A. SIEBOLD                  Controller                            October 31, 1997
---------------------------------------------
             Richard A. Siebold

         BOARD OF DIRECTORS OF VON'S
                WELDING, INC.

           /s/ TIMOTHY W. SULLIVAN                 Chairman of the Board and Director    October 31, 1997
---------------------------------------------
             Timothy W. Sullivan

             /s/ CRAIG R. MACKUS                   Director                              October 31, 1997
---------------------------------------------
               Craig R. Mackus

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                         Page
                                         ----
Summary................................     1
Risk Factors...........................    13
The Exchange Offer.....................    19
Acquisition of the Company by AIP......    29
Capitalization.........................    30
Unaudited Pro Forma Combined Condensed
  Financial Statements.................    31
Selected Historical Consolidated
  Financial Information................    42
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    44
Business...............................    51
Management.............................    67
Certain Relationships and Related
  Transactions.........................    71
Principal Shareholders.................    72
Revolving Credit Facility..............    73
Description of the Notes...............    74
Exchange Offer; Registration Rights....   100
Plan of Distribution...................   105
Legal Matters..........................   106
Independent Auditors...................   106
Available Information..................   106
Index to Financial Statements..........   F-1

$150,000,000

BUCYRUS
INTERNATIONAL, INC.

9 3/4% SENIOR NOTES
DUE 2007
                                      LOGO

PROSPECTUS

DATED NOVEMBER   , 1997

                                 EXHIBIT INDEX
                     TO REGISTRATION STATEMENT ON FORM S-4
                                      FOR
                          BUCYRUS INTERNATIONAL, INC.
                        BOONVILLE MINING SERVICES, INC.
                                 MINSERCO, INC.
                              VON'S WELDING, INC.

 EXHIBIT                                                      INCORPORATED HEREIN BY     FILED
 NUMBER                      DESCRIPTION                          REFERENCE FROM        HEREWITH
 -------                     -----------                      ----------------------    --------
  2.1     Agreement and Plan of Merger dated August 21,      Exhibit 1 to Bucyrus
          1997, between Bucyrus International, Inc.,         International, Inc.'s
          American Industrial Partners Acquisition Company,  Tender Offer
          LLC and Bucyrus Acquisition Corp.                  Solicitation/
                                                             Recommendation Statement
                                                             on Schedule 14D-9 filed
                                                             with the Commission on
                                                             August 26, 1997
  2.2     Certificate of Merger dated September 26, 1997,    Exhibit 2.2 to Bucyrus
          issued by the Secretary of State of the State of   International, Inc.'s
          Delaware                                           Current Report on Form
                                                             8-K filed with the
                                                             Commission on October 10,
                                                             1997
  2.3     Asset Purchase Agreement dated July 21, 1997, by   Exhibit 2.1 to Bucyrus
          and among The Marion Power Shovel Company, Marion  International, Inc.'s
          Power Shovel Pty Ltd, Intool International B.V.,   Current Report on Form
          Global-GIX Canada Inc., and Global Industrial      8-K filed with the
          Technologies, Inc. (Sellers) and Bucyrus           Commission on September
          International, Inc., Bucyrus (Australia)           2, 1997
          Proprietary Ltd., Bucyrus (Africa) (Proprietary)
          Limited, and Bucyrus Canada Limited (Buyers)
          [REDACTED PORTIONS ARE SUBJECT TO A REQUEST FOR
          CONFIDENTIAL TREATMENT ON FILE WITH THE
          SECURITIES AND EXCHANGE COMMISSION]
  2.4     Second Amended Joint Plan of Reorganization of     Exhibit 2.1 to Bucyrus
          B-E Holdings, Inc. And Bucyrus-Erie Company under  International, Inc.'s
          Chapter 11 of the Bankruptcy Code, as modified on  Current Report on Form
          December 1, 1994, including Exhibits               8-K filed with the
                                                             Commission and dated
                                                             December 1, 1994
  2.5     Order dated December 1, 1994 of the U.S.           Exhibit 2.2 to Bucyrus
          Bankruptcy Court, Eastern District of Wisconsin    International, Inc.'s
          confirming the Second Amended Joint Plan of        Current Report on Form
          Reorganization of B-E Holdings, Inc. And Bucyrus-  8-K filed with the
          Erie Company under Chapter 11 of the Bankruptcy    Commission and dated
          Code, as modified on December 1, 1994, including   December 1, 1994
          Exhibits

     3.1   Restated Certificate of Incorporation of Bucyrus               Exhibit 3.1 to Bucyrus
           International, Inc.                                            International, Inc.'s Current
                                                                          Report on Form 8-K filed with
                                                                          the Commission on October 10,
                                                                          1997
     3.2   By-laws of Bucyrus International, Inc.                         Exhibit 3.2 to Bucyrus
                                                                          International, Inc.'s Current
                                                                          Report on Form 8-K filed with
                                                                          the Commission on October 10,
                                                                          1997
     3.3   Certificate of Incorporation of Boonville Mining Services,                                             x
           Inc.
     3.4   By-laws of Boonville Mining Services, Inc.                                                             x
     3.5   Certificate of Incorporation of Minserco, Inc.                                                         x
     3.6   By-laws of Minserco, Inc.                                                                              x
     3.7   Articles of Incorporation of Von's Welding, Inc.                                                       x
     3.8   By-laws of Von's Welding, Inc.                                                                         x
     4.1   Indenture of Trust dated as of September 24, 1997 among                                                x
           Bucyrus International, Inc., Boonville Mining Services, Inc.,
           Minserco, Inc., and Von's Welding, Inc. and Harris Trust and
           Savings Bank, Trustee
     4.2   Form of Guarantee of Boonville Mining Services, Inc.,                                                  x
           Minserco, Inc. and Von's Welding, Inc. dated as of September
           24, 1997 in favor of Harris Trust and Savings Bank as Trustee under the Indenture
           [INCLUDED AS EXHIBIT E TO EXHIBIT 4.1 ABOVE]
     4.3   Form of Bucyrus International, Inc.'s 9 3/4% Senior Note due                                           x
           2007 to be issued in the Exchange Offer subject to this
           Registration Statement of Form S-4
           [INCLUDED AS EXHIBIT B TO EXHIBIT 4.1 ABOVE]
     4.4   Form of Bucyrus International, Inc.'s 9 3/4% Senior Note due
           2007 issued as of September 24, 1997
           [INCLUDED AS EXHIBIT A TO EXHIBIT 4.1 ABOVE]
                                                                                                                  x
     5.1   Opinion of Whyte Hirschboeck Dudek S.C. as to legality of the                                          x    *
           9 3/4% Senior Notes to be issued in the Exchange Offer
           subject to this Registration Statement on Form S-4

 EXHIBIT                                                      INCORPORATED HEREIN BY     FILED
 NUMBER                      DESCRIPTION                          REFERENCE FROM        HEREWITH
 -------                     -----------                      ----------------------    --------
    10.1   Credit Agreement dated September 24, 1997 between Bank One,    Exhibit 3.2 to Bucyrus
           Wisconsin and Bucyrus International, Inc.                      International, Inc.'s Current
                                                                          Report on Form 8-K filed with
                                                                          the Commission on October 10,
                                                                          1997
    10.2   Management Services Agreement by and among Bucyrus                                                     x
           International, Inc., Boonville Mining Services, Inc.,
           Minserco, Inc. and Von's Welding, Inc. and American
           Industrial Partners
    10.3   Registration Agreement dated September 24, 1997 by and among                                           x
           Bucyrus International, Inc., Boonville Mining Services, Inc.,
           Minserco, Inc. and Von's Welding, Inc. and Salomon Brothers,
           Inc., Jefferies & Company, Inc. and Donaldson, Lufkin &
           Jenrette Securities Corporation
    10.4   Joint Prosecution Agreement dated as of August 21, 1997 by     Exhibit 9 to Bucyrus
           and among Bucyrus International, Inc. and Jackson National     International, Inc.'s Tender
           Life Insurance Company                                         Offer Solicitation/
                                                                          Recommendation Statement on
                                                                          Schedule 14D-9 filed with the
                                                                          Commission on August 26, 1997
    10.5   Employment Agreement between Bucyrus International, Inc. and   Exhibit 10.27 to Bucyrus
           W.R. Hildebrand dated as of March 11, 1996                     International, Inc.'s Annual
                                                                          Report on Form 10-K for the
                                                                          year ended December 31, 1995
    10.6   Employment Agreement between Bucyrus International, Inc. and   Exhibit 10.38 to Bucyrus
           D.J. Smoke dated as of November 7, 1996                        International, Inc.'s Annual
                                                                          Report on Form 10-K for the
                                                                          year ended December 31, 1996
    10.7   Employment Agreement between Bucyrus International, Inc. and   Exhibit 10.17 to Bucyrus
           C.R. Mackus dated as of May 21, 1997                           International, Inc.'s Quarterly
                                                                          Report on Form 10Q for the
                                                                          quarter ended June 30, 1997
    10.8   Employment Agreement between Bucyrus International, Inc. and   Exhibit 10.18 to Bucyrus
           M.G. Onsager dated as of May 21, 1997                          International, Inc.'s Quarterly
                                                                          Report on Form 10Q for the
                                                                          quarter ended June 30, 1997

 EXHIBIT                                                                  INCORPORATED HEREIN BY              FILED
 NUMBER                      DESCRIPTION                                      REFERENCE FROM                 HEREWITH
 -------                     -----------                                  ----------------------             --------
    10.9   Employment Agreement between Bucyrus International, Inc. and   Exhibit 10.19 to Bucyrus
           T.B. Phillips dated as of May 21, 1997                         International, Inc.'s Quarterly
                                                                          Report on Form 10Q for the
                                                                          quarter ended June 30, 1997
    10.10  Employment Agreement between Bucyrus International, Inc. and   Exhibit 10.20 to Bucyrus
           T.W. Sullivan dated as of May 21, 1997                         International, Inc.'s Quarterly
                                                                          Report on Form 10Q for the
                                                                          quarter ended June 30, 1997
    10.11  Annual Management Incentive Plan for 1996, adopted by Board    Exhibit 10.41 to Bucyrus
           of Directors February 29, 1996                                 International, Inc.'s Annual
                                                                          Report on Form 10-K for the
                                                                          year ended December 31,
    12.1   Statements regarding Computations of Ratios                                                            x*
    21.1   Subsidiaries of Bucyrus International, Inc.                                                            x
    23.1   Consent of Deloitte & Touche LLP                                                                       x
    23.2   Consent of Arthur Andersen LLP                                                                         x
    23.3   Consent of Whyte Hirschboeck Dudek S.C.                                                                x*
           [INCLUDED IN EXHIBIT 5.1 ABOVE]
    24.1   Powers of Attorney                                                                                     x
           [INCLUDED AS PART OF THE SIGNATURE PAGES TO THIS REGISTRATION
           STATEMENT ON FORM S-4]
    25.1   Statement of Eligibility of Harris Trust and Savings Bank as                                           x
           Trustee under the Indenture on Form T-1 under the Trust
           Indenture Act of 1939, as amended
    27.1   Financial Data Schedule                                                                                x
    99.1   Letter of Transmittal                                                                                  x*
    99.2   Notice of Guaranteed Delivery                                                                          x*
    99.3   Instructions to Holders of Bucyrus International, Inc.'s                                               x*
           Outstanding 9 3/4% Senior Notes Due 2007

-------------------------
* To be filed by Amendment